    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 1997



                                                      REGISTRATION NO. 333-36273

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             DYERSBURG CORPORATION
             (Exact name of Registrant as specified in its charter)

           TENNESSEE                            2257                           62-1363247
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                              1315 PHILLIPS STREET
                           DYERSBURG, TENNESSEE 38024
                                 (901) 285-2323
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                      SEE TABLE OF ADDITIONAL REGISTRANTS
                             ---------------------

                           WILLIAM S. SHROPSHIRE, JR.
   EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER
                             DYERSBURG CORPORATION
                              1315 PHILLIPS STREET
                           DYERSBURG, TENNESSEE 38024
                                 (901) 285-2323
 (Name, Address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                        Copies of all communications to:

                                         J. PAGE DAVIDSON
                                      BASS, BERRY & SIMS PLC
                                    2700 FIRST AMERICAN CENTER
                                    NASHVILLE, TENNESSEE 37238
                                          (615) 742-6200

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________
                             ---------------------


     THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

================================================================================

                       TABLE OF ADDITIONAL REGISTRANTS(1)


                                                       STATE OR OTHER    PRIMARY STANDARD       I.R.S.
                                                      JURISDICTION OF       INDUSTRIAL         EMPLOYER
                                                      INCORPORATION OR    CLASSIFICATION    IDENTIFICATION
EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER    ORGANIZATION       CODE NUMBER          NUMBER
----------------------------------------------------  ----------------   ----------------   --------------
Dyersburg Fabrics Inc...............................  Tennessee                2257           62-0188460
Dyersburg Fabrics Limited Partnership, I............  Tennessee                2257           62-1630540
DFIC, Inc...........................................  Delaware                 2257           51-0372183
IQUE, Inc...........................................  Tennessee                2257           62-1641872
IQUEIC, Inc.........................................  Delaware                 2257           51-0374534
IQUE Limited Partnership, I.........................  Tennessee                2257           62-1641874
United Knitting Inc.................................  Tennessee                2257           62-1149522
UKIC, Inc...........................................  Delaware                 2257           51-0372181
United Knitting Limited Partnership, I..............  Tennessee                2257           62-1630542
AIH Inc.............................................  Delaware                 2257           51-0369266
Alamac Knit Fabrics, Inc............................  Delaware                 2257           56-1830964
Alamac Enterprises Inc..............................  Delaware                 2257           51-0369389


---------------


(1) The address, including zip code, and telephone number, including area code, of the additional Registrants' principal executive offices is 1315 Phillips Street, Dyersburg, Tennessee, 38024, (901) 285-2323, except for DFIC, Inc., UKIC, Inc. and IQUEIC, Inc., whose address and telephone number is 900 Market Street, Suite 200, Wilmington, DE 19801, (302) 421-7361.

                          [DYERSBURG CORPORATION LOGO]


PROSPECTUS

                               OFFER TO EXCHANGE
                             UP TO $125,000,000 OF
              9 3/4% SENIOR SUBORDINATED NOTES DUE 2007, SERIES B
                       FOR ANY AND ALL OF THE OUTSTANDING
                   9 3/4% SENIOR SUBORDINATED NOTES DUE 2007
                                       OF
                             DYERSBURG CORPORATION

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                     ON NOVEMBER 26, 1997, UNLESS EXTENDED.


            THE 9 3/4% SENIOR SUBORDINATED NOTES DUE 2007, SERIES B


      WILL BE FULLY AND UNCONDITIONALLY GUARANTEED, JOINTLY AND SEVERALLY,


      ON A SENIOR SUBORDINATED BASIS BY ALL OF THE COMPANY'S SUBSIDIARIES.


    Dyersburg Corporation, a Tennessee corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange an aggregate of up to $125,000,000 principal amount of 9 3/4% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an identical face amount of the issued and outstanding 9 3/4% Senior Subordinated Notes due 2007 (individually as the "144A Notes," "IAI Notes" and "Reg S Notes"; collectively as the "Series A Notes"; and, together with the Exchange Notes, the "Notes") of the Company from the Holders (as defined herein) thereof in integral multiples of $1,000. As of the date of this Prospectus, there is $125,000,000 in aggregate principal amount of the Series A Notes outstanding. The terms of the Exchange Notes are identical in all material respects to the Series A Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer described in the Registration Rights Agreement (as defined herein), which provisions generally will terminate as to all of the Notes upon the consummation of the Exchange Offer. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Series A Notes, and will be entitled to the benefits of the same Indenture (as defined herein). See "The Exchange Offer."

    Interest on the Exchange Notes will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 1998. The Exchange Notes will mature on September 1, 2007. The Exchange Notes are redeemable at any time on or after September 1, 2002 at the option of the Company, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a Change of Control (as defined herein), each holder of the Exchange Notes may require the Company to purchase all or a portion of such holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Exchange Notes -- Repurchase at the Option of Holders."

    The Exchange Notes will be unsecured senior subordinated obligations of the Company and, as such, will be subordinated in right of payment to all existing and future senior indebtedness of the Company. The Exchange Notes will rank pari passu in right of payment with all other existing and future senior subordinated indebtedness, if any, of the Company, and senior in right of payment to all existing and future subordinated indebtedness, if any, of the Company. The Exchange Notes will be guaranteed, jointly and severally, on a senior subordinated basis (the "Guarantees") by all of the Company's subsidiaries (the "Guarantors" and, together with the Company, the "Issuers"). The Guarantees will be unsecured senior subordinated obligations of the Guarantors and will be subordinated to all existing and future Senior Debt (as defined herein) of the Guarantors. See "Description of the Exchange Notes -- Subsidiary Guarantees." As of July 5, 1997, on a pro forma basis after giving effect to the Transactions (as defined herein), the Company and the Guarantors would have had approximately $86.9 million in aggregate principal amount of Senior Debt (as defined) outstanding.
                                             (cover page continued on next page)

     SEE "RISK FACTORS," BEGINNING ON PAGE 10, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     UNTIL JANUARY 22, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.


                The Date of this Prospectus is October 24, 1997.

     The Company will accept for exchange any and all validly tendered Series A Notes on or prior to the Expiration Date (as defined herein). Tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. The Exchange Offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange. For certain conditions to the Exchange Offer, see "The Exchange Offer -- Conditions."

     The Series A Notes were offered and sold on August 27, 1997 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Series A Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act.

     The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. The Company has agreed to pay the expenses of the Exchange Offer. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Series A Notes may be offered for resale, resold or otherwise transferred by any person in whose name Series A Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder (a "Holder") thereof (other than any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In some cases, certain broker-dealers may be required to deliver a prospectus in connection with the resale of such Exchange Notes.

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for such Series A Notes where such Series A Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities (other than Series A Notes acquired directly from the Company). The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

     Prior to this Exchange Offer, there has been no public market for the Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on any securities exchange nor does the Company intend to apply for quotation of the Exchange Notes on the NASDAQ National Market or other quotation system. The Initial Purchasers (as defined herein) have indicated to the Company that they intend to make a market in the Notes, but are not obligated to do so and such market-making activities may be discontinued at any time. As a result, no assurance can be given that an active trading market for the Exchange Notes will develop.

     The Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Exchange Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Notwithstanding the foregoing, Series A Notes held in certificated form will be exchanged solely for Certificated Exchange Notes (as defined herein). After the initial issuance of the Global Exchange Note, Certificated Exchange Notes will be issued in exchange for the Global Exchange Note only on the terms set forth in the Indenture. See "Description of the Exchange Notes -- Book-Entry, Delivery and Form."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 and at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     While any Series A Notes remain outstanding, the Company will make available, upon request, to any Holder and any prospective purchaser of Series A Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Treasurer of the Company at 1315 Phillips Street, Dyersburg, Tennessee 38024 (telephone number
(901) 285-2323).

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended September 28, 1996;

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended January 4, 1997, April 5, 1997 and July 5, 1997, as amended, September 23, 1997; and

          3. The Company's Current Reports on Form 8-K dated April 17, 1997, July 18, 1997, July 30, 1997 and September 2, 1997.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the consummation of the Exchange Offer, shall be deemed to be incorporated by reference herein.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     UNTIL JANUARY 22, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST WITHOUT CHARGE BY EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED FROM THE TREASURER OF THE COMPANY, 1315 PHILLIPS STREET, DYERSBURG, TENNESSEE 38024 (TELEPHONE NUMBER (901) 285-2323). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 19, 1997 (FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION MUST BE MADE).

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. The following summary information is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the historical and pro forma financial statements and notes thereto appearing elsewhere in this Prospectus. References herein to the "Company" or "Dyersburg" refer to Dyersburg Corporation and its consolidated subsidiaries, and references herein to "Alamac" refer to AIH Inc. and its consolidated subsidiaries. Unless the context otherwise requires, all references to a "fiscal" year of the Company refer to the fiscal year ended or ending on the Saturday closest to September 30 of such year.

                                  THE COMPANY

     Dyersburg is a leading manufacturer of knit fleece, jersey and stretch fabrics sold principally to domestic apparel producers. The Company's fleece fabrics are used to produce (i) outerwear apparel suitable for outdoor recreational activities, as well as casual sportswear, (ii) children's and women's sportswear, including sweatshirts and sweatpants, (iii) infant blanket sleepers and (iv) blankets and throws. The Company's jersey fabrics are used to produce a broad range of women's and children's lightweight apparel, including tops and shorts. The Company's stretch fabrics are used to produce a variety of activewear, including dancewear, swimwear, biking and running garments, recreational and casual sportswear and intimate apparel. The Company's manufacturing operations are vertically integrated, beginning with the conversion of fiber into yarn and knitting, dyeing and finishing the fabric in a wide range of styles and colors. The Company's fabrics are used in apparel marketed by leading brands such as Calvin Klein, Columbia, Health-Tex, Liz Claiborne, Osh Kosh B'Gosh, Patagonia, Polo, Tommy Hilfiger and William Carter; and sold to catalog merchants and specialty stores such as L.L. Bean and Eddie Bauer, department stores and national chains. For the twelve months ended July 5, 1997, the Company had net sales of $217.5 million and EBITDA (as defined herein) of $37.4 million.

     Dyersburg was formed in 1929 and, through the early 1990s, marketed its fabrics to apparel manufacturers that supplied children's and women's apparel. In 1992, the Company began implementing a strategy of broadening its line of higher margin, value-added knit fabrics, including outerwear fleece and stretch fabrics, and targeting manufacturers of brand name apparel, catalog merchants, specialty stores, department stores and national chains. To support this shift in strategy, over the past several years the Company has substantially upgraded its manufacturing operations and has significantly increased its marketing, research and development and customer service capabilities.

     Concurrently with the sale of the Series A Notes, Dyersburg acquired Alamac, a subsidiary of WestPoint Stevens Inc. ("WestPoint Stevens") (the "Acquisition"). Formed in 1946, Alamac is a leading manufacturer of interlock, jersey, pique and other knit fabrics sold primarily to domestic apparel producers. Alamac's interlock fabrics are used to produce men's, women's and children's turtlenecks and women's sportswear. Alamac's pique fabrics are used to produce a variety of casual wear, including golf and polo shirts. Similar to the Company's manufacturing operations, Alamac's manufacturing operations are vertically integrated. The Company believes the Acquisition will (i) expand its product line to include a complete assortment of circular knit fabrics, (ii) broaden its customer base, (iii) increase the Company's customer service capabilities, (iv) produce cost savings, (v) reduce the seasonality of the Company's sales and (vi) better position the Company to exploit industry trends, such as the shift to casual dress. For the twelve months ended July 5, 1997, after giving pro forma effect to the Transactions, the Company would have had net sales of $453.3 million and EBITDA of $59.1 million. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

                               BUSINESS STRATEGY

     The fundamental elements of the Company's business strategy include:

     Emphasizing Value-Added Fabrics. Dyersburg's primary strategy is to develop higher margin, value-added knit fabrics targeting manufacturers of brand name apparel, catalog merchants, specialty stores, department stores and national chains. The Company's value-added fabrics enable it to provide its customers with distinctive aesthetic and performance features, such as a broad variety of surface finishes, high comfort and durability and low shrinkage. As a result of their better performance and technical design characteristics, these products generally have higher margins than the Company's traditional fabrics. To support the development, manufacture and sale of these products, the Company has significantly increased the resources devoted to research and development and marketing activities and has made significant investments in its manufacturing operations.

     Increasing Manufacturing Efficiencies. The Company has invested in its manufacturing operations to provide for the flexible production of its broad line of value-added fabrics, minimize off-quality production and reduce production costs. As a result of these investments, the Company has experienced a 20% increase in net sales per average number of employees from $122,000 per employee during fiscal 1994 to $146,000 per employee during the twelve months ended July 5, 1997, and a 26% reduction in the production of irregular and second-quality fabrics. Further, manufacturing efficiencies have enabled the Company to increase on-time deliveries from 83% in fiscal 1996 to 92% for the twelve months ended July 5, 1997.

     Offering High Levels of Customer Service. The Company is committed to being an industry leader in providing superior customer service. Key elements include electronic order execution, inventory management support and timely and complete order delivery. In addition, the Company is pursuing the management of complete garment production for customers through the formation of strategic alliances with contract apparel manufacturers.

     Pursuing Strategic Acquisitions and Alliances. Dyersburg continually seeks strategic acquisitions and alliances that will enable it to add complementary product offerings and provide new customers and channels of distribution for the Company's products. For example, in 1994 the Company acquired United Knitting, Inc. ("United Knitting"), which added stretch fabrics and lightweight lining fabrics to the Company's product line. In the first nine months of fiscal 1997, 19.6% of the Company's net sales was generated from the sale of fabrics produced by United Knitting. In addition to the Acquisition, the Company is currently pursuing other strategic initiatives. See "Recent Developments."

                                THE ACQUISITION


     On August 27, 1997, the Company acquired all of the capital stock of Alamac pursuant to the terms of a Stock Purchase Agreement dated as of July 15, 1997 with WestPoint Stevens (the "Stock Purchase Agreement"). The cash purchase price (the "Purchase Price") paid in the Acquisition was $126.0 million, subject to adjustment for changes in working capital and certain other items related to pension assets and liabilities subsequent to December 31, 1996. Prior to consummation of the Acquisition, Alamac transferred all of its cash and assets related to its Whitmire, South Carolina spinning plant to WestPoint Stevens and, accordingly, such assets were not acquired in the Acquisition. In addition, Alamac sold its accounts receivable and, as a result, the Company did not acquire Alamac's accounts receivable. Accordingly, the Company estimated that it would be required to finance approximately $40.0 to $45.0 million of additional working capital. The Company used the net proceeds from the offering of Series A Notes (the "Offering"), together with borrowings under a $160.0 million revolving credit and term loan agreement (the "New Credit Facility"), to finance the Purchase Price and working capital needs, repay amounts outstanding under the Company's existing credit facility and certain other indebtedness and pay related fees and expenses. See "Use of Proceeds" and "Description of New Credit Facility." The Acquisition, such financings and the application of the net proceeds therefrom are herein collectively referred to as the "Transactions."

     The Company operates Alamac as a discrete division. The Company intends to integrate Alamac's sales and marketing personnel and other resources with the Company's existing operations to establish coordinated product development, marketing and customer service across its product lines for its combined customer base. The Company also intends to consolidate general and administrative activities, where appropriate, to eliminate redundancies and exploit economies of scale. In addition, the Company intends to invest in Alamac's manufacturing operations to improve Alamac's manufacturing productivity.

     The Company believes that the Acquisition will enhance its competitive position and business prospects based primarily on the following benefits:

     Expanded Product Line and Customer Base. The Acquisition will significantly expand the Company's line of value-added fabrics, including the addition of patterns, yarn-dyed fabrics and knit collars. Yarn-dyed fabrics can be produced in an unlimited variety of stripes and patterns, enabling Alamac to produce fabrics used in a broad line of value-added products not produced by the Company, including golf and polo shirts and uniforms. Alamac's fabrics are sold to a number of customers not currently served by the Company, particularly for use in menswear products. The Company believes the expanded customer base and the increased breadth of its product offerings following the Acquisition will create opportunities for the combined sales forces of the Company and Alamac to market to new customers and substantial cross-selling opportunities to market to existing customers.

     Cost Savings. The Company believes it can achieve operating cost savings at Alamac by eliminating certain duplicative functions and achieving efficiencies in administration and sales and marketing. The Company also believes it can realize additional manufacturing efficiencies by upgrading Alamac's manufacturing operations. The Company believes these improvements will significantly increase Alamac's manufacturing flexibility and productivity while reducing operating costs.

     Raw Material Purchasing Leverage. As a result of the Acquisition, the Company will more than double its purchases of polyester fiber. The Company believes this purchasing leverage will enhance the Company's ability to obtain this raw material at more favorable prices.

     Reduced Seasonality of the Company's Sales. The Company's sales have historically had a seasonal pattern, with approximately 63.0% of its sales in fiscal 1996 occurring during its third and fourth fiscal quarters. The Acquisition will reduce this seasonality as Alamac's product offerings do not result in any significant seasonality in its business. After giving pro forma effect to the Acquisition, net sales for each of the four fiscal quarters in fiscal 1996 would have been 20.7%, 23.4%, 29.3% and 26.6%, respectively, of total net sales in such year.

     Greater Critical Mass. The Acquisition will significantly increase the Company's revenue base. After giving pro forma effect to the Acquisition, the Company's net sales for the twelve months ended July 5, 1997 would have been $453.3 million. The Company believes that its increased size, marketing resources, production capacity and product offerings will create additional marketing and other growth opportunities.

                              RECENT DEVELOPMENTS

     On May 5, 1997, Polysindo Hong Kong Limited, a Hong Kong corporation under common control with P.T. Polysindo Eka Perkasa and PT. Texmaco Jaya (collectively, "Texmaco"), acquired from certain shareholders of the Company 3,000,000 shares, or approximately 22.8%, of the Company's outstanding common stock. Texmaco is a vertically integrated polyester chemical and textile manufacturer based in Jakarta, Indonesia. For the year ended December 31, 1996, Texmaco had operating revenue of $588.1 million. Management believes that Texmaco's investment in the Company will enhance the Company's manufacturing expertise, potential customer base and distribution capabilities, especially in the growing Asian markets where Dyersburg currently does not have a presence. For example, the Company and Texmaco are discussing the possibility of a joint venture in Indonesia to manufacture outerwear fleece for distribution in Asia; however, there can be no assurance that any such joint venture will be formed. See "Risk Factors -- Relationship with Texmaco."

                                  THE OFFERING

THE SERIES A NOTES.........  The Series A Notes were sold by the Company in the
                             Offering on August 27, 1997, and were subsequently resold to (i) Qualified Institutional Buyers (as defined herein) pursuant to Rule 144A under the Securities Act, (ii) other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
                             Act) that executed and delivered a letter containing certain representations and agreements or, (iii) outside the United States in reliance on Regulation S under the Securities Act in a manner exempt from registration under the Securities Act.

REGISTRATION RIGHTS
AGREEMENT..................  In connection with the Offering, the Company entered into the Registration Rights Agreement, which grants Holders of the Series A Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights, which generally terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.........  $125,000,000 in aggregate principal amount of
                             9 3/4% Senior Subordinated Notes due 2007, Series
                             B.

THE EXCHANGE OFFER.........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Series A Notes. As of the date hereof, $125,000,000 in aggregate principal amount of Series A Notes is outstanding. The Company will issue the Exchange Notes to Holders on or promptly after the Expiration Date. The terms of the Exchange Notes are substantially identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Series A Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange Offer." Other than compliance with applicable federal and state securities laws, including the requirement that the Registration Statement be declared effective by the Commission, there are no material federal or state regulatory requirements to be complied with in connection with the Exchange Offer.

INTEREST PAYMENTS..........  The Exchange Notes will bear interest from August
                             27, 1997, the date of issuance of the Series A Notes, or the most recent interest payment date to which interest on such Series A Notes has been paid, whichever is later. Accordingly, Holders of Series A Notes that are accepted for exchange will not receive interest on such Series A Notes that is accrued but unpaid at the time of tender, but such interest will be payable on the first interest payment date after the Expiration Date.

MINIMUM CONDITION..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Series A Notes being tendered for exchange.


EXPIRATION DATE............  5:00 p.m., New York City time, on November 26, 1997 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

EXCHANGE DATE..............  The date of acceptance for exchange of the Series A
                             Notes will be the first business day following the Expiration Date.

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Withdrawal of Tenders."

ACCEPTANCE OF SERIES A
NOTES AND DELIVERY OF
  EXCHANGE NOTES...........  The Company will accept for exchange any and all
                             Series A Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

CONDITIONS TO THE EXCHANGE
  OFFER....................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions."

PROCEDURES FOR TENDERING
  SERIES A NOTES...........  To tender pursuant to the Exchange Offer, a Holder must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, have the signatures therein guaranteed if required by instruction 4 of the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Series A Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution." By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the Holder or the person receiving such Exchange Notes, whether or not such person is the Holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the Holder nor any such other person intends to participate or has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In lieu of physical delivery of the certificates representing Series A Notes, tendering Holders may transfer Series A Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  Any beneficial owner whose Series A Notes are registered in the name of a broker, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering the Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange
                             Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES.................  Holders of Series A Notes who wish to tender their
                             Series A Notes and whose Series A Notes are not immediately available or who cannot deliver their Series A Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the requirements for book-entry transfer) prior to the Expiration Date must tender their Series A Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

FEDERAL INCOME TAX
  CONSEQUENCES.............  The issuance of the Exchange Notes to Holders pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders upon receipt of the Exchange Notes. See "Certain Federal Income Tax Consequences of the Exchange Offer."

USE OF PROCEEDS............  There will be no proceeds to the Company from the exchange of Series A Notes pursuant to the Exchange Offer.

EXCHANGE AGENT.............  State Street Bank and Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. See "The Exchange
                             Offer -- Exchange Agent."

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The form and terms of the Exchange Notes are the same as the form and terms of the Series A Notes (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will be satisfied when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the indenture pursuant to which the Series A Notes were issued (the "Indenture"). See "Description of the Exchange Notes."

SECURITIES OFFERED.........  $125,000,000 in aggregate principal amount of
                             9 3/4% Senior Subordinated Notes due 2007, Series
                             B.

MATURITY...................  September 1, 2007.

INTEREST...................  The Exchange Notes will bear interest at the rate of 9 3/4% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 1998.

GUARANTEES.................  The Exchange Notes will be guaranteed by all of the
                             Company's present and future domestic Restricted Subsidiaries.

RANKING....................  The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company. As of July 5, 1997, after giving pro forma effect to the Transactions, the Company would have had approximately $86.9 million of Senior Debt outstanding, including $79.0 million of outstanding borrowings under the New Credit Facility. In addition, the Company would have had $41.8 million of additional borrowings available under the New Credit Facility.

OPTIONAL REDEMPTION........  Except as set forth below, the Exchange Notes will not be redeemable at the option of the Company prior to September 1, 2002. Thereafter, the Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date. In addition, at any time prior to September 1, 2000, the Company may redeem up to an aggregate of $25.0 million in principal amount of Exchange Notes at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more public offerings of common stock of the Company, provided that at least $100.0 million in principal amount of Exchange Notes remains outstanding immediately following each such redemption.

CHANGE OF CONTROL..........  In the event of a Change of Control, the Company will be required to make an offer to each holder of Exchange Notes to repurchase all or any part of such holder's Exchange Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the repurchase date.

COVENANTS..................  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness (as defined), pay dividends, repurchase Equity Interests (as defined) or make other Restricted Payments (as defined), create Liens (as defined), enter into transactions with Affiliates (as defined), sell assets or enter into certain mergers and consolidations. See "Description of the Exchange Notes."


EXCHANGE OFFER,
REGISTRATION RIGHTS........  In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Issuers to effect the Exchange Offer, or if the Exchange Offer Registration Statement is not declared effective within 90 days or consummated within 120 days following the original issue of the Series A Notes, or upon the request of any of the Initial Purchasers, or if any holder of the Series A Notes is not permitted by applicable law to participate in the Exchange Offer or elects to participate in the Exchange Offer but does not receive fully tradable Exchange Notes pursuant to the Exchange Offer, the Issuers will use their best efforts to cause a shelf registration statement with respect to the resale of the Series A Notes (the "Shelf Registration Statement") to become effective within 120 days following the original issue of the Series A Notes (or within 30 days of the request of any Initial Purchaser) and to keep the Shelf Registration Statement effective for up to two years from the date the Shelf Registration Statement is declared effective by the Commission.

                             The interest rate on the Notes is subject to increase under certain circumstances if the Issuers are not in compliance with their obligations under the Registration Rights Agreement. See "Description of the Exchange Notes -- Registration Rights; Liquidated Damages."

LACK OF PRIOR MARKET FOR
THE EXCHANGE NOTES.........  The Exchange Notes will be new securities for which there is currently no established trading market. The Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes on any automated dealer quotation system. The Company has been advised by the Initial Purchasers that they presently intend to make a market in the Exchange Notes, although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no assurance can be given as to the liquidity of the trading market for the Exchange Notes or that an active public market for the Exchange Notes will develop. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. See "Risk Factors -- Absence of Public Market for the Exchange Notes."

                                  RISK FACTORS

     See "Risk Factors," beginning on page 10, for a discussion of certain factors that should be considered by holders of Series A Notes before deciding to tender Series A Notes in the Exchange Offer.

                             SUMMARY FINANCIAL DATA

     The following table sets forth summary financial data for each of the three fiscal years in the period ended September 28, 1996, for the nine months ended June 29, 1996 and as of and for the nine and twelve months ended July 5, 1997. The historical data for each of the three fiscal years in the period ended September 28, 1996 have been derived from audited financial statements of the Company which are included herein. The historical data for the nine months ended June 29, 1996 and as of and for the nine and twelve months ended July 5, 1997 have been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. The historical data for the nine months ended July 5, 1997 do not purport to be indicative of results to be expected for the full fiscal year. The pro forma data have been derived from the historical financial statements of the Company and Alamac and give pro forma effect to the Transactions as if they had occurred on October 1, 1995, in the case of the statement of operations, other and operating data, and July 5, 1997, in the case of the balance sheet data. The following information is qualified by reference to, and should be read in conjunction with, "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of the Company and Alamac and related notes thereto included elsewhere herein.

                                                                                                              PRO FORMA
                                                                                                    ------------------------------
                                                                                          TWELVE                 NINE      TWELVE
                                  FISCAL YEAR ENDED                 NINE MONTHS ENDED     MONTHS                MONTHS     MONTHS
                      ------------------------------------------   -------------------    ENDED                 ENDED      ENDED
                      OCTOBER 1,   SEPTEMBER 30,   SEPTEMBER 28,   JUNE 29,   JULY 5,    JULY 5,     FISCAL    JULY 5,    JULY 5,
                         1994          1995            1996          1996       1997       1997       1996       1997       1997
                      ----------   -------------   -------------   --------   --------   --------   --------   --------   --------
                                                     (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENT OF
  OPERATIONS DATA:
Net sales...........   $180,520      $199,413        $195,866      $136,574   $158,214   $217,506   $417,885   $341,942   $453,314
Cost of sales.......    139,754       159,245         152,884       108,290    120,677    165,271    351,413    282,211    373,682
Gross profit........     40,766        40,168          42,982        28,284     37,537     52,235     66,472     59,731     79,632
Selling, general and
  administrative
  expenses..........     16,223        17,447          20,707        14,418     18,538     24,827     36,091     28,558     38,773
Operating income....     24,543        22,721          22,275        13,866     18,999     27,408     30,381     31,173     40,859
OTHER DATA:
EBITDA (1)..........   $ 33,173      $ 32,722        $ 31,848      $ 21,117   $ 26,717   $ 37,448   $ 48,013   $ 45,068   $ 59,126
Depreciation and
  amortization......     10,533        12,030          11,602         8,773      9,228     12,057     19,661     15,405     20,284
Capital
  expenditures......     14,278        12,816          11,778        10,777      5,685      6,686     16,776      9,804     11,319
Ratio of EBITDA to
  interest expense
  (2)...............                                                                                     2.0x       2.6x       2.5x
OPERATING DATA:
Net sales per
  average number of
  employees (in
  thousands)........   $    122      $    131        $    135      $     94   $    106   $    146
Average number of
  employees.........      1,476         1,520           1,456         1,451      1,499      1,491
Average selling
  price per pound of
  fabric sold.......   $   3.54      $   3.79        $   4.03      $   4.01   $   4.27   $   4.21
Total pounds of
  fabric (in
  millions).........       51.0          52.6            48.6          34.0       36.7       51.3

                                                               AS OF JULY 5, 1997
                                                              --------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ---------
                                                                  (DOLLARS IN
                                                                   THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................  $ 57,346   $ 71,361
Property, plant and equipment, net..........................    65,685    149,656
Total assets................................................   205,367    356,395
Long-term obligations (including current portion)...........    75,837    211,895
Shareholders' equity........................................    96,189     95,389

------------------------------
(1) EBITDA represents income before interest and amortization of debt costs, federal and state income taxes, depreciation and amortization and extraordinary items. In fiscal 1995, EBITDA also excludes the write-down of fixed assets. EBITDA is generally considered to provide information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
(2) Interest expense includes the amortization of debt costs.

                                  RISK FACTORS

     In addition to the other information set forth and incorporated by reference herein, Holders of Series A Notes should carefully consider the following information in evaluating the Company and its business before deciding to tender the Series A Notes in the Exchange Offer. The information contained and incorporated by reference herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors, including those discussed below, could cause results to differ materially from those anticipated by such forward-looking statements. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included or incorporated by reference herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma" or "anticipates," or the negative thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. The risk factors set forth below are generally applicable to the Series A Notes as well as the Exchange Notes.

SUBSTANTIAL LEVERAGE

     The Company has substantial indebtedness and, as a result, significant debt service obligations. As of July 5, 1997, after giving pro forma effect to the Transactions, the Company would have had approximately $211.9 million of long-term indebtedness (including current portion, but excluding an estimated $40.0 to $45.0 million anticipated to be required to finance working capital needs following the Acquisition), which would have represented 69.0% of its total capitalization, and would have had approximately $41.8 million of additional borrowings available under the New Credit Facility. See "Capitalization." In addition, the Indenture and the Company's other debt instruments allow the Company to incur additional indebtedness under certain circumstances. The Company's ability to make payments with respect to the Exchange Notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control.

     Upon the issuance of the Series A Notes, the Company's interest expense increased compared to prior years. The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the New Credit Facility, will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due for the foreseeable future. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

     The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired, (ii) a substantial portion of the Company's cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations, (iii) certain of the Company's indebtedness contain financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends, sales of assets and minimum net worth requirements, (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest which exposes the Company to the risk of greater interest rates and (v) the Company may be more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and make the Company more vulnerable to changes in the industry and changing economic conditions. As a result of the Company's level of indebtedness, its financial capacity to respond to market conditions, extraordinary capital needs and other factors may be limited.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Indenture governing the terms of the Exchange Notes contains certain covenants limiting, subject to certain exceptions, the incurrence of additional indebtedness, the payment of dividends, the redemption of capital stock, the making of certain investments, the issuance of capital stock of subsidiaries, the creation of liens and other restrictions affecting the Company's subsidiaries, the issuance of guarantees, transactions with affiliates, asset sales and certain mergers and consolidations. A breach of any of these covenants could result in an event of default under the Indenture. In addition, the New Credit Facility and the instruments governing the Company's other indebtedness contain other more restrictive covenants and require the Company to satisfy certain financial tests. The Company's ability to comply with such covenants and to satisfy such financial tests may be affected by events beyond its control. A breach of any of these covenants could result in an event of default under the New Credit Facility. In the event of a default under the New Credit Facility, the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable, and the lenders under the New Credit Facility could terminate all commitments thereunder. In addition, a default under the New Credit Facility or the instruments governing the Company's other indebtedness could constitute a cross-default under the Indenture and any instruments governing the Company's other indebtedness, and a default under the Indenture could constitute a cross-default under the New Credit Facility and any instruments governing the Company's other indebtedness. In the event of a default under the New Credit Facility or other Senior Debt of the Company, the subordination provisions of the Indenture may restrict payments with respect to the Exchange Notes. See " -- Subordination," "Description of the Exchange Notes -- Certain Covenants" and "Description of New Credit Facility."

SUBORDINATION

     The payment of principal of and interest on, and any premium or other amounts owing in respect of, the Exchange Notes is subordinate to the prior payment in full of all existing and future Senior Debt of the Company, including all amounts owing under the New Credit Facility. As of July 5, 1997, after giving pro forma effect to the Transactions, the aggregate amount of such Senior Debt of the Company would have been $86.9 million, including secured debt outstanding under the New Credit Facility. Similarly, the payment of amounts due under guarantees of the Exchange Notes is subordinate to the prior payment in full of all existing and future Senior Debt of the Guarantors, including all amounts owing pursuant to the Guarantors' guarantees of amounts outstanding under the New Credit Facility. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company or any of the Guarantors, assets of the Company or such Guarantor, as the case may be, will be available to pay obligations under the Exchange Notes or the Guarantee of such Guarantor, as the case may be, only after all of its Senior Debt has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on all or any of the Exchange Notes or Guarantees, as the case may be. In addition, under certain circumstances, the Company and the Guarantors may be prohibited by the Indenture from paying amounts due in respect of the Exchange Notes or the Guarantees, or from purchasing, redeeming or otherwise acquiring Exchange Notes, if a payment or non-payment default exists with respect to certain Senior Debt. See "Description of the Exchange Notes -- Subordination" and "Description of the Exchange
Notes -- Subsidiary Guarantees."

RISKS RELATING TO THE ACQUISITION

     The Acquisition significantly increased the size of the Company's operations, which will substantially increase the demands placed upon the Company's management, including demands resulting from the need to integrate the accounting systems, management information systems and other operations of Alamac with those of the Company. Successful integration of Alamac's operations will depend primarily on the Company's ability to manage effectively Alamac's manufacturing operations and to eliminate redundancies and excess costs. The success of the Company's integration of Alamac may depend on the retention of certain current Alamac management. Although the Company intends to retain such employees, there can be no assurance that such individuals will remain with the Company following the Acquisition. The integration of Alamac may result in unforeseen difficulties that require a disproportionate amount of management's attention and the

Company's resources. There can be no assurance that the Company will be able to integrate effectively the operations of Alamac. Failure to integrate effectively the operations of the acquired business with those of the Company would have a material adverse effect on the Company.

     Additionally, the Company's strategy includes pursuing strategic acquisitions that complement the Company's existing product offerings. Any such acquisition will also involve risks, including the possible increase in the Company's indebtedness, the possible inability to integrate the operations of the acquired business, the expenses incurred in connection with the acquisition, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired business. There can be no assurance that the Company will be able to make any such acquisitions or, if made, that the Company will be able to integrate effectively the operations of the acquired business.

CYCLICAL AND COMPETITIVE NATURE OF TEXTILE INDUSTRY

     Demand for textile products, including those offered by the Company, tends to fluctuate with the general business cycle of the United States economy. In addition, the popularity, supply and demand for particular textile products may change significantly from year to year based on prevailing fashion trends and other factors. These factors have contributed to fluctuations in the sales and profitability of certain textile products and in the Company's results of operations. A decline in the demand for textile products, an increase in the supply of textile products due to expansion of capacity within the domestic or foreign textile industry, changes in fashion trends or deteriorating economic conditions could have a material adverse effect on the Company's results of operations and financial condition.

     The textile industry is highly competitive. The Company's competitors include large, vertically integrated textile companies and numerous smaller companies. Increases in domestic capacity and imports of foreign-made textile and apparel products are a source of significant competition. Competition in the form of imported textile and apparel products, pricing strategies of domestic competitors and the proliferation of newly styled fabrics competing for fashion acceptance have been factors affecting the Company's business environment. The primary competitive factors in the textile industry are product styling and differentiation, quality, price, manufacturing flexibility, delivery time and customer service. The importance of these factors is determined by the needs of particular customers and the characteristics of particular products. The failure of the Company to compete effectively with respect to any of these key factors or to keep pace with rapidly changing markets could have a material adverse effect on the Company's business. See "Business -- Competition."

     The Company's sales growth and improved operating performance in recent periods is attributable in part to increased sales of value-added knit fabrics that have produced higher profit margins than the Company's traditional lines of products. The Company's future success will depend in part on its ability to continue to develop new products. There can be no assurance that the Company will be successful in developing or marketing such products or broadening its customer base. See "Business -- Products."

RAW MATERIAL PRICE VOLATILITY

     The costs of the Company's raw materials fluctuate significantly from time to time due to cyclical price fluctuations, changes in supply and demand, market disturbances and changes in the prices of petroleum (the principal raw material in the production of acrylic and polyester) and cotton. While the Company continually strives to reduce its raw material costs, such efforts may not always be sufficient to offset price increases in these raw materials. Moreover, no assurance can be given that the Company will be able to pass any cost increases on to its customers. In an effort to minimize the effects of raw material price volatility, the Company contractually commits to purchases up to nine months in advance. The Company has not historically engaged in hedging transactions with respect to raw materials purchases but may do so in the future. Failure to engage in such hedging transactions may result in increased raw material price volatility. There can be no assurance that, in the event the Company engages in hedging transactions with respect to raw materials purchases in the future, such transactions would ameliorate raw material price volatility or that such transactions would not result in trading losses. Although the Company believes that sources of its principal raw materials will continue to be adequate to meet requirements and that alternative sources are available, it is possible that events beyond its control could have an adverse effect on the cost or availability of fiber supplies. See "Business -- Raw Materials."

DEPENDENCE ON MANAGEMENT

     The Company is dependent upon the services of its executive officers for management of the Company. The loss or interruption of the continued full-time services of certain of these executives could have a material adverse effect on the Company, and there can be no assurance that the Company would be able to find replacements with equivalent skills or experience. The success of the Company's integration of Alamac may depend on the retention of certain current Alamac management. Although the Company intends to retain such employees, there can be no assurance that such individuals will remain with the Company following the Acquisition.

RELATIONSHIP WITH TEXMACO


     On May 5, 1997, Texmaco acquired from certain shareholders of the Company 3,000,000 shares, or approximately 22.8%, of the Company's outstanding common stock. In connection with such purchase, Texmaco stated its intention to acquire additional shares of the Company's common stock so that it would own a majority of the common stock prior to November 5, 1998. On April 8, 1997, the Company and Texmaco entered into an agreement pursuant to which, among other things, Texmaco has certain preemptive rights to acquire equity securities of the Company and has the right to designate three persons to serve on the Company's Board of Directors. By virtue of its ownership in the Company and representation on the Company's Board of Directors, Texmaco will be in a position to exert substantial influence on the business policies of the Company. The acquisition of a controlling interest in the Company by Texmaco would not constitute a Change of Control under the terms of the Indenture.


     Texmaco has stated that it acquired the shares of common stock for the purpose of forming a business relationship with the Company. The Company and Texmaco are discussing the possible formation of a joint venture to manufacture outerwear fleece fabric in Indonesia for distribution in Asia. There is currently no agreement as to the terms of the Company's participation in such a joint venture, including any capital contribution required of the Company. Any capital contribution by the Company may increase its indebtedness under the New Credit Facility or otherwise. There can be no assurance that the joint venture will be formed, and the Company is unable to predict the effect of any such joint venture or other business relationship with Texmaco on the Company's results of operations or liquidity.

GOVERNMENT POLICY; IMPORT REGULATIONS

     The domestic textile market is subject to various U.S. governmental policies affecting raw material costs and product supply. In addition, the policies of foreign governments may, directly or indirectly, affect the domestic market. Because U.S. textile companies are generally prohibited from importing cotton, the Company must purchase its cotton in the domestic market. From time to time prior to 1991, price imbalances between world and domestic cotton prices existed. A series of U.S. legislative initiatives has resulted in the reduction of the Company's effective cotton costs to near world levels. Because the availability and cost of cotton are affected by U.S. agricultural policies, the Company may experience increased cotton costs that cannot be entirely passed on to its customers.

     The extent of import protection afforded by the U.S. government to domestic textile producers has been, and is likely to remain, subject to considerable domestic political deliberation. In view of the labor cost advantages and the number of foreign producers of textile products that compete with certain of the Company's products, substantial elimination of import protection for domestic textile manufacturers could have a material adverse effect on the Company's business. In January 1995, a new multilateral trade organization, the World Trade Organization ("WTO"), was formed by the members of the General Agreement on Tariffs and Trade ("GATT") to replace GATT. This new body has set forth the mechanisms by which world trade in textiles and clothing will be progressively liberalized with the elimination of quotas and the reduction of duties. The implementation began in January 1995 with the phasing out of quotas and the reduction of duties to take place over a ten-year period. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: yarns, fabrics, made-up textiles and apparel. As it implements the WTO mechanisms, the U.S. government is negotiating bilateral trade agreements with developing countries (which are generally exporters of textile products) that are members of the WTO to get them to reduce their tariffs on imports of textiles and apparel. The elimination of quotas and the reduction of tariffs under the WTO may result in increased imports of certain textile products and apparel into North America. These factors could make the Company's products less competitive against low cost imports from third world countries. See "Business -- Competition."

     The North American Free Trade Agreement ("NAFTA") among Canada, Mexico and the United States, which became effective January 1, 1994, has created the world's largest free-trade zone. The agreement contains safeguards that were sought by the U.S. textile industry, including a rule of origin requirement that products be processed in one of the three countries in order to benefit from NAFTA. NAFTA will phase out all trade restrictions and tariffs on textiles and apparel among the three countries. There can be no assurance that the removal of these barriers to trade will not have a material adverse effect on the Company's results of operations and financial condition. The Company also competes with companies from non-NAFTA countries. Governmental or regulatory changes with respect to non-NAFTA competitors could expose the Company to increased competition. See "Business -- Competition."

RISK OF ENVIRONMENTAL LIABILITY; OTHER GOVERNMENTAL REGULATIONS

     The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as storing, handling and disposal practices for solid and hazardous wastes and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous materials (together, "Environmental Laws"). In particular, under applicable Environmental Laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to its facilities and the land on which its facilities are situated, regardless of whether the Company leases or owns the facilities or land in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant. Each of the facilities of Alamac acquired in connection with the Acquisition also is subject to such Environmental Laws. In connection with the Acquisition, the Company conducted an environmental investigation of Alamac's facilities. As a result of such investigation, the Company identified environmental contamination at the Alamac facilities that will require remediation activities. The Company estimates that the cost of such remediation activities will range from approximately $3.5 million to $5.0 million. Pursuant to the Stock Purchase Agreement, WestPoint Stevens agreed to pay 75% of any losses occurring within three years of the closing of the Acquisition for matters identified in the Company's environmental investigation or arising as a result of a breach of WestPoint Stevens' representations and warranties in respect of environmental matters up to $10.0 million and 67% of such losses in excess of $10.0 million and up to $20.0 million. WestPoint Stevens will not be obligated to indemnify the Company for any such losses in excess of $20.0 million. In addition, WestPoint Stevens agreed to indemnify the Company without regard to time or dollar limitation for losses resulting from third-party claims relating to the identified environmental contamination. See "The Acquisition." No assurance can be given that the costs to remediate any environmental contamination will not exceed the estimated range or that WestPoint Stevens will have sufficient liquidity to satisfy any claim for indemnification made by the Company. In addition, there can be no assurance that any failure to comply, or compliance in the future, with such Environmental Laws will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Governmental Regulation."

     The operations of the Company are also governed by laws and regulations relating to workplace safety and worker health which, among other things, establish cotton dust, formaldehyde, asbestos and noise standards and regulate the use of hazardous chemicals in the workplace. There can be no assurance that compliance with the foregoing environmental or health and safety laws and regulations will not adversely affect the Company's operations. The Company cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can it predict the amount of future expenditures which may be required in order to comply with any such environmental or health and safety laws or regulations. See
"Business -- Governmental Regulation."

POTENTIAL FAILURE TO MAKE PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Exchange Notes may require the Company to purchase all or a portion of such holder's Exchange Notes at a purchase price of 101% of the principal amount of the Exchange Notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. In such circumstances, the Company may be required to (i) repay all or a portion of the outstanding principal of, and pay any accrued interest on, its Senior Debt, including indebtedness under the New Credit Facility or (ii) obtain any requisite consent from its lenders to permit the repurchase of the Exchange Notes. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, the Company may be unable to offer to repurchase the Exchange Notes, which would constitute an Event of Default under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of the Exchange Notes) as described above or that the Company would be able to refinance its outstanding indebtedness in order to permit it to repurchase the Exchange Notes or, if such refinancing were to occur, that such financing would be on terms favorable to the Company. See "Description of the Exchange Notes -- Repurchase at the Option of Holders -- Change of Control."

     The events that constitute a Change of Control under the Indenture may also be events of default under the New Credit Facility or other Senior Debt of the Company. Such events may permit the holders under such debt instruments to reduce the borrowing base thereunder or accelerate the debt and, if the debt is not paid, to enforce security interests on, or commence litigation that could ultimately result in a sale of, substantially all the assets of the Company, thereby limiting the Company's ability to raise cash to repurchase the Exchange Notes and to receive the benefit of the Change of Control provisions by the holders of the Exchange Notes.

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The Exchange Notes are being offered to the holders of the Series A Notes. The Series A Notes were offered and sold in August 1997 (i) to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act), (ii) to other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and (iii) outside the United States in reliance on Regulation S under the Securities Act and are eligible for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") market.

     The Exchange Notes will be a new class of securities for which there currently is no established trading market. Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by nonaffiliates of the Company without compliance with the registration requirements under the Securities Act, the Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes on any automated dealer quotation system. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, the Initial Purchasers are not obligated to do so, and any such market-making may be discontinued at any time without notice. The liquidity of any market for the Exchange Notes will depend upon the number of holders of the Exchange Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading markets for, the Exchange Notes may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the Exchange Notes independent of the financial performance of, or prospects for, the Company.

EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes for Series A Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Series A Notes, a properly completed, duly executed Letter of Transmittal and all other required documents. Therefore, Holders desiring to tender their Series A Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Series A Notes for exchange. Any Series A Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any Holder who tenders pursuant to the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale. Each broker-dealer that receives Exchange Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer."

RESTRICTIONS ON TRANSFER


     The Series A Notes were offered and sold by the Company in a private offering exempt from registration pursuant to the Securities Act and have been resold pursuant to Rule 144A, Rule 501(a)(1), (2), (3) or (7) or Regulation S or other exemptions under the Securities Act. As a result, the Series A Notes may not be reoffered or resold by purchasers except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration, and the Series A Notes are legended to restrict transfer as aforesaid. Each Holder (other than any Holder who is an affiliate or promoter of the Company) who duly exchanges Series A Notes for Exchange Notes in the Exchange Offer will receive Exchange Notes that are freely transferable under the Securities Act. Holders who participate in the Exchange Offer should be aware, however, that if they accept the Exchange Offer for the purpose of engaging in a distribution, the Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. As a result, each Holder accepting the Exchange Offer will be deemed to have represented, by its acceptance of the Exchange Offer, that it acquired the Exchange Notes in the ordinary course of business and that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. If existing Commission interpretations permitting free transferability of the Exchange Notes following the Exchange Offer are changed prior to consummation of the Exchange Offer, the Company will use its best efforts to register the Series A Notes for resale under the Securities Act. See "Prospectus Summary -- The Exchange Offer" and "Description of the Exchange Notes -- Registration Rights; Liquidated Damages."


     The Series A Notes currently may be sold pursuant to the restrictions set forth in Rule 144A, Rule 501(a) (1), (2), (3) or (7) or Regulation S under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that Series A Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Series A Notes could be adversely affected.

                                THE ACQUISITION

     On August 27, 1997, the Company acquired all of the outstanding capital stock of Alamac. The Purchase Price paid in the Acquisition was $126.0 million, subject to adjustment for changes in working capital and certain other items related to pension assets and liabilities subsequent to December 31, 1996. Prior to consummation of the Acquisition, Alamac transferred all of its cash and assets related to its Whitmire, South Carolina spinning plant to WestPoint Stevens and, accordingly, such assets were not acquired in the Acquisition. In addition, Alamac sold its accounts receivable to WestPoint Stevens, who then sold them to a related-party financing source and, as a result, the Company did not acquire Alamac's accounts receivable. Accordingly, the Company estimates that it will be required to finance approximately $40.0 to $45.0 million of additional working capital.

     The Stock Purchase Agreement contained customary representations, warranties and covenants. Each of the Company and WestPoint Stevens agreed to indemnify the other and their respective affiliates for breaches of representations and warranties contained in the Stock Purchase Agreement, provided that claims with respect thereto (other than environmental and tax claims) are asserted on or before 15 months from the closing date; provided, however, that the representations and warranties with respect to environmental matters survive for a period of three years following the closing and those with respect to taxes survive for the applicable statute of limitations. The obligation of WestPoint Stevens to indemnify the Company (other than for environmental and tax claims) is subject to indemnifiable losses exceeding $1.75 million and then only for indemnifiable losses up to an aggregate of $10.0 million. With respect to environmental matters, the Company conducted an environmental investigation of Alamac's facilities. As a result of such investigation, the Company identified environmental contamination at the Alamac facilities that will require remediation activities. The Company estimates that the cost of such remediation activities will range from approximately $3.5 million to $5.0 million. WestPoint Stevens has agreed, for a period of three years following the closing, to pay 75% of any losses for matters identified in such environmental investigation or arising as a result of a breach of its representations and warranties in respect of environmental matters up to $10.0 million and 67% of such losses in excess of $10.0 million and up to $20.0 million. WestPoint Stevens will not be obligated to indemnify the Company for any such losses in excess of $20.0 million. In addition, WestPoint Stevens has agreed to indemnify the Company without regard to time or dollar limitation for losses resulting from third-party claims relating to the identified environmental contamination. See "Risk Factors -- Risk of Environmental Liability; Other Governmental Regulations."

     Pursuant to the Stock Purchase Agreement, the Company and WestPoint Stevens entered into an Interim Services Agreement pursuant to which WestPoint Stevens provides certain information, credit, accounts receivable, accounts payable, purchasing and other corporate services for a period of up to nine months following the closing.

                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes what the Company believes are the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


     In connection with the sale of the Series A Notes pursuant to the Purchase Agreement, dated August 20, 1997 (the "Purchase Agreement"), between the Company and Bear, Stearns & Co. Inc. and Prudential Securities Incorporated (the "Initial Purchasers"), the Initial Purchasers became entitled to the benefits of the Registration Rights Agreement, dated as of August 27, 1997, between the Company and the Initial Purchasers (the "Registration Rights Agreement").


     Under the Registration Rights Agreement, the Company must use its best efforts to (a) file a registration statement in connection with a registered exchange offer within 30 days after August 27, 1997, the date the Series A Notes were issued (the "Issue Date"), (b) use reasonable best efforts to cause such registration statement to become effective under the Securities Act within 90 days of the Issue Date, (c) use reasonable best efforts to keep such registration statement effective until the closing of the Exchange Offer and (d) cause such registered Exchange Offer to be consummated within 120 days after the Issue Date. Within the applicable time periods, the Company will endeavor to register under the Securities Act all of the Exchange Notes pursuant to a registration statement under which the Company will offer each Holder of Series A Notes the opportunity to exchange any and all of the outstanding Series A Notes held by such Holder for Exchange Notes in an aggregate principal amount equal to the aggregate principal amount of Series A Notes tendered for exchange by such Holder. Subject to limited exceptions, the Exchange Offer being made hereby, if commenced and consummated within such applicable time periods, will satisfy those requirements under the Registration Rights Agreement. In such event, the Series A Notes would remain outstanding and would continue to accrue interest, but would not retain any rights under the Registration Rights Agreement. Holders of Series A Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Series A Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.


     Because the Exchange Offer is for any and all Series A Notes, the principal amount of Series A Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Series A Notes outstanding. Following the consummation of the Exchange Offer, Holders who do not tender their Series A Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Series A Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Series A Notes could be adversely affected. The Series A Notes are currently eligible for sale pursuant to Rule 144A, Rule 501(a)(1), (2), (3) or (7) or Regulation S through the PORTAL Market. Because the Company anticipates that most Holders of Series A Notes will elect to exchange such Series A Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Series A Notes remaining after the consummation of the Exchange Offer may be substantially limited. See "Description of the Exchange Notes -- Registration Rights; Liquidated Damages."


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Series A Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of

Exchange Notes in exchange for each $1,000 principal amount of outstanding Series A Notes accepted in the Exchange Offer. Holders may tender some or all of their Series A Notes pursuant to the Exchange Offer.

     The form and terms of the Exchange Notes are the same as the form and terms of the Series A Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the Indenture.

     Holders of Series A Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

     The Company shall be deemed to have accepted validly tendered Series A Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Series A Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such Holders.

     If any tendered Series A Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Series A Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders of Series A Notes who tender pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series A Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The Exchange Offer shall remain open for acceptance for a period of not less than 30 days after notice is mailed to Holders (the "Exchange Period"). The Expiration Date will be 5:00 p.m., New York City time, on November 26, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date will be the latest business day to which the Exchange Offer is extended.


     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record Holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay accepting any Series A Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Series A Notes not previously accepted if any of the conditions set forth under "-- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES


     Interest on the Exchange Notes is payable semi-annually in arrears on March 1 and September 1 of each year at the rate of 9 3/4% per annum. The Exchange Notes will bear interest from August 27, 1997, the date of issuance of the Series A Notes, or the most recent interest payment date to which interest on such Series A Notes has been paid, whichever is later. Accordingly, Holders of Series A Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Series A Notes at the time of tender, but such interest will be payable in respect of the Exchange Notes delivered in exchange for such Series A Notes on the first interest payment date after the Expiration Date.


PROCEDURES FOR TENDERING

     Only a Holder of Series A Notes may tender such Series A Notes pursuant to the Exchange Offer. To tender pursuant to the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 4 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Series A Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Series A Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     The tender by a Holder of Series A Notes and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SERIES A NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SERIES A NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT SUCH TENDER FOR SUCH HOLDERS.

     Any beneficial Holder whose Series A Notes are registered in the name of such Holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial Holder wishes to tender on such beneficial Holder's behalf, such beneficial Holder must, prior to completing and executing the Letter of Transmittal and delivering his Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such Holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Series A Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Series A Notes listed therein, such Series A Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Series A Notes on behalf of the registered Holder, in each case signed as the name of the registered Holder or Holders appears on the Series A Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Series A Notes at the DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the DTC may make book-entry delivery of the Series A Notes by causing the DTC to transfer such Series A Notes into the Exchange Agent's account with respect to the Series A Notes in accordance with the DTC's procedures for such transfer. Although delivery of the Series A Notes may be effected through book-entry transfer into the Exchange Agent's account at the DTC, a Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the DTC does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Series A Notes and withdrawal of the tendered Series A Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series A Notes not properly tendered or any Series A Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Series A Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including, the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Series A Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Series A Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such Holder by the Exchange Agent to the tendering Holders of Series A Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Series A Notes and (i) whose Series A Notes are not immediately available, or (ii) who cannot deliver their Series A Notes, the Letter of Transmittal or any other required documents to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date, may effect a tender if:

          a. the tender is made through an Eligible Institution;

          b. prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Series A Notes, the certificate or registration number or numbers of such Series A Notes and the principal amount of Series A Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Series A Notes to be tendered in proper form for transfer (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at the Depository) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          c. such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Series A Notes in proper form for transfer (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at the Depository) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Series A Notes pursuant to the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Notes to be withdrawn (the "Depositor"), (ii) identify the Series A Notes to be withdrawn (including the certificate or registration number(s) and principal amount of such Series A Notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the DTC to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee (as defined herein) with respect to the Series A Notes register the transfer of such Series A Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Series A Notes are to be registered, if different from that of the Depositor and (v) include a statement that such Holder is withdrawing such Holder's election to have such Series A Notes exchanged. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Series A Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Series A Notes so withdrawn are validly retendered. Any Series A Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series A Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Series A Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Series A Notes, if:

          (i) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

           (ii) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Series A Notes and return all tendered Series A Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Series A Notes tendered prior to the expiration of the Exchange Offer subject, however, to the rights of Holders to withdraw such Series A Notes (see

"-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Series A Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

           By Mail              By Facsimile Transmission:    By Hand or Overnight Courier:
(registered or certified mail         (617) 664-5395
        recommended):                                             State Street Bank and
                                                                      Trust Company
    State Street Bank and                                      Corporate Trust Department,
        Trust Company             To Confirm by Telephone               4th floor
 Corporate Trust Department      or for Information Call:        Two International Place
        P.O. Box 778                  (617) 664-5587                Boston, MA 02110
    Boston, MA 02102-0078

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Series A Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Series A Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Series A Notes tendered, or if tendered Series A Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Series A Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Series A Notes, which is the aggregate principal amount of the Series A Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The cost of the Exchange Offer will be deferred and amortized over the term of the Exchange Notes.

RESALE OF THE EXCHANGE NOTES

     Under existing Commission interpretations, the Exchange Notes would, in general, be freely transferable after the Exchange Offer by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes acquired pursuant to the Exchange Offer are obtained in the ordinary course of such holder's business, and such holder does not intend to participate, and has no arrangement or understanding to participate, in the distribution of such Exchange Notes. Any holder who tenders pursuant to the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or Morgan Stanley & Co., Incorporated (available June 5, 1991) or similar interpretive letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     By tendering pursuant to the Exchange Offer, each Holder will represent to the Company, among other things, that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of its business,
(ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and (iii) the holder and any such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company will represent to the Company that such holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and Holders of Series A Notes who do not tender their Series A Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder that does not exchange such Holder's Series A Notes for Exchange Notes will continue to hold the untendered Series A Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Series A Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Series A Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the 144A Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or so long as the IAI Notes are eligible for resale pursuant to Rule 501(a)(1), (2), (3) or (7) or (vi) to an Accredited Investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction. See "Risk Factors -- Restrictions on Transfer."


OTHER

     Participation in the Exchange Offer is voluntary, and Holders should carefully consider whether to accept. Holders are urged to consult their financial and tax advisors in making their own decision on what action to take.

     The Company may in the future seek to acquire untendered Series A Notes, to the extent permitted by applicable law, in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Series A Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Series A Notes.

     In any state where the Exchange Offer does not fall under a statutory exemption to the blue sky rules, the Company has filed the appropriate registrations and notices, and has made the appropriate requests, to permit the Exchange Offer to be made in such state.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                             OF THE EXCHANGE OFFER

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Department regulations (the "Regulations") and existing administrative interpretations and court decisions. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Series A Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of Series A Notes should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's Series A Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     The issuance of the Exchange Notes to Holders of the Series A Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for United States federal income tax purposes because such exchange does not represent a significant modification of the debt instruments. Consequently, no gain or loss would be recognized by Holders of the Series A Notes upon receipt of the Exchange Notes, and ownership of the Exchange Notes will be considered a continuation of ownership of the Series A Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Series A Notes exchanged therefor. A Holder's holding period for the Exchange Notes should include the Holder's holding period for the Series A Notes exchanged therefor. The issue price, original issue discount inclusion and other tax characteristics of the Exchange Notes should be identical to the issue price, original issue discount inclusion and other tax characteristics of the Series A Notes exchanged therefor.

     See also "Description of Certain Federal Income Tax Consequences of an Investment in the Exchange Notes."

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the exchange of Series A Notes pursuant to the Exchange Offer. The net proceeds from the Offering were approximately $121.5 million, after deducting the discount to the Initial Purchasers and offering expenses. The Company used the net proceeds, together with borrowings under the New Credit Facility, to finance the Transactions.

     The following table sets forth the estimated sources and uses of funds in connection with the Transactions (assuming consummation of the Transactions on July 5, 1997):

                                                                      AMOUNT
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
SOURCES OF FUNDS:
  New Credit Facility (1):
     Revolving credit agreement (2).........................         $ 28,995
     Term loan..............................................           50,000
     Series A Notes.........................................          125,000
                                                                     --------
       Total sources........................................         $203,995
                                                                     ========
USE OF FUNDS:
  Acquisition Purchase Price (2)............................         $126,000
  Repayment of the Company's existing credit facility (3)...           43,380
  Repayment of the Company's senior notes due 2005 (4)......           25,700
  Fees and expenses (5).....................................            8,915
                                                                     --------
       Total uses...........................................         $203,995
                                                                     ========

------------------------------

(1) The New Credit Facility consists of a five-year revolving credit facility providing up to $110.0 million of availability (the "Revolver") and a five-year $50.0 million term loan facility (the "Term Loan"). Advances under the Revolver are based on a borrowing base formula of inventory and receivables. The Term Loan has a scheduled amortization of $7.5 million during each of the first and second years following the closing; $10.0 million during the third year following the closing; and $12.5 million during the fourth and fifth years following the closing. See "Description of New Credit Facility."
(2) Does not include an estimated $40.0 to $45.0 million anticipated to be required to finance working capital needs and does not reflect any post-closing Purchase Price adjustment. See "The Acquisition."
(3) Represents borrowings outstanding as of July 5, 1997 plus $0.443 million in accrued interest. This indebtedness was incurred for working capital purposes and matures on July 16, 1998. Borrowings under this facility bear interest as of July 5, 1997 at a weighted average rate of 7.3% per annum. See Note 4 of Notes to the Company's Consolidated Financial Statements.
(4) Represents senior notes of the Company outstanding as of July 5, 1997 plus $0.7 million in accrued interest. The senior notes bear interest at 6.78% per annum and require annual principal payments of $3,125,000 from 1998 through 2005.
(5) Includes estimated fees and expenses incurred in connection with the Transactions.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of July 5, 1997 and as adjusted to give effect to the Transactions. This table should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of the Company and Alamac and related notes thereto included elsewhere herein.

                                                                   JULY 5, 1997
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                              (DOLLARS IN THOUSANDS)
Long-term debt:
  Existing credit facility..................................  $ 42,937    $     --
  New Credit Facility (1):
     Revolving credit agreement.............................        --      28,995(2)
     Term loan..............................................        --      50,000
  Senior notes due 2005.....................................    25,000          --
  Industrial revenue bonds..................................     7,900       7,900
  Series A Notes............................................        --     125,000
                                                              --------    --------
          Total long-term debt, including current portion...    75,837     211,895
                                                              --------    --------
Shareholders' equity:
  Common stock, $0.01 par value; 40,000,000 shares
     authorized; 13,139,658 shares issued and outstanding...       131         131
  Additional paid-in capital................................    41,355      41,355
  Retained earnings.........................................    54,703      53,903(3)
                                                              --------    --------
     Total shareholders' equity.............................    96,189      95,389
                                                              --------    --------
          Total capitalization..............................  $172,026    $307,284
                                                              ========    ========

---------------
(1) The New Credit Facility consists of a five-year Revolver providing up to $110.0 million of availability and a five-year $50.0 million Term Loan. Advances under the Revolver are based on a borrowing base formula of inventory and receivables. The Term Loan has a scheduled amortization of $7.5 million during each of the first and second years following the closing; $10.0 million during the third year following the closing; and $12.5 million during the fourth and fifth years following the closing. See "Description of New Credit Facility."
(2) Does not include an estimated $40.0 to $45.0 million anticipated to be required to finance working capital needs and does not reflect any post-closing Purchase Price adjustment. See "The Acquisition."
(3) Includes an extraordinary loss of $0.8 million, net of tax benefit of $0.5 million, associated with the commitment fee paid for unused bridge loan financing which was expensed by the Company at the time the Transactions were consummated.

                            SELECTED FINANCIAL DATA

     The following selected financial data as of and for each fiscal year in the five-year period ended September 28, 1996 have been derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young LLP, independent auditors. The financial statements of the Company as of September 30, 1995 and September 28, 1996 and for each of the three years in the period ended September 28, 1996, are included elsewhere in this Prospectus. The following selected financial data as of and for the nine months ended June 29, 1996 and July 5, 1997 have been derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. Due to the seasonality of operations, and other factors, the results of operations for the nine months ended July 5, 1997 are not indicative of the results that may be expected for the full year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes thereto included elsewhere in this Prospectus.

                                                                FISCAL YEAR ENDED                              NINE MONTHS ENDED
                                       --------------------------------------------------------------------   -------------------
                                       OCTOBER 3,   OCTOBER 2,   OCTOBER 1,   SEPTEMBER 30,   SEPTEMBER 28,   JUNE 29,   JULY 5,
                                        1992 (1)       1993       1994 (2)        1995            1996          1996       1997
                                       ----------   ----------   ----------   -------------   -------------   --------   --------
                                                             (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Net sales............................   $151,497     $151,283     $180,520      $199,413        $195,866      $136,574   $158,214
Cost of sales........................    111,704      114,279      139,754       159,245         152,884       108,290    120,677
                                        --------     --------     --------      --------        --------      --------   --------
Gross profit.........................     39,793       37,004       40,766        40,168          42,982        28,284     37,537
Selling, general and administrative
  expenses...........................     13,771       13,400       16,223        17,447          20,707        14,418     18,538
                                        --------     --------     --------      --------        --------      --------   --------
Operating income.....................     26,022       23,604       24,543        22,721          22,275        13,866     18,999
Goodwill amortization................      1,444        1,444        1,721         1,857           1,857         1,393      1,400
Interest and amortization of debt
  costs..............................     10,235        4,314        4,978         6,169           6,164         4,590      4,465
Write-down of fixed assets...........         --           --           --         2,153              --            --         --
                                        --------     --------     --------      --------        --------      --------   --------
Income before income taxes and
  extraordinary item.................     14,343       17,846       17,844        12,542          14,254         7,883     13,134
Federal and state income taxes.......      6,619        7,738        7,496         5,982           5,854         3,278      5,188
Extraordinary item -- debt
  retirement.........................     (2,238)        (472)          --            --              --            --         --
                                        --------     --------     --------      --------        --------      --------   --------
Net income...........................   $  5,486     $  9,636     $ 10,348      $  6,560        $  8,400      $  4,605   $  7,946
                                        ========     ========     ========      ========        ========      ========   ========
OTHER DATA:
EBITDA (3)...........................   $ 33,194     $ 31,552     $ 33,173      $ 32,722        $ 31,848      $ 21,117   $ 26,717
Depreciation and amortization........      9,070        9,588       10,533        12,030          11,602         8,773      9,228
Capital expenditures.................     10,256        6,632       14,278        12,816          11,778        10,777      5,685
Ratio of earnings to fixed charges
  (4)................................        2.4x         4.7x         4.2x          2.8x            3.0x          2.5x       3.4x
OPERATING DATA:
Net sales per average number of
  employees (in thousands)...........   $    127     $    127     $    122      $    131        $    135      $     94   $    106
Average number of employees..........      1,190        1,196        1,476         1,520           1,456         1,451      1,499
Average selling price per pound of
  fabric sold........................   $   3.25     $   3.21     $   3.54      $   3.79        $   4.03      $   4.01   $   4.27
Total pounds of fabric sold (in
  millions)..........................       46.7         47.2         51.0          52.6            48.6          34.0       36.7

                                                                                 AS OF
                                       ------------------------------------------------------------------------------------------
                                       OCTOBER 3,   OCTOBER 2,   OCTOBER 1,   SEPTEMBER 30,   SEPTEMBER 28,   JUNE 29,   JULY 5,
                                          1992         1993         1994          1995            1996          1996       1997
                                       ----------   ----------   ----------   -------------   -------------   --------   --------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......................   $ 26,294     $ 33,747     $ 47,219      $ 45,227        $ 52,083      $ 60,920   $ 57,346
Property, plant and equipment, net...     55,472       54,112       65,460        65,834          67,758        69,098     65,685
Total assets.........................    145,322      148,040      194,192       188,872         195,007       209,194    205,367
Long-term obligations................     70,400       64,900       87,276        76,800          80,950        93,339     75,837
Shareholders' equity.................     55,700       65,161       80,266        86,258          88,742        87,903     96,189

------------------------------
(1) Each of the fiscal years presented is a 52-week period, except for fiscal 1992, which is a 53-week period.
(2) Includes the results of operations of United Knitting effective with its acquisition by the Company on January 19, 1994.
(3) EBITDA represents income before interest and amortization of debt costs, federal and state income taxes, depreciation and amortization and extraordinary items. In fiscal 1995, EBITDA also excludes the write-down of fixed assets. EBITDA is generally considered to provide information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
(4) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before extraordinary item and federal and state income taxes, plus fixed charges. Fixed charges consist of interest and amortization of debt costs plus that portion of rental payments on operating leases deemed representative of the interest factor.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated balance sheet as of July 5, 1997 and the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended September 28, 1996 and the nine and twelve months ended July 5, 1997 (the "Pro Forma Financial Statements") are derived from (i) the Company's consolidated balance sheet as of July 5, 1997 and its consolidated income statements for the fiscal year ended September 28, 1996 and the nine and twelve months ended July 5, 1997, and (ii) the balance sheet of Alamac as of June 30, 1997 and its statements of operations for the year ended December 31, 1996 and the nine and twelve months ended June 30, 1997.

     The Pro Forma Financial Statements give effect to (i) the Acquisition, (ii) the Offering, (iii) the borrowings under the New Credit Facility and (iv) the application of the net proceeds from the Offering and the borrowings under the New Credit Facility to finance the Acquisition and repay amounts outstanding under existing debt agreements as described in "Use of Proceeds." The Pro Forma Financial Statements give effect to the Transactions as if they had occurred on July 5, 1997 in the case of the balance sheet, and on October 1, 1995 in the case of the statements of operations.

     The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Financial Statements do not purport to represent what the Company's results of operations or financial position would actually have been had the Transactions in fact occurred on such dates or to project results of operations for or at any future period or date. The Pro Forma Financial Statements should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and Alamac and the notes thereto included elsewhere in this Prospectus.

     The Acquisition will be accounted for under the purchase method of accounting. The total purchase price for the Acquisition will be allocated to the assets and liabilities acquired based upon their relative fair values at the closing of the Acquisition, based upon valuation and other studies which are not yet complete. The allocation of the purchase price reflected herein is subject to revision when additional information from the valuations and studies become available. However, the Company does not expect that the effects of the final allocation will differ materially from those set forth herein.

                             DYERSBURG CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 28, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        DYERSBURG
                                       CORPORATION               ALAMAC
                                       YEAR ENDED              YEAR ENDED         PRO FORMA     PRO FORMA
                                  SEPTEMBER 28, 1996(A)   DECEMBER 31, 1996(A)   ADJUSTMENTS   CONSOLIDATED
                                  ---------------------   --------------------   -----------   ------------
Net sales.......................        $195,866                $222,019                         $417,885
Cost of sales...................         152,884                 196,518          $  2,011(b)     351,413
Selling, general and
  administrative expenses.......          20,707                  17,495            (2,111)(c)     36,091
Goodwill amortization...........           1,857                      --               577(d)       2,434
Interest and amortization of
  debt costs....................           6,164                   8,678             8,787(e)      23,629
                                        --------                --------          --------       --------
                                         181,612                 222,691             9,264        413,567
                                        --------                --------          --------       --------
Income (loss) before income
  taxes.........................          14,254                    (672)           (9,264)         4,318
Federal and state income taxes
  (benefit).....................           5,854                    (385)           (3,335)(f)      2,134
                                        --------                --------          --------       --------
Net income (loss)...............        $  8,400                $   (287)         $ (5,929)      $  2,184(h)
                                        ========                ========          ========       ========
Net income per share............        $   0.62                                                 $   0.16
Weighted average common shares
  outstanding...................          13,643                                                   13,643

Other data:
     EBITDA(g)..................        $ 31,848                                                 $ 48,013
     Ratio of EBITDA to interest
       expense..................                                                                     2.0x

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

                             DYERSBURG CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         NINE MONTHS ENDED JULY 5, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              DYERSBURG
                                             CORPORATION         ALAMAC
                                             NINE MONTHS      NINE MONTHS
                                                ENDED            ENDED          PRO FORMA      PRO FORMA
                                             JULY 5, 1997   JUNE 30, 1997(A)   ADJUSTMENTS    CONSOLIDATED
                                             ------------   ----------------   -----------    ------------
Net sales..................................    $158,214         $183,728                        $341,942
Cost of sales..............................     120,677          160,026         $ 1,508(b)      282,211
Selling, general and administrative
  expenses.................................      18,538           11,560          (1,540)(c)      28,558
Goodwill amortization......................       1,400               --             433(d)        1,833
Interest and amortization of debt costs....       4,465            6,692           6,267(e)       17,424
                                               --------         --------         -------        --------
                                                145,080          178,278           6,668         330,026
                                               --------         --------         -------        --------
Income before income taxes.................      13,134            5,450          (6,668)         11,916
Federal and state income taxes.............       5,188            1,907          (2,400)(f)       4,695
                                               --------         --------         -------        --------
Net income.................................    $  7,946         $  3,543         $(4,268)       $  7,221(h)
                                               ========         ========         =======        ========
Net income per share.......................    $   0.60                                         $   0.55
Weighted average common shares
  outstanding..............................      13,135                                           13,135
Other data:
  EBITDA (g)...............................    $ 26,717                                         $ 45,068
  Ratio of EBITDA to interest expense......                                                          2.6x

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

                             DYERSBURG CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        TWELVE MONTHS ENDED JULY 5, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                DYERSBURG           ALAMAC
                                               CORPORATION      TWELVE MONTHS
                                              TWELVE MONTHS         ENDED
                                                  ENDED            JUNE 30,        PRO FORMA     PRO FORMA
                                             JULY 5, 1997(A)       1997(A)        ADJUSTMENTS   CONSOLIDATED
                                             ---------------   ----------------   -----------   ------------
Net sales..................................     $217,506           $235,808                       $453,314
Cost of sales..............................      165,271            206,400         $ 2,011(b)     373,682
Selling, general and administrative
  expenses.................................       24,827             16,034          (2,088)(c)     38,773
Goodwill amortization......................        1,864                 --             577(d)       2,441
Interest and amortization of debt costs....        6,039              8,820           8,494(e)      23,353
                                                --------           --------         -------       --------
                                                 198,001            231,254           8,994        438,249
                                                --------           --------         -------       --------
Income before income taxes.................       19,505              4,554          (8,994)        15,065
Federal and state income taxes.............        7,764              1,537          (3,238)(f)      6,063
                                                --------           --------         -------       --------
Net income.................................     $ 11,741           $  3,017         $(5,756)      $  9,002(h)
                                                ========           ========         =======       ========

Net income per share.......................     $   0.89                                          $   0.68
Weighted average common shares
  outstanding..............................       13,253                                            13,253

Other data:
  EBITDA(g)................................     $ 37,448                                          $ 59,126
  Ratio of EBITDA to interest expense......                                                           2.5x

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

                             DYERSBURG CORPORATION
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(a) The Company's statement of operations for the twelve months ended July 5, 1997 and Alamac's statements of operations for the nine and twelve months ended June 30, 1997 represent a compilation of statements of operations for each quarterly period in such nine and twelve-month periods. As a result, such statements of operations include estimates inherent in preparing interim financial statements. The operating results of the Company for the three months ended September 28, 1996 have been included in both the pro forma statements of operations for the year ended September 28, 1996 and the twelve months ended July 5, 1997. Net sales and net income of the Company for the three months ended September 28, 1996 were $59,292 and $3,795, respectively. The operating results of Alamac for the three months ended September 30, 1996 have been included in both the pro forma statements of operations for the year ended September 28, 1996 and the twelve months ended July 5, 1997. Net sales and net loss of Alamac for the three months ended September 30, 1996 were $52,080 and $526, respectively. The operating results of Alamac for the three months ended December 31, 1996 have been included in the pro forma statements of operations for the year ended September 28, 1996, and the nine and twelve months ended July 5, 1997. Net sales and net income of Alamac for the three months ended December 31, 1996 were $55,935 and $905, respectively.

(b) The assets of Alamac's Whitmire, South Carolina spinning plant were transferred to WestPoint Stevens prior to the Acquisition. The increase in cost of goods sold reflects the estimated incremental cost of purchasing yarn from third-party vendors at market rates compared to the Whitmire cost of production included in the historical Alamac statements of operations.

(c) Reflects the elimination of certain management and other fees allocated to Alamac by WestPoint Stevens for services which will not be incurred by Alamac under the Company's ownership. In addition to these management and other allocated fees, the Company has identified anticipated annual cost savings (which are not included in pro forma adjustments) of approximately $3,000 in selling, general and administrative expenses. The Company is in the process of developing formal plans to achieve these estimated savings. As management continues to gain additional information and formulate its transition strategy, other areas of potential cost savings may be identified. However, there can be no assurance that any of these anticipated savings can be achieved or that the effects of any such savings will not be offset by unexpected, unforeseen increases in other costs.

(d) Reflects the increased goodwill amortization expense based upon the preliminary purchase price allocation of the Acquisition, using the straight-line method over a 40-year life.

                             DYERSBURG CORPORATION
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

(e) Reflects the pro forma adjustment to interest expense with respect to the following:


                                                                                                TWELVE
                                                            FISCAL YEAR       NINE MONTHS       MONTHS
                                                               ENDED             ENDED          ENDED
                                                         SEPTEMBER 28, 1996   JULY 5, 1997   JULY 5, 1997
                                                         ------------------   ------------   ------------
    Interest expense and amortization of deferred debt
      costs incurred under the New Credit Facility at a
      LIBOR-based rate, assumed to be 8.0%, based on
      the pro forma estimated average outstanding
      balance of $129,000, $121,200 and $122,300 for
      each of the pro forma periods,
      respectively(1)(2)...............................       $10,679            $ 7,753       $10,425
    Interest expense and amortization of deferred debt
      costs incurred in connection with the $125,000 of
      Series A Notes...................................        12,545              9,409        12,545
    Elimination of the Company's historical interest
      expense and fees associated with the existing
      credit facility and senior notes assumed to be
      repaid from the proceeds of the New Credit
      Facility and the Series A Notes..................        (5,540)            (3,871)       (5,281)
    Elimination of Alamac historical interest
      expense..........................................        (8,897)            (7,024)       (9,195)
                                                              -------            -------       -------
      Net increase in interest expense.................       $ 8,787            $ 6,267       $ 8,494
                                                              =======            =======       =======


---------

     (1) Includes interest on assumed outstanding borrowings in all periods presented of $42,500 to fund working capital. See note (e) of the notes to unaudited pro forma condensed consolidated balance sheet.
     (2) A 1/8% increase in the assumed interest rate on the New Credit Facility would increase interest expense by $161, $114 and $153 for the year ended September 28, 1996, and the nine and twelve months ended July 5, 1997, respectively.

(f) Reflects the income tax effect of the pro forma adjustments at the statutory rate of 36%.

(g) EBITDA represents income before interest and amortization of debt costs, federal and state income taxes, and depreciation and amortization. EBITDA is generally considered to provide information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(h) Excludes the non-recurring extraordinary loss of $800, net of tax benefit of $450, associated with the commitment fee paid for unused bridge loan financing which will be expensed by the Company at the time the Transactions are consummated.

                             DYERSBURG CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JULY 5, 1997

                             (DOLLARS IN THOUSANDS)

                                           DYERSBURG         ALAMAC
                                          CORPORATION       JUNE 30,        PRO FORMA         PRO FORMA
                                          JULY 5, 1997        1997         ADJUSTMENTS       CONSOLIDATED
                                          ------------    -------------    -----------       ------------
ASSETS
Current assets:
  Cash..................................    $  1,677        $  2,135        $ (2,135)(a)       $  1,677
  Accounts receivable, net..............      48,522              --                             48,522
  Inventories...........................      30,456          32,785          (1,516)(a)         62,998
                                                                               1,273(c)
  Prepaid expenses and other............         846           4,846          (3,506)(a)          5,589
                                                                               3,403(c)
                                            --------        --------        --------           --------
Total current assets....................      81,501          39,766          (2,481)           118,786
Property, plant and equipment, net......      65,685         102,233         (18,262)(a)        149,656
Goodwill................................      57,697              --          23,072(c)          80,769
Deferred debt costs and other...........         484              --           6,700(b)           7,184
                                            --------        --------        --------           --------
Total assets............................    $205,367        $141,999        $  9,029           $356,395
                                            ========        ========        ========           ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable................    $ 12,173        $  6,853                           $ 19,026
  Accrued expenses......................      11,982           6,098        $ (1,143)(b)         20,899
                                                                               4,412(c)
                                                                                (450)(b)(d)
  Deferred income taxes.................          --           2,456          (2,456)(c)             --
  Current portion of long-term
     obligations........................          --              --           7,500(b)           7,500
                                            --------        --------        --------           --------
Total current liabilities...............      24,155          15,407           7,863             47,425
Deferred income taxes and other.........       9,186          20,551         (20,551)(c)          9,186
Long-term obligations...................      75,837          80,735         (80,735)(a)        204,395
                                                                             203,995(b)(e)
                                                                             (67,937)(b)
                                                                              (7,500)(b)
                                            --------        --------        --------           --------
Total liabilities.......................     109,178         116,693          35,135            261,006

Shareholders' equity:
  Common stock..........................         131              --                                131
  Additional paid-in capital............      41,355              --                             41,355
  Retained earnings.....................      54,703              --            (800)(b)(d)      53,903
  Net equity of Alamac..................          --          25,306          55,316(a)              --
                                                                             (80,622)(c)
                                            --------        --------        --------           --------
Total shareholders' equity..............      96,189          25,306         (26,106)            95,389
                                            --------        --------        --------           --------
Total liabilities and shareholders'
  equity................................    $205,367        $141,999        $  9,029           $356,395
                                            ========        ========        ========           ========

  See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

                             DYERSBURG CORPORATION
       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(a) Reflects the transfer of certain assets and liabilities, including the Whitmire, South Carolina spinning plant, to WestPoint Stevens or its affiliates prior to the Acquisition.

(b) Reflects the financing of the Acquisition and certain other financing transactions as follows:

Proceeds from the Series A Notes............................  $125,000
Initial borrowings under New Credit Facility................    78,995
                                                              --------
Gross proceeds..............................................   203,995
Repayment of existing credit facility.......................   (42,937)
Repayment of existing senior notes..........................   (25,000)
Payment of accrued interest.................................    (1,143)
Debt costs..................................................    (6,700)
Other costs.................................................    (1,250)
                                                              --------
          Net proceeds after refinancing....................  $126,965
                                                              ========

        At the close of the Transactions, the current portion of the New Credit Facility will be $7,500.

(c) The Acquisition will be accounted for under the purchase method of accounting pursuant to which the purchase price will be allocated to the acquired assets and liabilities based upon their relative fair values as of the closing date. The preliminary allocation of the purchase price ($126,000, plus acquisition costs of $965) is summarized below:

Inventory...................................................  $ 32,542
Prepaid expenses and other..................................     4,743
Property, plant and equipment...............................    83,971
Goodwill....................................................    23,072
Accounts payable............................................    (6,853)
Accrued liabilities.........................................   (10,510)
                                                              --------
          Net purchase price................................  $126,965
                                                              ========

     The Stock Purchase Agreement contemplates a post-closing adjustment to adjust the purchase price for changes in working capital and certain pension obligations, as defined, between December 31, 1996 and the closing date. No working capital or pension adjustment has been included in the above purchase price allocation.

(d) Reflects the extraordinary loss of $800, net of tax benefit of $450, associated with the commitment fee paid for unused bridge loan financing which will be expensed by the Company at the time the Transactions are consummated.

(e) Historically, Alamac accounts receivable have been sold to WestPoint Stevens, who then sold them to a related-party financing source. Accordingly, the Company estimates that, in addition to the purchase price, it will be required to finance approximately $40,000 to $45,000 of additional working capital following the Acquisition. These estimated borrowings to fund working capital are not reflected in the unaudited pro forma condensed consolidated balance sheet as of July 5, 1997.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Dyersburg is a leading manufacturer of knit fleece, jersey and stretch fabrics sold principally to domestic apparel producers. The Company's fleece fabrics are used to produce (i) outerwear apparel suitable for outdoor recreational activities, as well as casual sportswear, (ii) children's and women's sportswear, including sweatshirts and sweatpants, (iii) infant blanket sleepers and (iv) blankets and throws. The Company's jersey fabrics are used to produce a broad range of women's and children's lightweight apparel, including tops and shorts. The Company's stretch fabrics are used to produce a variety of activewear, including dancewear, swimwear, biking and running garments, recreational and casual sportswear, and intimate apparel.

     In 1992, in response to declining market prices for the Company's basic fleece and jersey fabrics, the Company initiated a strategy to expand its product assortment by developing and marketing higher margin, value-added products. Therefore, results of operations have been impacted, in part, by management's strategies to improve product mix, modernize and enhance manufacturing operations and expand marketing, sales and customer service resources. Results of operations also have been impacted by consumer demand for apparel products, industry trends toward more casual dress, raw material costs and government legislation. See "Business."

     Since 1993, the Company has introduced several new products, including outerwear fleece, stretch fabrics and higher cotton content jersey and fleece fabrics. These products constituted 56.6% of net sales for the twelve months ending July 5, 1997. The Company developed its outerwear fleece and higher cotton content fabrics internally and acquired its stretch fabric product line through the acquisition of United Knitting in January 1994. The Company intends to continue expanding its sales of these products and to continue developing additional value-added products.

     The Company's manufacturing operations are vertically integrated, beginning with the conversion of fiber into yarn and knitting, dyeing and finishing the fabric in a wide range of styles and colors. The Company also purchases certain yarns to supplement its yarn production capacity and to produce specialty fabrics, including stretch fabrics. Over the past several years, the Company has substantially upgraded its manufacturing operations. The major components of the modernization program included upgrading yarn spinning and dyeing equipment, automating the Company's distribution facilities and installing napping and shearing equipment to produce outerwear fleece products. As a result of the capital investment program, net sales per average number of employees (a standard industry measure for productivity) have increased from $122,000 in fiscal 1994 to $146,000 for the twelve months ended July 5, 1997. Further, over this period, the Company's cost of goods sold before raw materials costs expressed as a percentage of net sales decreased from 34.9% to 33.2% of net sales.

     The Company's results of operations are impacted, in part, by fluctuations in the market prices for raw materials, including polyester, cotton and acrylic, and the ability to adjust the selling prices of finished fabrics (which depends principally on consumer demand for apparel). According to industry sources, from 1994 through July 1997, the spot market prices per pound for polyester ranged from $0.66 to $0.96, for cotton ranged from $0.55 to $1.07 and for acrylic ranged from $0.95 to $1.10, while market prices for knit apparel remained relatively constant. For the twelve months ended July 5, 1997, the raw materials cost component of cost of goods sold represented 42.8% of net sales, compared with 42.5%, 47.4% and 44.4%, respectively, for fiscal 1994, fiscal 1995 and fiscal 1996.

     Beginning in fiscal 1995, the Company implemented a strategy to augment its marketing, sales and customer service capabilities by hiring additional key management personnel and authorizing increased budgets for these operations. These investments increased selling, general and administrative expenses as a percentage of sales during fiscal 1996 and the nine months ended July 5, 1997, as the business strategies were developed and implemented. The Company expects to realize further improvement in operating margin as these resources help produce higher sales volume. Management believes that the marketing, sales and customer service resources in place can support substantially higher sales volume.

RESULTS OF OPERATIONS

     The Company's fiscal year ends on the Saturday closest to September 30. Results for fiscal 1994 include the operations of United Knitting from January 19, 1994, the date of its acquisition by the Company.

     The table below sets forth for the periods indicated statement of income data expressed as a percentage of net sales:

                                                      FISCAL YEAR              NINE MONTHS ENDED
                                                -----------------------   ----------------------------
                                                1994     1995     1996    JUNE 29, 1996   JULY 5, 1997
                                                -----    -----    -----   -------------   ------------
Net sales.....................................  100.0%   100.0%   100.0%      100.0%         100.0%
Cost of sales.................................   77.4     79.9     78.1        79.3           76.3
                                                -----    -----    -----       -----          -----
Gross profit..................................   22.6     20.1     21.9        20.7           23.7
Selling, general and administrative
  expenses....................................    9.0      8.7     10.6        10.5           11.7
                                                -----    -----    -----       -----          -----
Operating income..............................   13.6     11.4     11.3        10.2           12.0
Goodwill amortization.........................    1.0      0.9      0.9         1.0            0.9
Interest and amortization of debt costs.......    2.8      3.1      3.1         3.4            2.8
Write-down of fixed assets....................     --      1.1       --          --             --
Federal and state income taxes................    4.2      3.0      3.0         2.4            3.3
                                                -----    -----    -----       -----          -----
Net income....................................    5.6%     3.3%     4.3%        3.4%           5.0%
                                                =====    =====    =====       =====          =====

  Nine Months Ended July 5, 1997 Compared to Nine Months Ended June 29, 1996

     Net Sales. Net sales for the first nine months of fiscal 1997 increased 15.8% to $158.2 million from $136.6 million in the first nine months of fiscal 1996. The increase resulted primarily from an increase in sales of the Company's value-added outerwear fleece fabrics, which increased by approximately 57%, and sales of infant blanket sleepers, which increased by approximately 49%. These increases were partially offset by decreased sales of active-wear acrylic and active-wear cotton fabrics.

     Gross Profit. Gross profit in the first nine months of fiscal 1997 increased to 23.7% of net sales from 20.7% in the comparable period of the prior year. This increase resulted primarily from the shift in the Company's product mix to higher margin, value-added fabrics, particularly outerwear fleece fabrics, lower raw material costs and lower production costs as a result of the Company's plant modernization program.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the first nine months of fiscal 1997 increased 28.5% to $18.5 million from $14.4 million in the comparable period in fiscal 1996 and increased as a percentage of net sales to 11.7% in the first nine months of fiscal 1997 from 10.5% in the first nine months of fiscal 1996. These increases were primarily due to a $2.2 million increase in incentive compensation, profit sharing and sales bonus expense resulting from the Company's increased profitability and a $1.1 million increase in bad debt expense resulting from increased reserves attributable to specific customer accounts. Before giving effect to these items, selling, general and administrative expenses as a percentage of net sales declined in the first nine months of fiscal 1997 compared to the first nine months of fiscal 1996.

     Interest and Amortization of Debt Costs. Interest and amortization of debt costs for the first nine months of fiscal 1997 of $4.5 million were relatively unchanged from the comparable period in fiscal 1996.

     Federal and State Income Taxes. Federal and state income taxes of $5.2 million for the first nine months of fiscal 1997 and $3.3 million for the comparable period in fiscal 1996 were higher than the federal statutory rate due to state income taxes and the non-deductibility of goodwill amortization. The effective tax rate declined to 39.5% in the first nine months of fiscal 1997 primarily due to a legal restructuring implemented by the Company in fiscal 1996 which resulted in a reduction in certain state taxes. The impact of the restructuring is expected to continue into future periods.

  Fiscal 1996 Compared to Fiscal 1995

     Net Sales. Net sales in fiscal 1996 decreased 1.8% to $195.9 million from $199.4 million in fiscal 1995. This decrease resulted primarily from a decreased demand for jersey and sleeper fabrics, partially offset by an increase in sales of outerwear fleece fabrics.

     Gross Profit. Gross profit in fiscal 1996 increased to 21.9% of net sales from 20.1% in fiscal 1995 as a result of a shift in the Company's product mix to higher margin, value-added fabrics, and lower production costs as a result of the Company's plant modernization program.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in fiscal 1996 increased 18.7% to $20.7 million from $17.4 million in fiscal 1995 and increased as a percentage of net sales to 10.6% in fiscal 1996 from 8.7% in fiscal 1995. This increase resulted primarily from implementation of the Company's strategy to augment its marketing, sales and customer service capabilities and, to a lesser degree, increased promotions.

     Interest and Amortization of Debt Costs. Interest and amortization of debt costs for fiscal 1996 were unchanged from fiscal 1995 at $6.2 million. Average outstanding debt and interest rates were substantially the same for both fiscal years.

     Federal and State Income Taxes. Federal and state income taxes of $5.9 million for fiscal 1996 and $6.0 million for fiscal 1995 were higher than the federal statutory rate due to state income taxes and the non-deductibility of goodwill amortization. The effective tax rate declined from 47.7% in fiscal 1995 to 41.1% in fiscal 1996, primarily due to a legal restructuring implemented by the Company at mid-year which resulted in a reduction in certain state taxes.

  Fiscal 1995 Compared to Fiscal 1994

     Net Sales. Net sales in fiscal 1995 increased 10.5% to $199.4 million from $180.5 million in fiscal 1994. A majority of the increase was due to a shift in sales toward higher priced cotton and outerwear fleece products. The remainder of the increase was primarily attributable to the inclusion of the results of operations of United Knitting for the full twelve-month period in fiscal 1995. Gross margin declined from 22.6% in fiscal 1994 to 20.1% in fiscal 1995. The decline in gross margin resulted from significant increases in raw material costs which the Company was unable to fully recover through price increases.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased as a percentage of net sales to 8.7% in fiscal 1995 from 9.0% in fiscal 1994. The decline relative to net sales resulted from reduced incentive compensation payments and a lower contribution to the Company's profit sharing plans, which was partially offset by higher commissions and sales-related expenses.

     During the fourth quarter of fiscal 1995, the Company committed to replace certain yarn manufacturing equipment with more modern and efficient machinery. The write-down of the book value of existing equipment, net of proceeds from its sale, resulted in a $2.2 million charge to operations.

     Interest and Amortization of Debt Costs. Interest and amortization of debt costs for fiscal 1995 were $6.2 million compared to $5.0 million in fiscal 1994. This increase resulted primarily from higher average interest rates. The average balance on long-term debt outstanding for fiscal 1995 was approximately the same as that of fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary capital requirements are for working capital, servicing the Company's indebtedness and capital expenditures. Management believes that cash generated from operations, together with borrowings available under the New Credit Facility, will be sufficient to meet the Company's working capital and capital expenditure needs in the foreseeable future.

     Net cash provided by operating activities totaled $15.2 million, $23.3 million, $13.6 million and $12.6 million in fiscal 1994, fiscal 1995, fiscal 1996 and the first nine months of fiscal 1997, respectively. These cash flows have been supplemented primarily by borrowings under the Company's existing credit facility. The average balances outstanding and the average interest rates paid for fiscal 1994, fiscal 1995, fiscal 1996 and the first nine months of fiscal 1997 were approximately $46.8 million, $51.7 million, $50.9 million, and $44.1 million, respectively, and 5.4%, 7.1%, 7.2% and 7.3%, respectively. At July 5, 1997, the Company had $19.4 million of unused available bank lines of credit.

     Working capital at July 5, 1997 was $57.3 million compared to $60.9 million at June 29, 1996. The Company's current ratio was 3.37:1 and its debt-to-capital ratio was 44.1% at July 5, 1997, compared to 4.37:1 and 47.7% at September 28, 1996 and 4.18:1 and 51.5% at June 29, 1996.

     During fiscal 1996 and the first nine months of fiscal 1997, the Company had capital expenditures of $11.8 million and $5.7 million, respectively. Capital expenditures for the fourth quarter of fiscal 1997 are anticipated to be approximately $5.3 million, the majority of which will be used to construct a new warehouse facility. In addition, the Company intends to implement a multi-year capital expenditure program at Alamac. The Company estimates that it will have aggregate capital expenditures in fiscal 1998 of approximately $24.0 million.

     In connection with the Acquisition, the Company consummated the offering of Series A Notes and entered into the New Credit Facility. The New Credit Facility consists of a five-year Revolver providing up to $110.0 million of availability and a five-year $50.0 million Term Loan. Advances under the Revolver are based on a borrowing base formula of inventory and receivables. Interest will accrue on borrowings under the Revolver and the Term Loan at the Company's option at either LIBOR plus 0.75% to 2.75% based on certain financial ratios (8.47% at July 5, 1997) or the senior lender's prime rate (8.50% at July 5, 1997). The Term Loan has a scheduled amortization of $7.5 million during each of the first and second years following the closing; $10.0 million during the third year following the closing; and $12.5 million during each of the fourth and fifth years following the closing. In addition, the Company is required to use the proceeds from any equity offerings, asset sales and 50% of Excess Cash Flow (as defined in the New Credit Facility) to repay amounts outstanding under the Term Loan. The New Credit Facility is secured by a security interest in substantially all of the Company's assets. The New Credit Facility contains customary covenants, including requirements to maintain certain financial ratios. As of July 5, 1997, after giving pro forma effect to the Transactions, the Company would have had borrowings of $79.0 million outstanding under the New Credit Facility (excluding an estimated $40.0 to $45.0 million anticipated to be required to finance working capital needs following the Acquisition) and $41.8 million of available borrowings thereunder. See "Use of Proceeds" and "Description of New Credit Facility."

SEASONALITY

     The Company's business has a seasonal pattern with the majority of sales occurring during the third and fourth fiscal quarters. The following table sets forth the net sales and percentage of net sales for the Company by fiscal quarter for the last two fiscal years.

                                                                 FISCAL              FISCAL
                                                                  1995                1996
                                                            ----------------    ----------------
                                                                   (DOLLARS IN THOUSANDS)
First Quarter (October-December)..........................  $ 40,679    20.4%   $ 30,088    15.4%
Second Quarter (January-March)............................    48,370    24.2      42,344    21.6
Third Quarter (April-June)................................    57,022    28.6      64,142    32.7
Fourth Quarter (July-September)...........................    53,342    26.8      59,292    30.3
                                                            --------   -----    --------   -----
                                                            $199,413   100.0%   $195,866   100.0%
                                                            ========   =====    ========   =====

     Due to this seasonal pattern of the Company's sales, inventories are lowest at the end of the fiscal year and gradually increase over the following six months in anticipation of the peak selling period. Receivables tend to decline during the first fiscal quarter and are at their lowest point during December through February. The net result is increased working capital requirements from January through late in the fourth quarter. The Company anticipates that the Acquisition will reduce this seasonal pattern as Alamac's product offerings do not result in any significant seasonality in its business. After giving pro forma effect to the Acquisition, net sales for each of the four fiscal quarters in fiscal 1996 would have been 20.7%, 23.4%, 29.3% and 26.6%, respectively, of total net sales in such year.

INFLATION

     Similar to other textile and apparel manufacturers, the Company is dependent on the prices and supplies of certain principal raw materials including polyester, cotton and acrylic fibers. During fiscal 1996, raw material prices for polyester and acrylic stabilized after significant increases in fiscal 1995, while prices for cotton continued to increase. To date in fiscal 1997, there has been a reduction in raw material prices. The long-term impact of subsequent raw material price fluctuations on the Company's performance is, however, uncertain and could be material.

                                    BUSINESS

GENERAL

     Dyersburg is a leading manufacturer of knit fleece, jersey and stretch fabrics sold principally to domestic apparel producers. The Company's fleece fabrics are used to produce (i) outerwear apparel suitable for outdoor recreational activities, as well as casual sportswear, (ii) children's and women's sportswear, including sweatshirts and sweatpants, (iii) infant blanket sleepers and (iv) blankets and throws. The Company's jersey fabrics are used to produce a broad range of women's and children's lightweight apparel, including tops and shorts. The Company's stretch fabrics are used to produce a variety of activewear, including dancewear, swimwear, biking and running garments, recreational and casual sportswear, and intimate apparel. The Company's manufacturing operations are vertically integrated, beginning with the conversion of fiber into yarn and knitting, dyeing and finishing the fabric in a wide range of styles and colors. The Company's fabrics are used in apparel marketed by leading brands such as Calvin Klein, Columbia, Health-Tex, Liz Claiborne, Osh Kosh B'Gosh, Patagonia, Polo, Tommy Hilfiger and William Carter; sold to catalog merchants and specialty stores such as L.L. Bean and Eddie Bauer, department stores and national chains. For the 12 months ended July 5, 1997, the Company had net sales of $217.5 million and EBITDA of $37.4 million.

     The Company acquired Alamac, a subsidiary of WestPoint Stevens. Formed in 1946, Alamac is a leading manufacturer of interlock, jersey, pique and other knit fabrics sold primarily to domestic apparel producers. Alamac's interlock fabrics are used to produce men's, women's and children's turtlenecks and women's sportswear. Alamac's pique fabrics are used to produce a variety of casual wear, including golf and polo shirts. Similar to the Company's manufacturing operations, Alamac's manufacturing operations are vertically integrated. The Company believes the Acquisition will (i) expand its product line to include a complete assortment of circular knit fabrics, (ii) broaden its customer base, (iii) increase the Company's customer service capabilities, (iv) produce cost savings, (v) reduce the seasonality of the Company's sales and (vi) better position the Company to exploit industry trends, such as the shift to casual dress. For the twelve months ended July 5, 1997, after giving pro forma effect to the Acquisition, the Company would have had net sales of $453.3 million and EBITDA of $59.1 million. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

BUSINESS STRATEGY

     The Company was formed in 1929 and, through the early 1990s, marketed its fabrics to apparel manufacturers that supplied children's and women's apparel. In 1992, the Company began implementing a strategy of broadening its line of higher margin, value-added knit fabrics, including outerwear fleece and stretch fabrics, and targeting manufacturers of brand name apparel, catalog merchants, specialty stores, department stores and national chains. To support this shift in strategy, over the past several years the Company has substantially upgraded its manufacturing operations and has significantly increased its investment in marketing, research and development and customer service capabilities. The fundamental elements of the Company's strategy include:

     Emphasizing Value-Added Fabrics. The Company's primary strategy is to develop higher margin, value-added knit fabrics targeting manufacturers of brand name apparel, catalog merchants, specialty stores, department stores and national chains. The Company's value-added fabrics enable Dyersburg to provide its customers with distinctive aesthetic and performance features, such as a broad variety of surface finishes, high comfort and durability and low shrinkage. As a result of their better performance and technical design characteristics, these products generally have higher margins than the Company's traditional fabrics. To support the development, manufacture and sale of these products, the Company has significantly increased the resources devoted to research and development and marketing activities and has made significant investments in its manufacturing operations.

     Increasing Manufacturing Efficiencies. The Company has invested in its manufacturing operations to provide for the flexible production of its broad line of value-added fabrics, minimize off-quality production and reduce production costs. As a result of these investments, the Company has experienced a 20% increase in net sales per average number of employees from $122,000 per employee during fiscal 1994 to $146,000 per employee during the twelve months ended July 5, 1997, and a 26% reduction in the production of irregular and second-quality fabrics. Further, manufacturing efficiencies have enabled the Company to increase on-time deliveries from 83% in fiscal 1996 to 92% for the twelve months ended July 5, 1997.

     Offering High Levels of Customer Service. The Company is committed to being an industry leader in providing superior customer service. Key elements include electronic order execution, inventory management support and timely and complete order delivery. In addition, the Company is pursuing the management of complete garment production for customers through the formation of strategic alliances with contract apparel manufacturers.

     Pursuing Strategic Acquisitions and Alliances. The Company continually seeks strategic acquisitions and alliances that will enable the Company to add complementary product offerings and provide new customers and channels of distribution for the Company's products. For example, in 1994 the Company acquired United Knitting, which added stretch fabrics and lightweight lining fabrics to the Company's product line. In the first nine months of fiscal 1997, 19.6% of the Company's net sales was generated from the sale of fabrics produced by United Knitting. In addition to the Acquisition, the Company is currently pursuing other strategic initiatives.

THE ACQUISITION


     On August 27, 1997, the Company acquired all of the capital stock of Alamac. The Purchase Price was $126.0 million, subject to adjustment for changes in working capital and certain other items related to pension assets and liabilities subsequent to December 31, 1996. Prior to consummation of the Acquisition, Alamac transferred all of its cash and assets related to its Whitmire, South Carolina spinning plant to WestPoint Stevens and, accordingly, such assets were not acquired in the Acquisition. In addition, Alamac sold its accounts receivable to WestPoint Stevens, who then sold them to a related-party financing source and, as a result, the Company did not acquire Alamac's accounts receivable. Accordingly, the Company estimates that it will be required to finance approximately $40.0 to $45.0 million of additional working capital. The Company used the net proceeds from the Offering, together with borrowings under the New Credit Facility, to finance the Purchase Price and working capital needs, repay amounts outstanding under the Company's existing credit facility and certain other indebtedness and pay related fees and expenses. See "Use of Proceeds" and "Description of New Credit Facility."


     The Company operates Alamac as a discrete division. The Company's intends to integrate Alamac's sales and marketing personnel and other resources with the Company's existing operations to establish coordinated product development, marketing and customer service across its product lines for its combined customer base. The Company also intends to consolidate general and administrative activities, where appropriate, to eliminate redundancies and exploit economies of scale. In addition, the Company intends to invest in Alamac's manufacturing operations to improve Alamac's manufacturing productivity.

     The Company believes that the Acquisition will enhance its competitive position and business prospects based primarily on the following benefits:

     Expanded Product Line and Customer Base. The Acquisition will significantly expand the Company's line of value-added fabrics, including the addition of patterns, yarn-dyed fabrics and knit collars. Yarn-dyed fabrics can be produced in an unlimited variety of stripes and patterns, enabling Alamac to produce fabrics used in a broad line of value-added products not produced by the Company, including golf and polo shirts and uniforms. Alamac's fabrics are sold to a number of customers not currently served by the Company, particularly for use in menswear products. The Company believes the expanded customer base and the increased breadth of its product offerings following the Acquisition will create opportunities for the combined sales forces of the Company and Alamac to market to new customers and substantial cross-selling opportunities to market to existing customers.

     Cost Savings. The Company believes it can achieve operating cost savings at Alamac by eliminating certain duplicative functions and achieving efficiencies in administration and sales and marketing. The Company also believes it can realize additional manufacturing efficiencies by upgrading Alamac's manufacturing operations. The Company believes these improvements will significantly increase Alamac's manufacturing flexibility and productivity while reducing operating costs.

     Raw Material Purchasing Leverage. As a result of the Acquisition, the Company will more than double its purchases of polyester fiber. The Company believes this purchasing leverage will enhance the Company's ability to obtain this raw material at more favorable prices.

     Reduced Seasonality of the Company's Sales. The Company's sales have historically had a pronounced seasonal pattern with approximately 63.0% of its sales in fiscal 1996 occurring during its third and fourth fiscal quarters. The Acquisition will reduce this seasonality as Alamac's product offerings do not result in any significant seasonality in its business. After giving pro forma effect to the Acquisition, net sales for each of the four fiscal quarters in fiscal 1996, would have been 20.7%, 23.4%, 29.3% and 26.6 %, respectively, of total net sales in such year.

     Greater Critical Mass. The Acquisition will significantly increase the Company's revenue base. After giving pro forma effect to the Acquisition, the Company's net sales for the twelve months ended July 5, 1997 would have been $453.3 million. The Company believes that its increased size, marketing resources, production capacity and product offerings will create additional marketing and other growth opportunities.

INDUSTRY OVERVIEW

     Based on information provided by the American Apparel Manufacturers Association (the "AAMA"), management estimates that wholesale volume of knit apparel sold by domestic apparel producers to retailers was $8.5 billion in 1996, $8.4 billion in 1995, $7.9 billion in 1994 and $7.5 billion in 1993, representing a compound annual growth rate of 4.3%. The Company attributes the growth in knit fabric and knit apparel principally to (i) more casual dressing in and away from the workplace resulting from increasingly casual lifestyles and
(ii) the trade shift from apparel production in Asia to production in North America, including Mexico and the Caribbean Basin.

     Trend Toward Casual Dress. The Company believes that there is a growing trend in the United States toward casual dress. An increasing number of companies continue to institute casual dress policies, such as "casual Fridays." In addition, the Company believes that the number of people who work at home is increasing and that outside of the workplace, people's social activities are focusing on a more casual lifestyle. According to a study compiled by The NPD Group, Inc., an independent market research firm, the retail dollar volume for men's casual business attire grew 12% between 1993 and 1995 and sales of women's casual business attire increased 7% in the same period in comparison to total apparel sales which grew less than 7% during the period. In 1995, casual attire accounted for an estimated 58% of men's and 61% of women's retail clothing dollar volume.

     Expansion of North American Apparel Production. According to the AAMA, in 1996 Canada, Mexico and the Caribbean Basin countries accounted for $10.5 billion in apparel imports to the United States, compared with $6.7 billion in 1994, representing a 56.7% increase. Conversely, apparel imports to the United States by China, Taiwan, Korea and Hong Kong declined from $12.1 billion in 1994 to $11.0 billion in 1996. The increase in North American apparel production can be attributed to the beneficial impact of trade policy, including NAFTA and the Caribbean Basin Initiative (the "CBI"). Management believes that these initiatives, which include incentives to use fabric made in the United States, have made apparel assembled in the qualifying countries more price competitive for domestic apparel marketers and retailers. Further, management believes that garments produced under these initiatives contain more domestic knit fabric than apparel imported from outside the region.

     Vendor Managed Inventory and Merchandising Programs. Management believes that retailers and leading branded apparel producers are consolidating suppliers to achieve economies of scale and heightened customer service. To minimize the costs and risks associated with carrying inventories, retailers are demanding that their key suppliers offer inventory management, including quick replenishment of core styles and electronic order execution, as well as point-of-sale merchandising support. Management believes that the Company's breadth of product assortment, flexible production, investments in technology and critical mass position the Company to increase its market share as major retailers and apparel producers continue to consolidate and focus their supplier relationships.

     Apparel Production by Fabric Suppliers. Certain apparel retailers are employing strategies to minimize the cycle time from product development to finished product delivery, thereby minimizing inventory risks and responding more effectively to shifts in consumer demand. Certain fabric suppliers have also begun integrating forward into the development, production and merchandising of finished garments for key customers, either through owned or contracted garment assembly operations. The Company believes that the Acquisition and the resulting breadth of high-quality products, flexible production capabilities and critical mass position it to manage the production of finished apparel for key customers.

PRODUCTS

     The Company's products are divided into three principal categories: fleece, jersey and stretch.

     Fleece. The principal use of the Company's fleece fabrics is in manufacturing outerwear, children's and women's activewear and infant blanket sleepers. The Company's fleece fabrics are made of acrylic, polyester, cotton or blends of these fibers. The fabric is dyed and undergoes a series of finishing and abrading processes by which a surface is brushed or "napped" to give the fabric the "hand" or feel associated with fleece.

            Outerwear Fleece. In 1992, the Company introduced a new line of outerwear fleece designed for use in recreational and casual sportswear apparel products. In 1993, this product line was complemented by the introduction of Dyersburg E.C.O. outerwear fleece made of yarn using fibers from recycled plastics. The Company's variety of outerwear fleece fabrics has grown significantly, with new fabric weights, blends, fiber configurations and finishes that promote functionality. The Company's outerwear fleece products are engineered for water repellency, wickability, moisture vapor transport and warmth. The Company's branded outerwear fleece products have grown to include Kinderfleece targeted to children's outerwear, Citifleece targeted to adult outwear, Dyersburg E.C.O. Lite, a lighter weight E.C.O. product, and Chamee(TM), a new microdenier product line. Garments manufactured from these products are primarily sold to catalog merchants and specialty retailers.

            Other Fleece Products. Fleece fabrics sold to the children's activewear market, principally sweatshirts and sweatpants, are made of 100% acrylic fibers or polyester/cotton blends. Acrylic's low cost, ability to be dyed brighter colors and low shrinkage are of particular importance to the children's activewear market. Fleece fabrics sold to manufacturers of women's activewear are primarily made either of 50% polyester/50% cotton blends or polyester/cotton blends with a higher cotton content. In recent years, there has been increased use in activewear apparel of polyester/cotton blends, which management believes is attributable to increased consumer demand for natural fibers, as well as the greater receptivity of these fabrics to printing compared to 100% acrylic fabrics. Polyester/cotton blends are also typically softer and less likely to "pill" than 100% synthetics, while still offering less fabric shrinkage than 100% cotton products.

          The Company's remaining major fleece fabric product categories are fabrics used to manufacture infant blanket sleepers and for home furnishings. The demand for infant blanket sleepers is primarily attributable to its fire retardant characteristics. The Company's Maison Fleece brand blankets and throws are made from the Company's outerwear fleece fabrics for sale to the growing home furnishings market.

     Jersey. The Company markets a line of jersey fabrics for use in a broad range of women's and children's lightweight apparel, principally tops and shorts. Jersey is a flat-knit fabric, which is typically made from a polyester/cotton blend or from 100% cotton fibers and, unlike fleece, is not surface-finished. Jersey fabrics are also generally lighter in weight than fleece.

     Stretch. Stretch fabrics consist of custom formulations of cotton, spandex, nylon and other synthetic yarns designed for comfort, performance and styling. To produce a variety of shades and patterns, stretch fabrics may be knit from dyed yarns, dyed as cloth, sold to independent printers for printing or garment-dyed by the customer. These fabrics are used in a variety of fashion and activewear products, including dancewear, swimwear, biking and running garments, recreational and casual sportswear and intimate apparel. The majority of these fabrics are used by leading manufacturers to produce higher-priced branded sportswear products. A new stretch product, Synsation, was introduced in late 1996 aimed at the swimwear market.

     The following table sets forth certain information with respect to the Company's product offerings by type of fabric:

                                                           COMPANY        PERCENTAGE OF
                                  DESCRIPTION               BRANDS        NET SALES (1)
                           -------------------------  ------------------  --------------
FLEECE:
  Outerwear fleece.......  Double-sided plush fleece  Dyersburg                22.4%
                           engineered for warmth and  E.C.O.(TM)
                           light weight for use in a  Dyersport(R)
                           variety of outdoor         Citifleece(TM)
                           recreational activities    Kinderfleece(TM)
                           and casual sportswear
  Other fleece products:
     Cotton activewear...  Cotton rich fleeces for    Pareto(TM)               15.7%
                           use in sweats and other
                           activewear
     Sleepers............  Flame resistant fleece     TuffPuff(TM)             10.8%
                           used in infant blanket
                           sleepers
     Acrylic               Color rich acrylic         FleeceForce(R)
       activewear........  fabrics                                              8.4%
     Home furnishings....  Plush fleece blankets and  Maison Fleece(TM)         2.8%
                           throws
JERSEY...................  Cotton and                                          10.9%
                           cotton/polyester blends
                           for tops, T-shirts and
                           children's wear
STRETCH..................  Lycra(TM) based circular   Synsation(TM)            16.5%
                           knits for use in
                           dancewear, swimwear,
                           biking and running
                           garments, recreational
                           and casual sportswear and
                           intimate apparel
OTHER....................  Variety of cotton,                                  12.5%
                           polyester and acrylic
                           fabrics for use in
                           hosiery, bags and
                           miscellaneous trim
                           products

------------------------------
(1) Represents percentage of the Company's net sales for the twelve months ended July 5, 1997.

     Alamac produces a broad line of knit fabrics that can be generally divided as follows:

     Interlock. Interlock is made from 100% cotton ring spun, and cotton/polyester blends. Interlock is used primarily in men's, women's and children's turtlenecks and women's sportswear. Interlock, which the Company currently does not produce, is considered one of the leading base fabrications for domestic knit fabric production. The Company believes that the addition of this product line will present significant cross-selling opportunities.

     Jersey. Alamac's jersey products are similar to the Company's and are used primarily in tops, T-shirts and shorts. Unlike the Company, Alamac produces jersey fabric in tubular as well as open width form.

     Rib. Rib is a stretch fabric, used primarily in tops. The stretch results from the fabric construction, rather than the use of spandex. Rib continues to be an important fashion fabric for branded and mass merchant womenswear, and another important addition to the Company's product offerings.

     Pique. Pique is a textured knit and is the predominant fabric used in men's golf shirts. Fabric for knit collars and cuffs manufactured by Alamac are the other significant ingredients necessary to participate in the golfwear category.

     Fleece. Alamac has a much smaller line of fleece products than the Company; however, Alamac is able to produce fleece in tubular form, which is advantageous to certain children's manufacturers.

     Yarn-dyed products made up more than 20% of the total pounds of fabric sold by Alamac during fiscal 1996. Yarn-dyed fabric is knit using colored yarns, allowing for stripes and patterns, as opposed to piece dye (dyeing fabric after it has been knit), which makes each fabric a solid color. Yarn-dyeing is important in golf shirts and career apparel, specifically for customers in the fast food industry. Yarn-dye can be performed on many different product constructions, including jersey, rib, interlock and pique. Many of the fabrics manufactured by Alamac are also engineered for career apparel and uniforms to incorporate the protective elements needed for the job function. Examples are anti-microbial finishes to protect against the spread of bacteria; soil release to protect against food spills; and durable finishes to add to the lifetime of garments that are subjected to repeated industrial launderings.

MANUFACTURING

     To support the Company's strategy of broadening its line of value-added fabrics and to increase its manufacturing efficiencies and reduce manufacturing costs, the Company has invested significantly in its manufacturing operations. The Company has updated its yarn manufacturing facilities resulting in a reduction in the production of off-quality yarns and a decrease in the labor component of its manufacturing costs. The Company's dyeing and finishing operations have also been significantly expanded and redesigned to accommodate the growing sales of outerwear fleeces and performance cottons. As a result of its plant modernization program, the Company has improved its ability to produce high quality, competitively priced fabrics and to be versatile and flexible with respect to the weight, gauge and composition of its fabrics. The Company's yarn spinning, knitting, dyeing and finishing equipment can be used with a variety of fibers and blends to meet shifts in consumer demand.

     Knitted fabrics are made almost entirely from yarns containing acrylic, cotton or polyester fibers or blends of these materials. These fibers are blended, if required, carded to disentangle locks and straighten individual fibers and drawn to produce continuous untwisted strands called "slivers." The slivers are spun, drawn and twisted to produce yarn. The Company produces the majority of its yarns, but also purchases yarn from a number of vendors. The Company maintains several sources for branded and non-branded spandex and synthetic blend yarns. Alamac produces a significant portion of its yarns, but purchases a majority of its yarn from a number of vendors. The yarn is subsequently knit into fabric known as "greige" or undyed fabric. After knitting is completed, the greige fabric is dyed in computer-controlled, pressurized dyeing machines. Fabric dyeing is the most time-consuming operation in fleece fabric manufacturing, with dyeing cycles ranging from four to twelve hours, depending on the fabric and color dyed. Efficiency and quality controls implemented as part of the plant modernization program and new equipment have increased the Company's ability to match colors and reduce energy costs and are expected to reduce the time consumed in the dyeing process, as well as the overall production time for the Company's fabrics. Alamac is able to dye its yarns, as well as fabric, which allows it to produce fabrics in an unlimited variety of stripes and patterns.

     The Company finishes fleece fabric surfaces by napping or utilizing other processes. Fabrics are napped by being fed through machines that fluff one side of the fabric with rotating wire brushes, and then finished to produce the distinctive pile and feel of fleece through Company-developed processes that polish, raise and shear the fibers. Jersey fabric is a smooth, flat-knit fabric that is dyed but is not surface-finished. The Company also produces pile finished fleece fabrics, where a special knit construction produces an unusually long nap. This deep "pile" can be "tumbled" in rotary dryers to create a pilled or "sherpa" look; embossed, where patterns are cut into the pile; or sheared, where the fibers are uniformly cut to form a very dense, compact fabric with a smooth surface. In addition, with a special knit construction, fabrics produced with any of these finishing techniques can be napped on both sides. The Company also offers fabrics, both fleece and jersey, that are mechanically compacted to reduce the wash shrinkage of garments.

     The Company has two manufacturing facilities in Dyersburg and one facility in each of Trenton and Cleveland, Tennessee. The original Dyersburg facility spins 100% synthetic (acrylic or polyester) and 50% polyester/50% cotton yarns. The Trenton facility spins 100% cotton yarns as well as cotton/synthetic blends. These yarns are used along with yarns purchased from outside sources to knit fleece and jersey fabrics at the Dyersburg knitting facility prior to dyeing and finishing. The Company's facility in Cleveland, Tennessee uses the Company's yarn as well as purchased yarn from outside sources to knit, dye and finish stretch and lining fabrics. The Company currently operates three shifts per day, seven days a week at each of its facilities.

     Alamac has four manufacturing facilities in Lumberton, Elizabethtown, Clinton and Hamilton, North Carolina. The Clinton facility produces approximately 60% of Alamac's cotton and polyester needs with the remaining requirements obtained from outside vendors. All yarn dyeing requirements are produced at the Elizabethtown facility and shipped to the Lumberton and Hamilton facilities where yarns are knitted into fabrics and finished. Alamac currently operates three shifts per day, seven days a week at each of its facilities.

     Although the capacity at the Company's and Alamac's facilities varies by product mix, the Company does not believe that material additional capacity could be added without additional capital investments in equipment. Management believes that the Company has the space to accommodate investment in equipment, and equipment is available for purchase by the Company.

SALES AND MARKETING

     The Company maintains sales offices in New York, Chicago, Portland and Seattle. To support the Company's product expansion strategy, the Company has significantly increased its resources devoted to sales, marketing and customer service and has increased the number of its sales representatives from 13 at the end of fiscal 1992 to 24 at July 5, 1997. The Company also utilizes a network of independent sales agents coordinated through its marketing organization in New York. In addition to calling on the Company's customers, the Company's sales representatives attempt to create additional demand for the Company's products by marketing directly to brand name clothing designers and retailers.

     Alamac maintains sales offices in New York, Atlanta and Los Angeles. Its sales representatives are organized by end use area. Alamac also maintains a resource center at its Elizabethtown facility where customers have access to a designer, six fully electronic knitting machines and Alamac's color and fabric libraries to facilitate the design and development of apparel lines.

INVENTORY MANAGEMENT

     The Company's customers typically negotiate their purchases from the Company through informal purchase orders that specify their anticipated fabric needs over periods as long as five months. The orders are revocable and serve primarily to outline the customers' intentions over a specified term and permit the Company to "block out" its production schedule. Although orders are subject to cancellation by customers at any time before the Company receives color specifications from the customers, fabric produced for canceled orders can ordinarily be used to fill other orders. Because these informal purchase orders are cancelable, the Company has no appreciable long-term backlog.

     In order to facilitate its ability to respond quickly to customer demands and due to the seasonal nature of the Company's business, the Company puts substantial efforts into management of its inventory. Based in part upon the volume of informal customer purchase orders, the Company builds an inventory of uncolored and basic color fabrics (such as blacks, whites and gray heathers) during the Company's off-peak season. As customers determine their precise needs, they provide the Company with firm orders for fabrics with specific dyeing and finishing requirements. The Company's build-up of inventory, together with its modern dyeing and distribution facilities, permits the Company to quickly color, finish and ship fabric during the peak demand season. In addition, the Company's ability to manage its inventory and to efficiently dye and distribute its fabrics also enables the Company to produce and ship fabrics not contained in inventory. As a result of these efforts, together with the result of the Company's plant modernization program, the Company has established a policy of accepting orders with as little as a three-week lead time after color specification.

RESEARCH AND DEVELOPMENT

     The Company's research and development activities are coordinated through the Company's marketing department and are directed toward maintaining and improving the quality of the Company's products and the development of new value-added products such as Dyersburg E.C.O., Synsation, Kinderfleece, Citifleece and Maison Fleece to meet the changing needs of the knit fabric market. Emphasis is placed on physical characteristics that provide competitive differentiations between fabrics including "hand" or feel, warmth, fade resistance and shrinkage reduction. The Company's research and development activities are also focused on providing innovative stretch fabrics that will meet the evolving needs of its customers, while developing new products to gain entry in other markets. The Company was instrumental in developing products from DuPont Lycra(R) spandex and DuPont Supplex(R) nylon to provide customers with new types of performance fabrics that exhibit unique properties.

COMPETITION

     The textile industry is extremely competitive and includes numerous companies, no one of which is dominant in the industry. The Company and its competitors market their products nationwide, as domestic shipping costs are not a significant competitive factor. The Company's primary competition comes from suppliers of knit fabric. The Company also competes with vertically integrated apparel manufacturers that produce the fabric used in their apparel products and with foreign manufacturers. The primary competitive factors in the textile industry are product styling and differentiation, quality, customer service and price. The importance of these factors is determined by the need of particular customers and the characteristics of particular products. See "Risk
Factors -- Cyclical and Competitive Nature of Textile Industry."

     Increases in domestic capacity and imports of foreign-made textiles and apparel products are a significant source of competition for many domestic textile manufacturers. The U.S. government attempts to regulate the growth of certain textile and apparel imports by establishing quotas on imports from countries that historically account for significant shares of U.S. imports. Despite these efforts, imported apparel represents a significant portion of the U.S. apparel market, although the rate of import growth has slowed in recent years.

     The extent of import protection afforded by the U.S. government to domestic textile producers has been, and is likely to remain, subject to considerable domestic political deliberation and foreign considerations. In January 1995, a new multilateral trade organization, the WTO, was formed by the members of GATT to replace GATT. This new body has set forth the mechanisms by which world trade in textiles and clothing will be progressively liberalized with the elimination of quotas and the reduction of duties. The implementation began in January 1995 with the phasing-out of quotas and the reduction of duties to take place over a ten-year period. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: yarns, fabrics, made-up textiles and apparel. As it implements the WTO mechanisms, the U.S. government is negotiating bilateral trade agreements with developing countries (which generally are exporters of textile products) that are members of the WTO for purposes of reducing their tariffs on imports of textiles and apparel. The elimination of quotas and the reduction of tariffs under the WTO may result in increased imports of certain textile products and apparel into North America. These factors could make the Company's products less competitive against low cost imports from third world countries.

     NAFTA, which became effective on January 1, 1994, created the world's largest free-trade zone. The agreement contains safeguards sought by the U.S. textile industry, including a rule of origin requirement that products be processed in one of the three countries in order to benefit from NAFTA. NAFTA will phase out all trade restrictions and tariffs on textiles and apparel among the three countries. In addition, NAFTA requires merchandise to be made from yarns and fabrics originating in North America in order to avoid trade restrictions. Thus, not only must apparel be made from North American fabric, but the fabric must be constructed from North American spun yarn. Although management believes that the Company has benefitted from NAFTA, there can be no assurance that the removal of these barriers to trade will not have a material adverse effect on the Company's business.

LITIGATION

     The Company is a party to litigation incidental to its business from time to time. The Company is not currently a party to any litigation that management believes, if determined adversely to the Company, would have a material adverse effect on the Company. The Company believes Alamac is not currently a party to any litigation that, if determined adversely to Alamac, would have a material adverse effect on the Company.

GOVERNMENTAL REGULATION

     The Company and Alamac are subject to various federal, state and local environmental laws and regulations limiting the discharge, storage, handling and disposal of a variety of substances and wastes used in or resulting from its operations and potential remediation obligations thereunder, particularly the Federal Water Pollution Control Act, the Clean Air Act, the Resource Conservation and Recovery Act (including amendments relating to underground tanks) and the Comprehensive Environmental Response, Compensation and Liability Act, commonly referred to as "Superfund" or "CERCLA." The Company has obtained, and believes it is in compliance in all material respects with, all material permits required to be issued by federal, state or local law in connection with the operation of the Company's business as described herein. The Company believes Alamac has obtained, and believes it is in compliance in all material respects with, all material permits required to be issued by federal, state or local law in connection with the operation of Alamac's business as described herein.

     The operations of the Company and Alamac also are governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder which, among other things, establish cotton dust, formaldehyde, asbestos and noise standards and regulate the use of hazardous chemicals in the workplace. Alamac uses resins containing formaldehyde in processing some of its products. Although the Company does not use asbestos in the manufacture of its products, some of its facilities contain some structural asbestos that management believes is all properly contained.

     Many of the manufacturing facilities owned by the Company and Alamac have been in operation for several decades. Historical waste disposal and hazardous substance releases and storage practices may have resulted in on-site and off-site remediation liability for which the Company or Alamac, respectively, would be responsible. In addition, certain wastewater treatment facilities and air emission sources may have to be upgraded to meet more stringent environmental requirements in the future. Although the Company cannot with certainty assess at this time the impact of future emission standards or enforcement practices under the foregoing environmental laws and regulations and, in particular, under the 1990 Clean Air Act, upon its operations or capital expenditure requirements, the Company believes that it is currently in compliance in all material respects with applicable environmental and health and safety laws and regulations. The Company is aware of certain environmental contamination at the Alamac facilities. The Company estimates that the cost to remediate such contamination will range from approximately $3.5 million to $5.0 million. Pursuant to the Stock Purchase Agreement, WestPoint Stevens has agreed to indemnify the Company for a portion of such costs. See "Risks Factors -- Risk of Environmental Liability; Other Governmental Regulations."

EMPLOYEES

     At July 5, 1997, the Company employed approximately 1,500 people in hourly, salaried, supervisory, management and administrative positions. At June 30, 1997, Alamac employed approximately 2,350 people in hourly, salaried, supervisory, management and administrative positions. No labor union represents any of the Company's or Alamac's employees, and the Company believes its relationship with its employees to be good.

PROPERTIES

     The Company's business is conducted primarily through facilities located in Dyersburg, Trenton and Cleveland, Tennessee. Each of these facilities and the property on which they are located are owned by the Company. The Company leases selling offices in New York, New York; Chicago, Illinois; Seattle, Washington; and Portland, Oregon. The New York office contains approximately 13,000 square feet. The Chicago, Seattle and Portland offices have approximately 700, 700 and 120 square feet, respectively. The Company also leases approximately 1,000 square feet of office space in Cleveland, Tennessee, for IQUE's corporate office.

     The primary Dyersburg facility was built in 1929 with 275,000 square feet of floor space. After several expansions, it now contains approximately 888,000 square feet of plant space situated on 30 acres of land. The knitting facility (completed December 1993) encompasses approximately 155,000 square feet situated on approximately 30 acres in the Dyersburg Industrial Park. The floor space is distributed as follows: 683,000 square feet for manufacturing, 273,000 square feet for warehousing and distribution, 28,000 square feet for offices and 60,000 square feet for maintenance shops and boiler space. A new warehouse facility containing approximately 213,000 square feet will be completed before the end of calendar year 1997.

     The Trenton facility was built in the 1930s with approximately 94,000 square feet of floor space and has been expanded to approximately 188,000 square feet. The floor space is distributed as follows: approximately 98,000 square feet for manufacturing, approximately 61,000 square feet for warehousing, approximately 24,000 square feet for office space and approximately 5,000 square feet for maintenance and boiler space.

     The Cleveland facility was built in 1986 with approximately 70,000 square feet of floor space followed by a 38,000 square foot expansion in 1991. A 45,000 square foot addition (primarily warehouse, distribution and laboratory facilities) was completed in December 1994. A new 19,200 square foot expansion is expected to be completed in 1998.

     Alamac's business is conducted primarily through facilities located in Clinton, Elizabethtown, Hamilton and Lumberton, North Carolina. Each of these facilities and the property on which they are located are owned by Alamac. Alamac also leases selling offices in New York, Atlanta and Los Angeles.

     The Clinton facility was built in 1965 and contains approximately 367,000 square feet situated on approximately 48 acres of land. The Elizabethtown facility was built in 1971 and contains approximately 193,000 square feet situated on approximately 148 acres of land. The Hamilton facility was built in 1961 and contains approximately 383,000 square feet situated on approximately 106 acres of land. The Lumberton facility was built in 1962 and contains approximately 414,000 square feet situated on approximately 198 acres of land.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding executive officers and directors of the Company.

NAME                                        AGE                        POSITION
----                                        ---                        --------
T. Eugene McBride.........................  54    Chief Executive Officer and Chairman
Jerome M. Wiggins.........................  57    President and Chief Operating Officer, Director
Janice L. Whitlock........................  46    President -- Marketing
William S. Shropshire, Jr.................  40    Executive Vice President, Chief Financial Officer,
                                                    Secretary and Treasurer
Stephen J. Dauer..........................  56    Sr. Vice President -- Sales
Paul L. Hallock...........................  49    Vice President -- Finance, Assistant
                                                  Secretary -- Treasurer
Jerry W. Miller...........................  46    President -- United Knitting
Jerry W. Patton...........................  50    Vice President -- Administration
Margaret Schenck..........................  48    Vice President -- Operations/Customer Development,
                                                    United Knitting
Marvin B. Crow............................  64    Director
Patricia Hilsberg.........................  46    Director
L.R. Jalenak, Jr..........................  67    Director
Julius Lasnick............................  67    Director
P. Manohar................................  44    Director
Ravi Shankar..............................  34    Director
Mickey Ganot..............................  46    Director

     The Company's Charter provides that the Board of Directors is divided into three classes: Class I, Class II and Class III. Each class is as nearly equal in number as possible. Unless a director has been appointed to fill a vacancy or to fill a position that was created by increasing the number of directors, each director serves for a term ending at the third annual shareholders' meeting following the annual meeting at which such director was elected. Each director serves until such director's successor is elected and qualified or until such director's earlier death, resignation or removal. Under Tennessee law, because they were appointed to fill vacancies by the Board of Directors, Messrs. Manohar, Shankar and Ganot must stand for reelection at the next annual meeting of shareholders to fill the remaining term of their respective class.

     The following is additional information with respect to the above-named executive officers and directors.

     Mr. McBride joined the Company in September 1988 as Executive Vice President and was named President and Chief Operating Officer in January 1989. He was named Chief Executive Officer in September 1990 and Chairman of the Board of Directors in July 1995. Prior to joining the Company, Mr. McBride was Vice President -- Operations at Panill Knitting from 1986 to 1988 and Vice
President -- Manufacturing at Buster Brown Apparel from 1980 to 1986.

     Mr. Wiggins was elected President and Chief Operating Officer in July 1997 and previously served as President -- Operations since January 1996. Mr. Wiggins became a director of the Company in 1992. He joined the Company in August 1989 as Vice President and Chief Financial Officer, Treasurer and Secretary. Prior to joining the Company in 1989, he was Vice President of Finance and Chief Financial Officer of V.F. Corporation, an apparel manufacturer.

     Ms. Whitlock, President -- Marketing since December 1995, joined the Company in September 1994 as Vice President of Merchandising. Previously, she was Vice President of Merchandising at Flynt Fabrics and Burlington Industries.

     Mr. Shropshire, a certified public accountant, joined the Company as Executive Vice President, Chief Financial Officer, Secretary and Treasurer in October 1996. For the previous five years, he was Chief Financial Officer and Senior Vice President for Charter Bancshares, Inc.

     Mr. Dauer became the Sr. Vice President -- Sales in January 1996, after joining the Company as Vice President -- Marketing in June 1984. He had previously been employed since 1966 by Burlington Industries and, in 1980, became Vice President of Sales and Marketing -- Women's Apparel in that company's Knitted Fabric Division.

     Mr. Hallock joined the Company in April 1977. He was named Assistant Secretary in October 1978, Assistant Secretary -- Treasurer in October 1981 and Vice President -- Finance in March 1987.

     Mr. Miller joined the Company in August 1993 as Director of Manufacturing and was named Vice President of Manufacturing in May 1994. He was named President of United Knitting in June 1997. Before joining the Company, he was Director of Manufacturing with Sara Lee Products, which included textiles and apparel manufacturing.

     Mr. Patton joined the Company in 1966 in the production area. He was named MIS Director in May 1990. In September 1994, he was named Vice President -- MIS. Since January 1996, Mr. Patton has been Vice President -- Administration.

     Ms. Schenck has been Vice President -- Operations/Customer Development, United Knitting, since January 1994, when United Knitting was acquired by the Company. For more than five years prior to that time, she was Vice
President -- Operations/Customer Service at United Knitting.

     Mr. Crow became a director of the Company in 1990. He has been President of KBO Enterprises since April 1988. He is also a director of National Spinning Co., Inc., Ameritex Yarn Corporation and The Bibb Company.

     Ms. Hilsberg became a director in 1996. She was named Executive Vice President -- Merchandising of Bernard Chaus in June 1995. She served as Executive Vice President -- Merchandising of Evan Picone from November 1991 until May 1993.

     Mr. Jalenak became a director of the Company in 1992. He retired in December 1993 from the position of Chairman of the Board of Cleo Inc., a Gibson Greetings company manufacturing giftwrap, greeting cards and related products, which he held since June 1990. Previously, he served as President and Chief Executive Officer of Cleo Inc. for over ten years. He is also a director of Perrigo Company and Lufkin Industries and is an independent trustee and chairman of First Funds, a family of mutual funds managed by First Tennessee Bank.

     Mr. Lasnick became a director of the Company in 1992. He retired in April 1993 from the position of President -- Manufacturing of Springs Industries, Inc., a textile company, which he held since 1991. From 1986 to April 1993 he also served as Executive Vice President and a director of Spring Industries, Inc. He is also a director of National Spinning Co., Inc. and Sandlapper Fabrics, Inc.

     Mr. Manohar became a director of the Company in July 1997. He has been Group Executive Vice President/Finance of Texmaco Group since 1989. Prior to that time, he held Finance Executive positions in various companies of the Texmaco Group and with SRF Ltd., an Indian textile company. Mr. Manohar was appointed to the Board of Directors as a designee of Texmaco. See
"Summary -- Recent Developments."

     Mr. Shankar became a director of the Company in July 1997. He has been a Vice President of Operations in Texmaco's Textiles division and Director of Texmaco Perkasa Engineering since 1987. Mr. Shankar was appointed to the Board of Directors as a designee of Texmaco. See "Summary -- Recent Developments."

     Mr. Ganot became a director of the Company in July 1997. He has been the Director of Global Marketing of Texmaco since 1993. Prior to joining Texmaco, he served as Corporate Vice President Manufacturing and Operations of Liz Claiborne. Mr. Ganot was appointed to the Board of Directors as a designee of Texmaco. See "Summary -- Recent Developments."

     The following table sets forth certain information regarding certain key Alamac employees:

NAME                                   AGE                           POSITION
----                                   ---                           --------
Ronald Hester........................  53    President
Dick Liberatore......................  50    Vice President Sales, East Coast and International Sales
Don Pugatch..........................  46    Vice President Sales, Southeast
Sue Dalton...........................  41    Vice President Sales, West Coast
Ron Giacone..........................  50    Vice President Merchandising and Retail Accounts
Jimmy Dail...........................  53    Division Controller
Mark Cabral..........................  44    General Manager -- Fabric Production

     Mr. Hester joined Alamac in 1963. Prior to becoming President in 1990, Mr. Hester served as General Manager, Vice President of Manufacturing, Plant Manager, Assistant Plant Manager, Department Manager, Shift Supervisor and Production Operator.

     Mr. Liberatore joined Alamac in 1977. Prior to becoming Vice President Sales, East Coast and International Sales in 1989, Mr. Liberatore served as Director of Sales, Merchandise Manager, Sales Manager and Sales Representative.

     Mr. Pugatch joined Alamac in 1975. Prior to becoming Vice President Sales, Southeast in 1983, Mr. Pugatch served as Regional Manager, Merchandise Manager and Sales Representative.

     Ms. Dalton re-joined Alamac in 1996. Prior to becoming Vice President Sales, West Coast, she was associated with Malden Mills. Previously, Ms. Dalton served Alamac as Sales Manager and Sales Representative.

     Mr. Giacone joined Alamac in 1978. Prior to becoming Vice President Merchandising and Retail Accounts in 1989, Mr. Giacone served as Vice President of Retail Accounts, Director of Sales Administration, Director of Business Administration, Director of Sales Services, Assistant to the Vice President of Marketing, Merchandise Manager and Sales Manager.

     Mr. Dail joined Alamac in 1971. Prior to becoming Division Controller in 1990, Mr. Dail served as Assistant Controller, Accounting Manager, Cost Accounting Manager, Production Planning Coordinator and Inventory Analyst.

     Mr. Cabral joined Alamac in 1975. Prior to becoming General
Manager -- Fabric Production in 1989, Mr. Cabral served as Plant Manager, Assistant Plant Manager, Technical Assistant, Production Control Manager and Project Engineer.

SUMMARY COMPENSATION TABLE

     The following table provides information as to annual, long-term and other compensation paid by the Company to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries for the fiscal years indicated (each, a "Named Executive Officer").

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                       ANNUAL COMPENSATION       AWARDS
NAME AND PRINCIPAL                           FISCAL    --------------------   ------------      ALL OTHER
POSITIONS                                     YEAR      SALARY      BONUS      OPTIONS(#)    COMPENSATION(1)
------------------                           ------    ---------   --------   ------------   ---------------
T. Eugene McBride,.........................   1996      $259,386    $96,950       25,414(2)       $15,446
  Chairman and Chief                          1995       250,008     50,000           --           15,771
  Executive Officer                           1994       243,756     79,832       24,000           17,513
James E. Herring(3)........................   1996      $241,329    $97,781       66,751(2)       $ 8,311
                                              1995       240,104         --           --            9,355
                                              1994(4)    182,365     92,142      135,000(5)        17,956
Jerome M. Wiggins,.........................   1996      $186,258    $65,012       16,492(2)       $12,731
  President and Chief                         1995       172,008     27,500           --           13,486
  Operating Officer                           1994       161,760     45,984       11,000           11,886
Janice L. Whitlock,........................   1996      $181,678    $61,287       34,981(6)       $14,228
  President -- Marketing                      1995       165,000     41,158           --           10,776
                                              1994         3,438        N/A       25,000              N/A
Stephen J. Dauer,..........................   1996      $174,000    $52,612        9,311(2)       $13,784
  Sr. Vice President -- Sales                 1995       173,004     41,948           --           14,089
                                              1994       168,762     49,706        9,000           16,975

------------------------------
(1) Includes contributions by the Company in fiscal 1996 to the Dyersburg Fabrics Inc. Profit Sharing Plan and to the Company's Deferred Compensation Plan and premiums paid by the Company for term life insurance provided for the benefit of the Named Executive Officers, all as reflected in the table below.

                                                                                           GROUP TERM LIFE
                                                  PROFIT SHARING   DEFERRED COMPENSATION      INSURANCE
    NAME                                               PLAN                PLAN               PREMIUMS
    ----                                          --------------   ---------------------   ---------------
    T. Eugene McBride...........................      $8,710              $5,296               $1,440
    James E. Herring............................       7,650                  --                  661
    Jerome M. Wiggins...........................       8,710               3,877                  144
    Janice L. Whitlock..........................       8,710               4,472                1,046
    Stephen J. Dauer............................       8,710               4,072                1,002

(2) Reflects number of options repriced in fiscal 1996.
(3) Mr. Herring served as President of the Company's IQUE subsidiary until his resignation in July 1997.
(4) For services rendered beginning January 19, 1994, the date of the Company's acquisition of United Knitting.
(5) Options issued under the Company's 1992 Stock Plan in connection with the acquisition of United Knitting.
(6) Includes 16,981 options repriced in fiscal 1996.

                             PRINCIPAL SHAREHOLDERS

     The only outstanding voting securities of the Company are shares of common stock, which are entitled to one vote per share. At July 5, 1997, there were issued and outstanding 13,139,658 shares of common stock.

     The following table sets forth information, as of June 30, 1997, with respect to all shareholders known by the Company to be beneficial owners of more than five percent of its outstanding shares of common stock. It also shows beneficial ownership for each director and executive officer. Except as noted below, each person has sole voting and investment power with respect to the shares shown as of such date.

                                                               AMOUNT AND NATURE OF     PERCENTAGE
NAME                                                          BENEFICIAL OWNERSHIP(1)   OUTSTANDING
----                                                          -----------------------   -----------
Stephen J. Dauer............................................           156,412(2)           1.2%
T. Eugene McBride...........................................           205,000              1.6
Janice L. Whitlock..........................................             6,792                *
Jerome M. Wiggins...........................................           217,733              1.7
William S. Shropshire, Jr...................................               500                *
Paul L. Hallock.............................................           145,687(3)           1.1
Jerry W. Patton.............................................            46,010                *
Jerry W. Miller.............................................            10,214                *
Margaret Schenck............................................            56,434                *
Julius Lasnick..............................................             9,000                *
L.R. Jalenak, Jr............................................            18,500                *
Marvin B. Crow..............................................             8,000                *
Patricia Hilsberg...........................................             5,000                *
P. Manohar..................................................                --(4)             *
Ravi Shankar................................................                --(4)             *
Mickey Ganot................................................                --(4)             *
Marimutu Sinivisan..........................................                --(5)             *
Texmaco.....................................................         3,000,000             22.8
All executive officers and directors as a group (16
  persons)..................................................           885,282(6)           6.7

---------------

 *  Denotes less than one percent
(1) Includes the following shares subject to options that are exercisable within 60 days of June 30, 1997: Stephen J. Dauer -- 6,386; T. Eugene
    McBride -- 17,499; Janice L. Whitlock -- 6,792; Jerome M. Wiggins -- 11,895; Paul L. Hallock -- 3,186; Jerry Patton -- 2,885; Jerry Miller -- 7,714; Margaret Schenck -- 17,401; Julius Lasnick -- 7,000; L. R. Jalenak,
    Jr. -- 9,000; Marvin B. Crow -- 7,000; and Patricia Hilsberg -- 5,000.
(2) Includes 300 shares owned by Mr. Dauer's wife.
(3) Includes 4,000 shares held as custodian for Mr. Hallock's children.

(4) Excludes shares held by Texmaco which may be deemed to be beneficially owned because such person is a Texmaco designee to the Company's Board of Directors pursuant to its agreement with the Company dated April 8, 1997. See "Risk Factors -- Relationship with Texmaco."

(5) Excludes shares held by Texmaco which may be deemed to be beneficially owned because such person is a controlling person of Texmaco.
(6) Excludes shares held by Texmaco which may be deemed to be beneficially owned by Messrs. Manohar, Shankar and Ganot.

                       DESCRIPTION OF NEW CREDIT FACILITY


     Concurrently with the closing of the Acquisition and the Offering, the Company and certain of its subsidiaries entered into the New Credit Facility with one or more financial institutions (the "Lenders") for which SunTrust Bank, Atlanta ("SunTrust") is administrative and collateral agent and SunTrust's affiliate acts as arranger. The Company and all existing and future material subsidiaries of the Company guarantee the indebtedness under the New Credit Facility. The following is a summary of the material terms and conditions of the New Credit Facility and is subject to the detailed provisions of the New Credit Facility and various related documents entered into in connection with the New Credit Facility. A copy of the New Credit Facility is available upon request from the Company.


     General. The New Credit Facility consists of a five-year Revolver providing up to $110.0 million of availability and a five-year $50.0 million Term Loan. The Term Loan provides for scheduled quarterly principal amortization such that $7.5 million of principal is paid during each of the first and second years following the closing; $10.0 million during the third year following the closing; and $12.5 million during each of the fourth and fifth years following the closing. The Revolver is available in multiple drawings from time to time on and following the closing, subject to certain limitations, including a requirement that amounts outstanding under the Revolver (including certain letters of credit) will at all times be less than a Borrowing Base based on 50% of the Company's Eligible Inventory and 85% of the Company's Eligible Receivables (as such terms are defined in the New Credit Facility), and amounts borrowed and repaid may be reborrowed until the fifth anniversary of the closing date (the "Final Maturity Date"). The Revolver also includes a subfacility for up to $5.0 million of revolving swing loans to be provided by SunTrust (the "Swing Loans"), which, to the extent made, will reduce the availability of the Revolver. Up to $12.0 million of the amount available under the Revolver may be used for letters of credit supporting obligations of the Company and its subsidiaries, which will also reduce the availability under the Revolver. Advances under the Revolver will be used to finance the working capital and general corporate requirements of the Company and its subsidiaries, including the financing of Alamac's working capital needs.

     Interest Rates; Fees. Amounts outstanding under the Revolver and the Term Loan bear interest, at the Company's option, at either LIBOR (adjusted for any reserves) plus a specified margin ranging from 0.75% to 2.75% (based on the ratio of the Company's Total Adjusted Funded Debt to its EBITDAR (as such terms are defined in the New Credit Facility) (the "Total Debt/EBITDAR Ratio")) for interest periods of one, two, three or six months, or the base rate, which is the higher of SunTrust's prime lending rate and the overnight federal funds rate plus 0.50% plus a margin of 0.25% if the Company's Total Debt/EBITDAR Ratio exceeds a specified level. Swing Loans may bear interest at a negotiated rate for a short-term period agreed to with SunTrust or the base rate, as described above.


     Interest on the amounts outstanding under the Revolver and the Term Loan bearing interest at the base rate is payable quarterly in arrears on the last day of each quarter. Interest on amounts outstanding under the Revolver and Term Loan bearing interest based on LIBOR is payable in arrears at the end of the applicable interest period and every three months where the applicable period exceeds three months.


     The Company pays a commitment fee on the unused portion of the Revolver which is payable quarterly in arrears. The amount of the commitment fee will be determined based on the Total Debt/EBITDAR Ratio and will range from 0.15% to 0.50% per annum. The New Credit Facility also provides for payment of fees with respect to letters of credit issued or deemed issued thereunder.


     Mandatory Prepayments. The Term Loan is subject to the following mandatory prepayments: (i) 100% of the net cash proceeds of an equity issuance by the Company, (ii) 50% of annual Excess Cash Flow (as defined in the New Credit Facility) and (iii) 100% of net cash proceeds from Asset Sales (as defined in the New Credit Facility), subject to certain exceptions contained therein. The New Credit Facility prohibits asset sales altogether.


     Collateral. All amounts owing under the New Credit Facility are secured by security interests in substantially all of the assets of the Company and its subsidiaries.

     Covenants. The Company and each of its existing and future subsidiaries are subject to certain affirmative and negative covenants contained in the New Credit Facility, including without limitation covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations and the granting of additional liens; (ii) mergers, acquisitions, investments and acquisitions and dispositions of assets; (iii) the incurrence of capitalized lease obligations; (iv) dividends; (v) prepayments or repurchase of other indebtedness and amendments to certain agreements governing indebtedness, including the Indenture and the Exchange Notes; (vi) engaging in transactions with affiliates and formation of subsidiaries; (vii) the use of proceeds; and
(viii) changes of lines of business. There are also covenants relating to compliance with ERISA and environmental and other laws, payment of taxes, maintenance of corporate existence and rights, maintenance of insurance and financial reporting. Certain of these covenants are more restrictive than those set forth in the Indenture. In addition, the New Credit Facility requires the Company to maintain compliance with certain specified financial covenants, including covenants relating to minimum net worth, minimum interest coverage ratio, minimum fixed charge coverage ratio and maximum Total Debt/EBITDAR Ratio. The New Credit Facility prohibits prepayment or defeasance of the Exchange Notes.

     Events of Default. The New Credit Facility includes customary events of default, including, without limitation, a bankruptcy, a Change of Control (as defined in the New Credit Facility) of the Company or its subsidiaries, the invalidity of guarantees or security documents under the New Credit Facility and cross-default to other indebtedness of the Company and its subsidiaries. The occurrence of any such events of default could result in acceleration of the Company's obligations under the New Credit Facility and foreclosure on the collateral securing such obligations, which could have a material adverse effect on holders of the Exchange Notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

     The Exchange Notes will be issued pursuant to the Indenture between the Company and State Street Bank & Trust Company, as trustee (the "Trustee"). Upon the effectiveness of the Registration Statement of which this Prospectus forms a part, the Indenture will be subject to and governed by the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Exchange Notes are subject to all such terms, and holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture will be made available as set forth under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this "Description of the Exchange Notes," the term "Company" refers only to Dyersburg Corporation and not to any of its Subsidiaries.

     The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company. As of July 5, 1997, after giving pro forma effect to the offering of Series A Notes and the Acquisition, the Company would have had approximately $86.9 million of Senior Debt outstanding, including $79.0 million of outstanding borrowings under the New Credit Facility. In addition, certain of the Company's Restricted Subsidiaries would have had $41.8 million of additional borrowings available under the New Credit Facility. The Indenture permits the Company and its Restricted Subsidiaries to incur additional indebtedness, including additional Senior Debt, subject to certain restrictions. See
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."


     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Exchange Notes. The Exchange Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Exchange Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of July 5, 1997, after giving pro forma effect to the Offering and the Acquisition, the Company's Subsidiaries would have had approximately $86.9 million of Indebtedness and $56.6 million of trade payables and other liabilities outstanding. See "Risk Factors -- Subordination."


     All of the Company's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. The Company's payment obligations under the Exchange Notes will be guaranteed, on a senior subordinated basis, by all of the Company's existing Restricted Subsidiaries and all Domestic Restricted Subsidiaries created or acquired by the Company in the future. See "-- Subsidiary Guarantees."

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes will be limited in aggregate principal amount to $125.0 million and will mature on September 1, 2007. Interest on the Exchange Notes will accrue at the rate of 9 3/4% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 1998, to holders of record on the immediately preceding February 15 and August 15. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, interest and Liquidated Damages, if any, on the Exchange Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the holders of the Exchange Notes at their respective addresses set forth in the register of holders of Exchange Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Exchange Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

     The payment of principal of and premium, interest and Liquidated Damages, if any, on the Exchange Notes is subordinate in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt of the Company, whether outstanding on the Closing Date or thereafter incurred.

     The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or marshalling of assets or liabilities of the Company, the holders of Senior Debt must be paid in full in cash or Cash Equivalents with respect to all Obligations due in respect of such Senior Debt before any direct or indirect payment or distribution (excluding distributions of certain Permitted Junior Securities) is made on account of the principal of, or premium, if any, or interest on, the Exchange Notes or on account of the purchase, redemption, defeasance or other acquisition of, or in respect of, the Exchange Notes (other than payments previously made pursuant to the provisions described below under "-- Legal Defeasance and Covenant Defeasance").

     Upon the occurrence and during the continuance of any default in the payment of any Obligation with respect to any Designated Senior Debt, when the same becomes due (whether due to lapse of time or at maturity, whether by acceleration or otherwise), and after receipt by the Trustee and the Company from representatives of holders of such Designated Senior Debt of written notice of such default, no direct or indirect payment (other than payments previously made pursuant to the provisions described under "-- Legal Defeasance and Covenant Defeasance") by or on behalf of the Company of any kind or character (excluding distributions of certain Permitted Junior Securities) may be made on account of the principal of, premium, if any, or interest on, or the purchase, redemption, defeasance or other acquisition of, the Exchange Notes unless and until such default had been cured or waived or has ceased to exist or such Designated Senior Debt shall have been discharged or paid in full in cash or Cash Equivalents.

     In addition, upon the occurrence and during the continuance of any other default in respect of any Designated Senior Debt pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and upon the earlier to occur of (a) the receipt by the Trustee from the representatives of holders of such Designated Senior Debt of a written notice of such Non-payment Default (a "Payment Blockage Notice") or (b) if such Non-payment Default results from the acceleration of the Exchange Notes, the date of such acceleration, no payment (other than payments previously made pursuant to the provisions described under "-- Legal Defeasance and Covenant Defeasance") or distribution of any assets of the Company of any kind or character (excluding distributions of certain Permitted Junior Securities) may be made by the Company on account of the principal of, premium, if any, or interest on, or the purchase, redemption, defeasance or other acquisition of, the Exchange Notes for the period specified below (the "Payment Blockage Period").

     The Payment Blockage Period shall commence upon the receipt of the Payment Blockage Notice by the Trustee from the representatives of holders of Designated Senior Debt or the date of the acceleration referred to in clause (b) of the preceding paragraph, as the case may be, and shall end on the earliest to occur of the following events (a) 179 days has elapsed since the receipt of such Payment Blockage Notice or the date of such acceleration (provided such Designated Senior Debt shall not theretofore have been accelerated), (b) such default is cured or waived or ceases to exist or such Designated Senior Debt is discharged or paid in full in cash or Cash Equivalents (provided that no other Non-payment Default has occurred and is then continuing after giving effect to such cure or waiver), or (c) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the representatives of holders of Designated Senior Debt initiating such Payment Blockage Period, after which the Company shall promptly resume making any and all required payments in respect of the Exchange Notes. No Non-payment Default with respect to Designated Senior Debt that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Debt initiating such Payment Blockage Period will be, or can be, made the basis of the commencement of a second Payment Blockage Period, unless such default has been cured for a period of not less than 30 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the receipt by the Trustee of the Payment Blockage Notice or the date of the acceleration initiating such Payment Blockage Period (provided that such Designated Senior Debt shall not theretofore have been accelerated), and there must be at least a 186 consecutive day period in each 365-day period during which no Payment Blockage Period is in effect.

     The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Exchange Notes is accelerated because of an Event of Default.


     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As of July 5, 1997, after giving pro forma effect to the Offering and the Acquisition, the Company would have had approximately $86.9 million of Senior Debt outstanding. The Company will be able to incur additional Senior Debt in the future, subject to certain limitations. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."


SUBSIDIARY GUARANTEES


     The Company's payment obligations under the Exchange Notes are guaranteed by all of the Company's existing Restricted Subsidiaries. In addition, the Company is obligated to cause each of its Domestic Restricted Subsidiaries created or acquired after the Closing Date to execute a Guarantee of the Exchange Notes in accordance with the terms of the Indenture. The Guarantee of each Guarantor is subordinated in right of payment to all existing and future Senior Debt of such Guarantor to the same extent as the Exchange Notes are subordinated to Senior Debt of the Company. See "-- Subordination." As of July 5, 1997, after giving pro forma effect to the Offering and the Acquisition, the Guarantors would have had approximately $86.9 million of Senior Debt outstanding. The Indenture permits the Company's Subsidiaries to incur additional indebtedness, including additional Senior Debt, subject, in the case of the Company's Restricted Subsidiaries, to certain restrictions. See
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."


     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise (other than with another Guarantor), or a sale or other disposition of all of the capital stock of any Guarantor (other than to another Guarantor), or in the case the Company designates a Guarantor to be an Unrestricted Subsidiary in accordance with the Indenture, then such Guarantor will be released and relieved of any obligations under its guarantee; provided that the Net Proceeds of any such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at the Option of Holders -- Asset Sales."

OPTIONAL REDEMPTION

     The Exchange Notes will not be redeemable at the Company's option prior to September 1, 2002. Thereafter, the Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2002........................................................    104.875%
2003........................................................    103.250
2004........................................................    101.625
2005 and thereafter.........................................    100.000%

     Notwithstanding the foregoing, prior to September 1, 2000, the Company may redeem up to an aggregate of $25.0 million in principal amount of Exchange Notes at a redemption price of 109.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more public offerings of common stock of the Company; provided that (i) at least $100.0 million in principal amount of the Exchange Notes remain outstanding immediately after the occurrence of such redemption, and (ii) such redemption shall occur within 90 days of the date of the consummation of each such public offering.

SELECTION AND NOTICE

     If less than all of the Exchange Notes are to be redeemed at any time, selection of Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Exchange Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Exchange Note. Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Exchange Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, the Company will be obligated to make an offer (a "Change of Control Offer") to each holder of Exchange Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Exchange Notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following a Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of

Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each such new Exchange Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Exchange Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

     The New Credit Facility prohibits, and future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may prohibit, the Company from purchasing any Exchange Notes following a Change of Control and/or provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Notes, the Company could seek the consent of its lenders to the purchase of Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Notes. The Company's failure to purchase tendered Exchange Notes following a Change of Control would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Exchange Notes. See "-- Subordination" and "Description of New Credit Facility."

     The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests in Subsidiaries issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and
(b) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

     Within 270 days of the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds, at its option, (i) to repay Senior Debt or (ii) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of Exchange Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Exchange Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Exchange Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Exchange Notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to any direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or any Wholly Owned Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is subordinated to the Exchange Notes or any Guarantee thereof, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (excluding Restricted

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

     Payments permitted by clause (ii) through (v) of the next succeeding paragraph), is less than the sum of (i) 50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of (A) the aggregate net cash proceeds received by the Company from the issue or sale since the Closing Date of Equity Interests of the Company (other than Disqualified Stock), other than Equity Interests sold to a Subsidiary of the Company, and (B) the amount by which Indebtedness or Disqualified Stock of the Company and its Restricted Subsidiaries is reduced on the balance sheet of the Company upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any such Indebtedness or Disqualified Stock for Equity Interests (other than Disqualified Stock) of the Company, plus (iii) 50% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary after the Closing Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus (iv) $5.0 million.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management or board of directors pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and (v) the payment of dividends on the Company's common stock in an amount not to exceed $0.01 per share per fiscal quarter of the Company.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than 90 days following the end of each fiscal quarter of the Company, the Company shall deliver to the Trustee an Officers' Certificate setting forth the Restricted Payments made by the Company during such quarter stating that such Restricted Payments were permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed; provided, however, that no such Officers' Certificate need be delivered with respect to any quarter in which no Restricted Payments, other than the payment of up to $0.01 per share dividend on the Company's common stock, were made.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and the Guarantors may incur Indebtedness (including Acquired
Debt) and the Guarantors may issue preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following (collectively, "Permitted Debt"):

          (i) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the New Credit Facility in an aggregate amount not to exceed at any one time outstanding the sum of (a) $50.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to repay Indebtedness outstanding under the New Credit Facility pursuant to clause
     (i) of the second paragraph of the covenant described above under the caption " -- Asset Sales" (but the amount available under this subsection
     (a) shall not be reduced to less than zero) plus (b) the greater of (1) $110.0 million and (2) the sum of (A) 85% of the Company's accounts receivable as shown on the Company's most recent consolidated balance sheet, plus (B) 50% of the Company's inventories as shown on the Company's most recent consolidated balance sheet;

          (ii) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness represented by the Exchange Notes, any Guarantee of the Exchange Notes and the Indenture;

          (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (iv) the incurrence by the Company and the Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Guarantor, in an aggregate amount not to exceed $5.0 million at any time outstanding;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted to be incurred by the first paragraph, or by clauses
     (ii) through (x) of the second paragraph of this covenant;

          (vi) the incurrence of Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are (a) incurred for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (b) incurred for the purpose of fixing or hedging currency exchange rates or prices of commodities used in the business of the Company and its Restricted Subsidiaries;

          (viii) the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to letters of credit to support workers compensation obligations, bankers acceptances and performance bonds, surety bonds and performance guarantees of the Company or such Restricted Subsidiary, in each case incurred in the ordinary course of business;

          (ix) the incurrence by the Company or any Guarantor of Indebtedness in an amount not to exceed $20.0 million at any one time outstanding; and

          (x) the guarantee by the Company or any of the Guarantors of Indebtedness that was permitted to be incurred by another provision of this covenant.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accredit value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing

Indebtedness as in effect on the Closing Date, (b) the New Credit Facility as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions affecting Restricted Subsidiaries than those contained in the New Credit Facility as in effect on the Closing Date, (c) the Indenture and the Exchange Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, or (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  Merger, Consolidation or Sale of Assets

     The Indenture provides that neither the Company nor any Restricted Subsidiary may consolidate or merge with or into (whether or not the Company or such Restricted Subsidiary, as the case may be, is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company or such Restricted Subsidiary, as the case may be, is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company or such Restricted Subsidiary, as the case may be, under the Exchange Notes or such Restricted Subsidiary's Guarantee thereof and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the

Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, other than the purchase or sale of inventory from or to Texmaco in the ordinary course of business, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The foregoing provisions will not prohibit (i) any transaction with an employee of the Company (in his or her capacity as such) entered into in the ordinary course of business, including entering into employment agreements, indemnification agreements and compensation and employee benefit plans; (ii) transactions between or among the Company and/or its Restricted Subsidiaries; and (iii) any Restricted Payment that is permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments."

  Limitation on Other Senior Subordinated Debt

     The Indenture provides that neither the Company nor any Restricted Subsidiary will incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company or such Restricted Subsidiary, as the case may be, and senior in any respect in right of payment to the Exchange Notes or such Restricted Subsidiary's Guarantee thereof.

  Additional Subsidiary Guarantees

     The Indenture provides that if the Company or any of the Guarantors shall acquire or create a Domestic Restricted Subsidiary after the Closing Date, or any Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary and become a Domestic Restricted Subsidiary, then such Subsidiary shall execute a guarantee of the notes and deliver an opinion of counsel, in accordance with the terms of the Indenture.

  Payments for Consent

     The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless such consideration is offered to be paid or is paid to all holders of the Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Exchange Notes are outstanding, the Company will furnish to the holders of Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial information and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public

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

availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Exchange Notes (whether or not prohibited by the subordination provisions of the Indenture), (ii) default in payment when due of the principal of or premium, if any, on the Exchange Notes (whether or not prohibited by the subordination provisions of the Indenture);
(iii) failure by the Company to comply with the provisions described under the captions "-- Change of Control," "-- Asset Sales," "-- Restricted Payments,"
"-- Incurrence of Indebtedness and Issuance of Preferred Stock" or "-- Merger, Consolidation or Sale of Assets;" (iv) failure by the Company for 30 days after written notice by the Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Notes to comply with any of its other agreements in the Indenture or the Exchange Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Closing Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at final maturity (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million and either (a) any creditor commences enforcement proceedings upon any such judgment or (b) such judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any guarantee of the Exchange Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Restricted Subsidiary, or any Person acting on behalf of any Restricted Subsidiary, shall deny or disaffirm its obligations under its guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Notes may declare all the Exchange Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Exchange Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring solely by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes. If an Event of Default occurs prior to September 1, 2002 solely by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Exchange Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes.

     The holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Exchange Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Restricted Subsidiary (other than the Company and its Restricted Subsidiaries), as such, shall have any liability for any obligations of the Company or such Restricted Subsidiary under the Exchange Notes, any Guarantee thereof, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Exchange Notes to receive payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on the Exchange Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under " -- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Exchange Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages, if any, on the outstanding Exchange Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Closing Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Exchange Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

     The registered holder of an Exchange Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the Exchange Notes and the Guarantees thereof may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes), and any existing default or compliance with any provision of the Indenture, the Exchange Notes or the Guarantees thereof may be waived with the consent of the holders of a majority in principal amount of the then outstanding Exchange Notes (including consents obtained in connection with a tender offer or exchange offer for Exchange Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting holder): (i) reduce the principal amount of Exchange Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages, if any, on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the holders of at least a majority in aggregate principal amount of the Exchange Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Note payable in money other than that stated in the Exchange Notes,
(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Exchange Notes to receive payments of principal of or premium, interest or Liquidated Damages, if any, on the Exchange Notes, (vii) waive a redemption payment with respect to any Exchange Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (ix) release any Restricted Subsidiary from its

Guarantee of the Exchange Notes or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of
Article 10 of the Indenture (which relates to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the Exchange Notes then outstanding if such amendment would adversely affect the rights of holders of Exchange Notes.

     Notwithstanding the foregoing, without the consent of any holder of Exchange Notes, the Company and the Trustee may amend or supplement the Indenture, the Exchange Notes or any Guarantee thereof to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's or any Restricted Subsidiary's obligations to Holders of Exchange Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Exchange Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Exchange Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Dyersburg Corporation, 1315 Phillips Street, Dyersburg, Tennessee 38025, Attention:
Treasurer.

BOOK-ENTRY, DELIVERY AND FORM

     The certificates representing the Exchange Notes will be issued in fully registered form. Except as described in the next paragraph, the Exchange Notes initially will be represented by a single, permanent global Exchange Note, in definitive, fully registered form without interest coupons (the "Global Exchange Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. or such other nominee as DTC may designate. The Global Exchange Note (and any Exchange Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the Indenture and will bear the respective legends regarding such restrictions.

     Holders of Exchange Notes who elect to take physical delivery of their certificates instead of holding their interest through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered form a certificated Exchange Note ("Certificated Exchange Note"). Upon the transfer of any Certificated Exchange Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless the transferee requests otherwise or the Global Exchange Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in the Global Exchange Note.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that, pursuant to procedures established by the Depositary, (i) upon deposit of the Global Exchange Note, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Exchange Note and (ii) ownership of the Exchange Notes evidenced by the Global Exchange Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Exchange Note will be limited to such extent.

     So long as the Global Exchange Note Holder is the registered owner of any Exchange Notes, the Global Exchange Note Holder will be considered the sole holder under the Indenture of any Exchange Notes evidenced by the Global Exchange Note. Beneficial owners of Exchange Notes evidenced by the Global Exchange Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Notes.

     Payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on any Exchange Notes registered in the name of the Global Exchange Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Exchange Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Exchange Notes, including the Global Exchange Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

  Certificated Securities

     Subject to certain conditions, any person having a beneficial interest in a Global Exchange Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Exchange Note Holder of the Global Exchange Note, Exchange Notes in such form will be issued to each person that the Global Exchange Note Holder and the Depositary identify as being the beneficial owner of the related Exchange Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Exchange Note Holder or the Depositary in identifying the beneficial owners of Exchange Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Exchange Note Holder or the Depositary for all purposes.

  Same-Day Settlement and Payment

     The Indenture requires that payments in respect of the Exchange Notes represented by the Global Exchange Note (including principal, premium, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

     Any permitted secondary market trading activity in such Exchange Notes will be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES


     The Company and the Initial Purchasers entered into the Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Series A Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Series A Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Series A Note until (i) the date on which such Series A Note has been exchanged by a person other than a broker-dealer for an Exchange
Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Series A Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Series A Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Series A Note is distributed to the public pursuant to Rule 144 under the Act.


     The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 30 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 90 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration

Statement was declared effective by the Commission, Exchange Notes in exchange for all Series A Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Series A Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to one-half of one percentage point (0.5%) per annum of the principal amount of Series A Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional one-half of one percent (0.5%) per annum for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of two percent (2.0%) per annum. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Exchange Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Series A Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Series A Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Acquisition" means the acquisition by the Company of all of the outstanding Capital Stock of AIH Inc. pursuant to the Stock Purchase Agreement by and among the Company, Alamac Sub Holdings Inc., AIH Inc. and WestPoint Stevens Inc.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding sales of services and ancillary products in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following will be deemed not to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; (iii) the transfer of obsolete equipment in the ordinary course of business; (iv) a sale and leaseback transaction in which the lease is a Capital Lease Obligation that is permitted by the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and (v) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments."

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided the full faith and credit of the United States government is behind such obligation) having maturities of not more than six months from the date of acquisition,
(iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank that is a member of the Federal Reserve System and having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, or whose short-term debt has the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Corporation ("S&P"), (iv) any money market deposit account issued or offered by a domestic commercial bank that is a member of the Federal Reserve System and having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, or whose short-term debt has the highest rating obtainable from Moody's or S&P, (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (vi) commercial paper having the highest rating obtainable from Moody's or S&P, and in each case maturing within six months after the date of acquisition.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Texmaco or its Affiliates; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Texmaco or its Affiliates, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 25% of the Voting Stock of the Company (measured by voting power rather than number of shares); or (iv) the first day on which two-thirds or less of the members of the Board of Directors of the Company are Continuing Directors.

     "Closing Date" means the date of the closing of the sale of the Series A Notes.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale,
(ii) provision for taxes based on income or profits, (iii) consolidated interest expense whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries and (vi) any non-cash compensation expense in connection with the issuance of employee stock options shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (a) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date, plus (b) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Closing Date in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person,
(ii) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries and (iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Closing Date or (ii) was nominated for election or elected to such Board of Directors with the approval of more than two-thirds of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) any Indebtedness now or hereafter outstanding under the New Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $15.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Series A Notes mature.

     "Domestic Restricted Subsidiary" means a Restricted Subsidiary that is not incorporated in any jurisdiction outside of the United States.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness in existence on the Closing Date, until such Indebtedness is repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means each of the Company's Restricted Subsidiaries existing on the Closing Date, and each other Restricted Subsidiary that executes a Guarantee of the Exchange Notes pursuant to the terms of the Indenture.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

     "Indebtedness" means, with respect to any Person, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and (iii) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Credit Facility" means, collectively, (i) that certain credit agreement, dated as of August 27, 1997, by and among the Company, the Subsidiaries of the Company named therein, the lenders party thereto and SunTrust Bank, Atlanta, as Agent and Collateral Agent, and (ii) that certain Second Amended and Restated Letter of Credit Agreement, dated as of July 1, 1996, by and among the Company, the Subsidiary of the Company named therein and SunTrust Bank, Atlanta, in each case as such agreements may be amended, restated, extended, modified, renewed, refunded, replaced, substituted, restructured or refinanced in whole or in part from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or modifications of the foregoing), whether with the Company or with one or more of its Subsidiaries, and whether with the present lenders or any other lenders.

     "Non-Recourse Debt" means Indebtedness: (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Exchange Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means all principal of and premium, interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy or insolvency laws, whether or not allowable as a claim in such proceedings), penalties, fees, indemnifications, reimbursements, gross-ups, damages and other liabilities payable under the documentation governing any Indebtedness, actually or contingently.

     "Permitted Investments" means (i) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor or
(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the

Option of Holders -- Asset Sales;" (v) any Investment acquired solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (vi) Investments existing on the Closing Date; (vii) loans to employees and vendors in the ordinary course of business in an amount not to exceed $3.0 million; and (viii) other Investments in any Person (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (viii) that are at the time outstanding, not to exceed $10.0 million.

     "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (including Designated Senior
Debt) and any debt securities issued in exchange for Senior Debt (including Designated Senior Debt) to substantially the same extent (including with respect to the giving of Payment Blockage Notices) as, or to a greater extent than, the Exchange Notes are subordinated to Senior Debt (including Designated Senior
Debt) pursuant to Article 10 of the Indenture.

     "Permitted Liens" means (i) Liens securing Senior Debt of the Company and its Restricted Subsidiaries that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company or any of its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant described above under the caption entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vii) Liens existing, or created pursuant to obligations existing, on the Closing Date; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore;
(ix) statutory or common law Liens of landlords, and Liens of carriers, warehousemen, mechanics and materialmen, and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained, (x) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (other than the payment for the payment of borrowed money);
(xi) easements, rights-of-way, restrictions and other similar Liens not materially interfering with the ordinary conduct of the business of the Company or its Restricted Subsidiaries or any of their respective properties; (xii) Liens for judgments which are being actively appealed in good faith by appropriate proceedings in an aggregate amount not to exceed $2.0 million;
(xiii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; and (xiv) extensions, renewals or replacements of any Lien referred to in clauses (i) through (xiii) of this paragraph, provided that the principal amount of the Indebtedness or Obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered by the Lien.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accredit value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accredit value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at least equal to the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Exchange Notes on terms at least as favorable to the Holders of Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Debt" of a Person means (i) all Indebtedness of such Person outstanding under the New Credit Facility and all Hedging Obligations with respect thereto, (ii) any other Indebtedness of such Person permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any Senior Debt of such Person and (iii) all Obligations of such Person with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt of a Person will not include (a) any liability for federal, state, local or other taxes owed or owing by such Person,
(b) any Indebtedness of such Person to any of its Subsidiaries or other Affiliates, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                   DESCRIPTION OF CERTAIN FEDERAL INCOME TAX
              CONSEQUENCES OF AN INVESTMENT IN THE EXCHANGE NOTES

     The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the Series A Notes or the Exchange Notes by a United States Holder (as defined below). This summary deals only with United States Holders that will hold the Series A Notes or the Exchange Notes as capital assets. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of the Series A Notes or the Exchange Notes by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the Series A Notes or the Exchange Notes as part of straddles, hedging transactions or conversion transactions for federal tax purposes or investors whose functional currency is not United States dollars). Furthermore, the discussion below is based on provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF EXCHANGE NOTES SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR INTERNATIONAL TAXING JURISDICTION.

     As used herein, the term "United States Holder" means a beneficial owner of the Series A Notes or the Exchange Notes that is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) a person or entity that is otherwise subject to United States federal income tax on a net income basis in respect of income derived from the Series A Notes or the Exchange Notes, or (iv) a partnership to the extent the interest therein is owned by a person who is described in clause (i),
(ii) or (iii) of this paragraph.

INTEREST

     Interest (including any additional interest paid because of failure to satisfy the requirements of the Registration Rights Agreement ("Additional Interest")) paid on a Series A Note or an Exchange Note will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

PURCHASE, SALE, EXCHANGE, RETIREMENT AND REDEMPTION OF THE EXCHANGE NOTES

     In general (with certain exceptions described below), a United States Holder's tax basis in an Exchange Note will equal the price paid for the Series A Notes for which such Exchange Note was exchanged pursuant to the Exchange Offer. A United States Holder generally will recognize gain or loss on the sale, exchange, retirement, redemption or other disposition of a Series A Note or an Exchange Note (or portion thereof) equal to the difference between the amount realized on such disposition and the United States Holder's tax basis in the Series A Note or the Exchange Note (or portion thereof). Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on such disposition of a Series A Note or an Exchange Note will be capital gain or loss and will be mid-term capital gain or loss if such Series A Note or Exchange Note was held for more than one year but not more than 18 months and will be long-term capital gain or loss if such Series A Note or Exchange Note was held for more than 18 months. Any such gain will generally be United States source gain.

BOND PREMIUM

     If a United States Holder acquires an Exchange Note or has acquired a Series A Note, in each case, for an amount more than its redemption price, the Holder may elect to amortize such bond premium on a yield to maturity basis. Once made, such an election applies to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, unless the IRS consents to a revocation of the election. The basis of an Exchange Note will be reduced by any amortizable bond premium taken as a deduction.

MARKET DISCOUNT

     The purchase of an Exchange Note or the purchase of a Series A Note other than at original issue may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily defined de minimis exception, if a United States Holder purchases an Exchange Note (or purchased a Series A Note) at a "market discount," as defined below, and thereafter recognizes gain upon a disposition of the Exchange Note (including dispositions by gift or redemption), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that has accrued ("accrued market discount") while the Exchange Note (and its predecessor Series A Note, if any) was held by such United States Holder will be treated as ordinary interest income at the time of disposition rather than as capital gain. For an Exchange Note or a Series A Note, "market discount" is the excess of the stated redemption price at maturity over the tax basis immediately after its acquisition by a United States Holder. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Note, unless the United States Holder elects to accrue such discount on the basis of the constant yield method. Such an election applies only to the Exchange Note with respect to which it is made and is irrevocable.

     In lieu of including the accrued market discount in income at the time of disposition, a United States Holder of an Exchange Note acquired at a market discount (or acquired in exchange for a Series A Note acquired at a market discount) may elect to include the accrued market discount in income currently either ratably or using the constant yield method. Once made, such an election applies to all other obligations that the United States Holder purchases at a market discount during the taxable year for which the election is made and in all subsequent taxable years of the United States Holder, unless the IRS consents to a revocation of the election. If an election is made to include accrued market discount in income currently, the basis of an Exchange Note (or, where applicable, a predecessor Series A Note) in the hands of the United States Holder will be increased by the accrued market discount thereon as it is includible in income. A United States Holder of a market discount Exchange Note who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Exchange Note, if any, in an amount not exceeding the accrued market discount on such Exchange Note until the maturity or disposition of such Exchange Note.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments of interest (including any Additional Interest) and principal on, and the proceeds of sale or other disposition of the Series A Notes or the Exchange Notes payable to a United States Holder may be subject to information reporting requirements, and backup withholding at a rate of 31.0% will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns. Certain United States Holders (including, among others, corporations) are not subject to backup withholding. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION


     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Series A Notes where such Series A Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale, and Participating Broker-Dealers shall be authorized to deliver this Prospectus in connection with the sale or transfer of the Exchange Notes. In addition, until January 22, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.


     The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company will promptly send additional copies of this Prospectus and any amendment or supplement of this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Bass, Berry & Sims PLC, 2700 First American Center, Nashville, Tennessee 37238.

                                    EXPERTS

     The consolidated financial statements and schedule of Dyersburg Corporation at September 30, 1995 and September 28, 1996 and for each of the three years in the period ended September 28, 1996 included and/or incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on their authority as experts in accounting and auditing.

     The consolidated financial statements of AIH Inc. at December 31, 1995 and December 31, 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
DYERSBURG CORPORATION
Report of Independent Auditors..............................   F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of September 30, 1995,
     September 28, 1996, and July 5, 1997 (Unaudited).......   F-3
  Consolidated Statements of Income for the years ended
     October 1, 1994, September 30, 1995, September 28,
     1996, and the nine months ended June 29, 1996 and July
     5, 1997 (Unaudited)....................................   F-4
  Consolidated Statements of Shareholders' Equity for the
     years ended October 1, 1994, September 30, 1995, and
     September 28, 1996.....................................   F-5
  Consolidated Statements of Cash Flows for the years ended
     October 1, 1994, September 30, 1995, September 28,
     1996, and the nine months ended June 29, 1996 and July
     5, 1997 (Unaudited)....................................   F-6
  Notes to Consolidated Financial Statements................   F-7
AIH INC.
Report of Independent Auditors..............................  F-14
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1995 and
     December 31, 1996......................................  F-15
  Consolidated Statements of Operations for the years ended
     December 31, 1994, December 31, 1995 and December 31,
     1996...................................................  F-16
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, December 31, 1995 and December 31,
     1996...................................................  F-17
  Notes to Consolidated Financial Statements................  F-18
Interim Condensed Consolidated Financial Statements
  (Unaudited):
  Condensed Consolidated Balance Sheets as of December 31,
     1996 and June 30, 1997.................................  F-30
  Condensed Consolidated Statements of Operations for the
     six months ended June 30, 1996 and June 30, 1997.......  F-31
  Condensed Consolidated Statements of Cash Flows for the
     six months ended June 30, 1996 and June 30, 1997.......  F-32
  Notes to Condensed Consolidated Financial Statements......  F-33

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Dyersburg Corporation

     We have audited the accompanying consolidated balance sheets of Dyersburg Corporation as of September 30, 1995 and September 28, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended September 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dyersburg Corporation at September 30, 1995 and September 28, 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 28, 1996, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Memphis, Tennessee
October 22, 1996, except for
  Note 11, as to which the
  date is July 15, 1997

                             DYERSBURG CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         SEPTEMBER 30,   SEPTEMBER 28,     JULY 5,
                                                             1995            1996            1997
                                                         -------------   -------------   ------------
                                                                                         (UNAUDITED)
                                        ASSETS
Current assets:
  Cash.................................................    $    974        $    983        $  1,677
  Accounts receivable, net of allowance for doubtful
     accounts of $1,170 in 1995 and $1,500 in 1996.....      36,920          42,427          48,522
  Inventories..........................................      22,238          23,248          30,456
  Prepaid expenses and other...........................       1,286             858             846
                                                           --------        --------        --------
          Total current assets.........................      61,418          67,516          81,501
Property, plant and equipment, net.....................      65,834          67,758          65,685
Goodwill, net..........................................      60,954          59,097          57,697
Deferred debt costs and other, net.....................         666             636             484
                                                           --------        --------        --------
                                                           $188,872        $195,007        $205,367
                                                           ========        ========        ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable...............................    $ 10,515        $  8,296        $ 12,173
  Accrued expenses.....................................       5,676           6,700           8,935
  Income taxes payable.................................          --             437           3,047
                                                           --------        --------        --------
          Total current liabilities....................      16,191          15,433          24,155
Long-term obligations..................................      76,800          80,950          75,837
Deferred income taxes..................................       8,305           8,765           9,186
Other liabilities......................................       1,318           1,117              --
Commitments and contingencies
Shareholders' equity:
  Common stock, $0.01 par value, authorized 40,000,000
     shares; issued and outstanding
     shares -- 14,196,228 in 1995 and 13,154,508 in
     1996..............................................         142             132             131
  Additional paid-in capital...........................      46,821          41,460          41,355
  Retained earnings....................................      39,295          47,150          54,703
                                                           --------        --------        --------
          Total shareholders' equity...................      86,258          88,742          96,189
                                                           --------        --------        --------
                                                           $188,872        $195,007        $205,367
                                                           ========        ========        ========

                            See accompanying notes.

                             DYERSBURG CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED                         NINE MONTHS ENDED
                                              --------------------------------------------    --------------------------
                                              OCTOBER 1,    SEPTEMBER 30,    SEPTEMBER 28,     JUNE 29,        JULY 5,
                                                 1994           1995             1996            1996           1997
                                              ----------    -------------    -------------    -----------    -----------
                                                                                              (UNAUDITED)    (UNAUDITED)
Net sales...................................   $180,520       $199,413         $195,866         $136,574       $158,214
Cost of sales...............................    139,754        159,245          152,884          108,290        120,677
Selling, general and administrative
  expenses..................................     16,223         17,447           20,707           14,418         18,538
Goodwill amortization.......................      1,721          1,857            1,857            1,393          1,400
Interest and amortization of debt costs.....      4,978          6,169            6,164            4,590          4,465
Write-down of fixed assets..................         --          2,153               --               --             --
                                               --------       --------         --------         --------       --------
                                                162,676        186,871          181,612          128,691        145,080
                                               --------       --------         --------         --------       --------
Income before income taxes..................     17,844         12,542           14,254            7,883         13,134
Federal and state income taxes..............      7,496          5,982            5,854            3,278          5,188
                                               --------       --------         --------         --------       --------
Net income..................................   $ 10,348       $  6,560         $  8,400         $  4,605       $  7,946
                                               ========       ========         ========         ========       ========
Weighted average common and common
  equivalent shares outstanding.............     14,010         14,196           13,643           13,905         13,135
                                               ========       ========         ========         ========       ========
Net income per share........................   $   0.74       $   0.46         $   0.62         $   0.33       $   0.60
                                               ========       ========         ========         ========       ========

                            See accompanying notes.

                             DYERSBURG CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                          ADDITIONAL              SUBSCRIPTION
                                                 COMMON    PAID-IN     RETAINED      NOTES
                                                 STOCK     CAPITAL     EARNINGS   RECEIVABLES     TOTAL
                                                 ------   ----------   --------   ------------   -------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at October 3, 1993.....................   $136     $41,839     $23,516       $(330)      $65,161
  Net income...................................     --          --      10,348          --        10,348
  Cash dividends paid ($0.04 per share)........     --          --        (561)         --          (561)
  Principal collections on subscription notes
     receivable................................     --          --          --         330           330
  Issuance of 623,536 shares of common stock in
     purchase of United Knitting, Inc..........      6       4,982          --          --         4,988
                                                  ----     -------     -------       -----       -------
Balance at October 1, 1994.....................    142      46,821      33,303          --        80,266
  Net income...................................     --          --       6,560          --         6,560
  Cash dividends paid ($0.04 per share)........     --          --        (568)         --          (568)
                                                  ----     -------     -------       -----       -------
Balance at September 30, 1995..................    142      46,821      39,295          --        86,258
  Net income...................................     --          --       8,400          --         8,400
  Cash dividends paid ($0.04 per share)........     --          --        (545)         --          (545)
  Acquisition and retirement of 1,051,275
     shares of common stock....................    (10)     (5,404)         --          --        (5,414)
  Exercise of stock options....................     --          43          --          --            43
                                                  ----     -------     -------       -----       -------
Balance at September 28, 1996..................   $132     $41,460     $47,150       $  --       $88,742
                                                  ====     =======     =======       =====       =======


                            See accompanying notes.

                             DYERSBURG CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     YEAR ENDED                        NINE MONTHS ENDED
                                                     ------------------------------------------   ---------------------------
                                                     OCTOBER 1,   SEPTEMBER 30,   SEPTEMBER 28,     JUNE 29,       JULY 5,
                                                        1994          1995            1996            1996           1997
                                                     ----------   -------------   -------------   ------------   ------------
                                                                                                  (UNAUDITED)    (UNAUDITED)
                                                                                                  ------------   ------------
OPERATING ACTIVITIES
Net income.........................................   $ 10,348      $  6,560        $  8,400        $  4,605       $  7,946
Adjustments:
  Depreciation.....................................      8,630        10,001           9,573           7,251          7,718
  Amortization.....................................      1,903         2,029           2,029           1,522          1,510
  Write-down of fixed assets.......................         --         2,153              --              --             --
  Deferred income taxes and other..................        787           (98)            554              47            (54)
  Changes in operating assets and liabilities:
    Accounts receivable............................     (5,321)        6,087          (5,507)        (10,857)        (6,096)
    Inventories....................................     (1,481)       (1,601)         (1,010)         (8,102)        (7,208)
    Trade accounts payable and other current
      liabilities..................................        270        (1,604)           (758)          2,937          8,722
    Other..........................................         98          (207)            288             248             12
                                                      --------      --------        --------        --------       --------
Net cash provided by operating activities..........     15,234        23,320          13,569          (2,349)        12,550
INVESTING ACTIVITIES
Purchases of property, plant and equipment.........    (14,278)      (12,816)        (11,778)        (10,777)        (5,685)
Purchase of United Knitting, Inc...................     (5,426)           --              --              --             --
Other..............................................        101           108             187             225             84
                                                      --------      --------        --------        --------       --------
Net cash used in investing activities..............    (19,603)      (12,708)        (11,591)        (10,552)        (5,601)
FINANCING ACTIVITIES
Net borrowings (payments) on long-term
  obligations......................................      2,853        (9,400)          4,150          15,843         (5,600)
Dividends paid.....................................       (561)         (568)           (545)           (413)          (393)
Exercise of stock options..........................         --            --              43              43             55
Acquisition of common stock........................         --            --          (5,414)         (2,590)          (160)
Other..............................................      1,368          (230)           (203)           (151)          (157)
                                                      --------      --------        --------        --------       --------
Net cash provided by (used in) financing
  activities.......................................      3,660       (10,198)         (1,969)         12,732         (6,255)
                                                      --------      --------        --------        --------       --------
Net increase (decrease) in cash....................       (709)          414               9            (169)           694
Cash at beginning of year..........................      1,269           560             974             974            983
                                                      --------      --------        --------        --------       --------
Cash at end of year................................   $    560      $    974        $    983        $    805       $  1,677
                                                      ========      ========        ========        ========       ========

                            See accompanying notes.

                             DYERSBURG CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 28, 1996

1.  ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Dyersburg Corporation and its wholly-owned subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated.

OPERATIONS

     The Company is a textile manufacturer of knit fabrics with customers concentrated in the domestic apparel industry. The Company does not require collateral for accounts receivable and is partially insured on certain customer balances. The level of insurance varies by customer based upon third party credit ratings.

USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and assumptions used.

INTANGIBLE ASSETS

     Goodwill, which consists of costs in excess of net assets acquired, is amortized by the straight-line method over forty years. Deferred debt costs are amortized by the interest method over the life of the related debt. Goodwill is net of accumulated amortization of $13,336,000 and $15,193,000 and deferred debt costs and other is net of accumulated amortization of $500,000 and $672,000, at September 30, 1995 and September 28, 1996, respectively. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicated that goodwill was not recoverable, as determined based on the estimated undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill would be reduced by the estimated shortfall of cash flows.

INVENTORIES

     Cotton raw material inventory and the cotton component of work in process and finished goods inventory are valued at the lower of average cost or market. Other inventories are valued at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets: buildings -- 25 years; machinery and equipment -- 5 to 15 years.

INCOME TAXES

     The Company has provided for income taxes under the liability method. Accordingly, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

STOCK BASED COMPENSATION

     The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in

                             DYERSBURG CORPORATION
accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for the stock option grants.

EARNINGS PER COMMON SHARE

     Earnings per common share is computed using the weighted average number of common shares outstanding during each period, including common stock equivalents, consisting of stock options calculated using the treasury stock method, when dilutive.

ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1997 and, based on current circumstances, does not believe the effect of adoption will be material. The write-down of fixed assets in 1995 would not have been materially different had the Company adopted Statement 121.

RECLASSIFICATIONS

     Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform with the 1996 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

INTERIM FINANCIAL DATA (UNAUDITED)

     The accompanying consolidated balance sheet as of July 5, 1997, and the related consolidated statements of income and cash flows for the nine months ended July 5, 1997 and the nine months ended June 29, 1996, have been prepared by the Company without audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation for such periods have been made. Due to seasonal patterns, the results for interim periods are not necessarily indicative of results to be expected for a full year.

     Footnote disclosures normally included in annual consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted herein with respect to the interim consolidated financial data. The interim information herein should be read in conjunction with the annual consolidated financial statements and notes presented herein.

     Accounting Pronouncements. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share, which is required to be adopted in the quarter ending January 3, 1998. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. The impact of Statement 128 on the calculation of earnings per share for the years ended October 1, 1994, September 30, 1995, September 28, 1996 and the nine months ended June 29, 1996 and July 5, 1997 is immaterial.

                             DYERSBURG CORPORATION

2.  INVENTORIES

     Inventories consist of the following:

                                                   SEPTEMBER 30,   SEPTEMBER 28,     JULY 5,
                                                       1995            1996            1997
                                                   -------------   -------------   ------------
                                                          (IN THOUSANDS)           (UNAUDITED)
Raw materials....................................     $ 4,947         $ 4,649        $ 6,563
Work in process..................................       7,621           8,530          9,470
Finished goods...................................       8,937           9,145         13,550
Supplies and other...............................         733             924            873
                                                      -------         -------        -------
                                                      $22,238         $23,248        $30,456
                                                      =======         =======        =======

3.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                            SEPTEMBER 30,    SEPTEMBER 28,
                                                                1995             1996
                                                            -------------    -------------
                                                                    (IN THOUSANDS)
Land......................................................    $    673         $    673
Buildings.................................................      24,198           32,612
Machinery and equipment...................................      85,701           88,370
                                                              --------         --------
                                                               110,572          121,655
Less allowance for depreciation...........................      44,738           53,897
                                                              --------         --------
                                                              $ 65,834         $ 67,758
                                                              ========         ========

     In 1995, the Company committed to replace certain spinning and drawing machinery with leased equipment. Concurrently, the Company wrote down machinery and equipment with original cost of $11,760,000 and accumulated depreciation of $9,468,000. The write-down, less the proceeds from the sale of the assets, resulted in a loss of $2,153,000.

4.  LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following:

                                                            SEPTEMBER 30,    SEPTEMBER 28,
                                                                1995             1996
                                                            -------------    -------------
                                                                    (IN THOUSANDS)
Revolving credit..........................................     $43,900          $48,050
Industrial revenue bonds..................................       7,900            7,900
Senior notes..............................................      25,000           25,000
                                                               -------          -------
                                                               $76,800          $80,950
                                                               =======          =======

     The Company has a revolving line of credit (the "Revolver") with current availability of $80,000,000, declining to $70,000,000 on April 1, 1997, and maturing on July 16, 1998. Amounts outstanding under the Revolver bear interest at variable rates (approximately 6.9% at September 30, 1995 and 6.5% at September 28, 1996). In addition, the Company is required to pay a commitment fee of 1/4% on the average unused portion of the Revolver and a letter of credit fee of approximately 1% on average outstanding letters of credit. Letters of credit outstanding under the Revolver are $8,122,000 at September 30, 1995 and September 28, 1996. The unused portion of the Revolver is $23,828,000 at September 28, 1996. All amounts outstanding under the Revolver are unsecured, except for the letters of credit which are secured by real property and

                             DYERSBURG CORPORATION
equipment with a carrying value of approximately $3,704,000 at September 28, 1996. Pursuant to the terms of the Revolver, the Company is required to maintain certain financial ratios, minimum shareholders' equity and working capital levels.

     The Industrial Revenue Bonds bear interest at adjustable rates (3.9% at September 30, 1995 and 4.0% at September 28, 1996) and mature November 1, 2002. The bonds are secured by a letter of credit of $8,057,000 issued under the Revolver.

     The Senior Notes bear interest at 6.78% and require annual principal payments of $3,125,000 from 1998 to 2005. The Senior Note agreement requires the Company to maintain certain financial ratios and limits the payment of dividends. At September 28, 1996, the amount of retained earnings available for the payment of dividends was approximately $12,306,000.

     The schedule of debt maturities presented below assumes borrowings under the Revolver are outstanding until maturity:

YEAR                                                          AMOUNT
----                                                          -------
1997........................................................  $    --
1998........................................................   51,175
1999........................................................    3,125
2000........................................................    3,125
2001........................................................    3,125
Thereafter..................................................   20,400
                                                              -------
          Total.............................................  $80,950
                                                              =======

     Total interest paid was $4,431,000 in 1994, $5,777,000 in 1995 and
$5,930,000 in 1996.

     The Company has additional letters of credit outstanding of $2,066,000 for workers' compensation insurance.

     In 1995, the Company entered into two interest rate swap agreements to reduce the impact of changes in interest rates on the Revolver. The two interest rate swap agreements have a total notional principal amount of $20,000,000. The differential paid or received is recognized as an adjustment to interest expense. The Company agreed to make interest payments based on a fixed rate of 7.06% and 6.17% on $10,000,000 and $10,000,000 notional principal, respectively, in exchange for payments based on a floating rate of three-month LIBOR. The agreements terminate April 26, 2002 and June 9, 2002, respectively. The fair values of the swap agreements are not recognized in the financial statements.

     The fair value of long-term obligations is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rate. The carrying value and fair value of long-term obligations at September 30, 1995, is $76,800,000 and $75,343,000, respectively, and at September 28, 1996 was $80,950,000 and $79,438,000, respectively. The fair value of the Company's interest rate swaps was based on pricing models and formulas using current assumptions. The fair value of the Company's interest rate swaps was $(312,000) and $24,000 at September 30, 1995 and September 28, 1996, respectively. For all other financial instruments, the carrying amounts approximate fair value due to their short maturities.

5.  SHAREHOLDERS' EQUITY

     The Company has 5,000,000 authorized shares of no par value preferred stock. The preferences and rights of the Preferred Stock will be fixed at the discretion of the Board of Directors upon issuance.

     On October 4, 1995, the Company approved a plan to repurchase up to 2,000,000 shares of Dyersburg Corporation common stock. Purchases are made at the discretion of the Company as warranted based on

                             DYERSBURG CORPORATION
market pricing. As of September 28, 1996, a total of 1,051,275 shares had been purchased under the repurchase plan at an aggregate cost of approximately $5,414,000.

     The Company's Stock Option Plans (the "Option Plans") provide for the granting of stock options to management, key employees and outside directors. Options are subject to terms and conditions determined by the Compensation Committee of the Board of Directors, and generally are exercisable in increments of 20% per year beginning one year from date of grant and expire 10 years from date of grant. Shares reserved for future grants under the Option Plans were approximately 143,000 and 277,000 at September 30, 1995 and September 28, 1996, respectively.

     In 1996, the Company repriced certain stock options through the cancellation of approximately 737,000 outstanding options and the simultaneous granting of 367,000 options at a reduced exercise price equal to market at the date of repricing. Except for the repricing, no other terms of the stock options were changed.

     Information pertaining to the Option Plans summarized in the table below is in thousands except per share amounts:

                                                   NUMBER OF
                                                 SHARES UNDER                         AGGREGATE
                                                    OPTION         PRICE PER SHARE      PRICE
                                                 -------------   -------------------  ---------
Balance at October 3, 1993.....................       273         $6.75  --   $9.00    $ 2,376
  Options granted..............................       528        $6.625  --   $8.125     4,164
  Options canceled.............................       (42)        $8.25  --   $9.00       (351)
                                                     ----        -------------------  ---------
Balance at October 1, 1994.....................       759        $6.625  --   $9.00      6,189
  Options granted..............................         2              $5.625               11
  Options canceled.............................        (4)              $6.00              (24)
                                                     ----        -------------------  ---------
Balance at September 30, 1995..................       757        $5.625  --   $9.00      6,176
  Options granted..............................       369         $4.50  --   4.625      1,663
  Options exercised............................       (10)              $4.50              (43)
  Options canceled.............................      (740)        $4.50  --   $9.00     (6,038)
                                                     ----        -------------------  ---------
Balance at September 28, 1996..................       376         $4.50  --   $9.00    $ 1,758
                                                     ====        ===================  =========

     At September 28, 1996, 250,829 of these options were exercisable.

6.  PROFIT SHARING PLANS

     The Company has two separate defined contribution plans that, collectively, cover substantially all of its employees. Contributions to one plan equal 7.5% of adjusted income, as defined, plus additional amounts which the Board of Directors may authorize. Contributions to the other plan are at the discretion of the Board of Directors. The contribution for either plan shall not exceed the maximum amount deductible for federal income tax purposes. Profit-sharing expense was $2,171,000, $1,902,000 and $1,875,000 for fiscal years 1994, 1995 and 1996, respectively.

7.  INCOME TAXES

     Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                             DYERSBURG CORPORATION

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                            SEPTEMBER 30,    SEPTEMBER 28,
                                                                1995             1996
                                                            -------------    -------------
                                                                    (IN THOUSANDS)
Deferred tax liabilities:
  Depreciation............................................     $8,105           $ 7,944
  Other...................................................      1,684             2,167
                                                               ------           -------
          Total deferred tax liabilities..................      9,789            10,111
Deferred tax assets.......................................      1,866             1,728
                                                               ------           -------
Net deferred tax liabilities..............................     $7,923           $ 8,383
                                                               ======           =======

     Significant components of the provision for income taxes are as follows:

                                                                     YEAR ENDED
                                                     ------------------------------------------
                                                     OCTOBER 1,   SEPTEMBER 30,   SEPTEMBER 28,
                                                        1994          1995            1996
                                                     ----------   -------------   -------------
                                                                   (IN THOUSANDS)
Current:
  Federal..........................................    $5,646        $5,570          $5,240
  State............................................     1,038           590             154
Deferred, primarily federal........................       812          (178)            460
                                                       ------        ------          ------
                                                       $7,496        $5,982          $5,854
                                                       ======        ======          ======

     The provision for income taxes differed from the amount computed by applying the statutory federal income tax rate of 35% to income before income taxes due to the following:

                                                                     YEAR ENDED
                                                     ------------------------------------------
                                                     OCTOBER 1,   SEPTEMBER 30,   SEPTEMBER 28,
                                                        1994          1995            1996
                                                     ----------   -------------   -------------
                                                                   (IN THOUSANDS)
Computed federal tax expense at statutory rate.....    $6,245        $4,390          $4,989
State taxes, net of federal income tax benefit.....       702           383             100
Effect of nondeductibility of amortization of
  goodwill.........................................       602           650             650
Other..............................................       (53)          559             115
                                                       ------        ------          ------
                                                       $7,496        $5,982          $5,854
                                                       ======        ======          ======

     Income tax payments were $7,853,000, $5,996,000 and $4,885,000 for fiscal years 1994, 1995, and 1996 respectively.

8.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                              SEPTEMBER 30,   SEPTEMBER 28,
                                                                  1995            1996
                                                              -------------   -------------
                                                                     (IN THOUSANDS)
Accrued bonuses and commissions.............................     $  838          $1,473
Workers' compensation.......................................      2,288           2,485
Other.......................................................      2,550           2,742
                                                                 ------          ------
                                                                 $5,676          $6,700
                                                                 ======          ======

                             DYERSBURG CORPORATION

9.  LEASES

     The Company leases certain equipment and office space under noncancelable operating leases. Most of these leases include renewal options and some include purchase options. Rent expense was $1,930,000 in 1994, $2,089,000 in 1995 and $3,050,000 in 1996.

     Future minimum payments under these leases are as follows at September 28, 1996: $3,212,000 in 1997, $2,978,000 in 1998, $3,004,000 in 1999, $2,398,000 in
2000, $1,906,000 in 2001 and $5,080,000 thereafter. Total aggregate future minimum lease payments are $18,578,000.

10.  PURCHASE OF UNITED KNITTING, INC.

     On January 19, 1994, the Company acquired all of the outstanding capital stock of United Knitting, Inc. for $5,426,000 in cash and approximately $5,000,000 of common stock (623,536 shares) in a transaction accounted for under the purchase method. Goodwill resulting from the transaction was approximately $16,800,000. United Knitting, Inc. is a textile manufacturer which produces stretch fabrics.

     On a pro forma basis, net sales, net income and net income per share would have been $192,691,000, $10,437,000, and $0.74, respectively, for the year ended October 1,1994, assuming the acquisition occurred at the beginning of such fiscal year.

11.  SUBSEQUENT EVENTS


     On July 15, 1997, the Company entered into a stock purchase agreement to acquire the stock of AIH Inc., a wholly-owned subsidiary of WestPoint Stevens Inc., for a purchase price of $126,000,000. Management financed the purchase through a combination of the Series A Notes and a new extended Credit Facility. The acquisition is expected to be consummated before the end of the fiscal year ending October 4, 1997.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
WestPoint Stevens Inc.

     We have audited the accompanying consolidated balance sheets of AIH Inc., a subsidiary of WestPoint Stevens Inc. (see Note 1) as of December 31, 1995 and 1996 and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of WestPoint Stevens Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AIH Inc., a subsidiary of WestPoint Stevens Inc. at December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Columbus, Georgia
May 19, 1997, except for
  Note 12, as to which
  the date is July 15, 1997

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

                          CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $  5,886   $  9,554
  Inventories (Note 4)......................................    29,267     30,123
  Other current assets......................................     2,649      2,876
                                                              --------   --------
          Total current assets..............................    37,802     42,553
Property, plant and equipment, net (Notes 2 and 4)..........   107,269    104,194
                                                              --------   --------
          Total assets......................................  $145,071   $146,747
                                                              ========   ========
                    LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $  6,508   $  5,673
  Accrued employee related liabilities......................     3,913      4,362
  Deferred income taxes (Note 6)............................     2,674      2,192
  Intercompany, net (Notes 4, 7 and 8)......................     1,583        626
  Accrued interest (Note 4).................................     1,609         --
  Other accrued liabilities (Note 3)........................     3,527      3,228
                                                              --------   --------
          Total current liabilities.........................    19,814     16,081
Long-term related party debt (Note 4).......................    71,000     76,603
Deferred income taxes (Note 6)..............................    19,296     19,393
Commitment and contingencies (Notes 4, 9 and 10)
Owner's equity (Notes 7 and 8)..............................    34,961     34,670
                                                              --------   --------
          Total liabilities and owner's equity..............  $145,071   $146,747
                                                              ========   ========

                            See accompanying notes.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1994       1995       1996
                                                              --------   --------   --------
Net sales...................................................  $249,935   $231,721   $222,019
Cost of goods sold..........................................   213,831    206,842    196,518
                                                              --------   --------   --------
          Gross earnings....................................    36,104     24,879     25,501
                                                              --------   --------   --------
Selling, general and administrative expenses................    20,678     19,733     17,495
Amortization of excess reorganization value.................    33,624     25,229         --
                                                              --------   --------   --------
          Operating earnings (loss).........................   (18,198)   (20,083)     8,006
                                                              --------   --------   --------
Securitization expense on sale of accounts receivable (Note
  4)........................................................     1,057      1,184        955
Interest expense (Note 4)...................................        --      5,514      7,942
Royalty expense.............................................     7,120      5,275         --
Other (income) expense, net.................................        --        (18)      (219)
                                                              --------   --------   --------
Net loss before income tax expense (benefit)................   (26,375)   (32,038)      (672)
Income tax expense (benefit) (Note 6).......................     2,835     (2,683)      (385)
                                                              --------   --------   --------
          Net loss..........................................  $(29,210)  $(29,355)  $   (287)
                                                              ========   ========   ========

                            See accompanying notes.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                1994       1995      1996
                                                              --------   --------   -------
OPERATING ACTIVITIES:
  Net loss..................................................  $(29,210)  $(29,355)  $  (287)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Amortization of excess reorganization value............    33,624     25,229        --
     Depreciation and other amortization....................    11,976     11,117     8,059
     Deferred income taxes..................................     2,835     (2,683)     (385)
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (233)       424        --
       Inventories..........................................    (1,692)      (352)     (856)
       Other current assets.................................    (2,004)      (373)     (227)
       Accounts payable and other liabilities...............    (1,277)     3,215    (1,134)
       Employee related liabilities.........................       (99)       552       449
                                                              --------   --------   -------
Net cash provided by operating activities...................    13,920      7,774     5,619
                                                              --------   --------   -------
INVESTING ACTIVITIES:
  Capital expenditures......................................   (24,475)    (9,757)   (4,998)
  Net proceeds from sale of assets..........................     3,285        261        --
                                                              --------   --------   -------
Net cash used in investment activities......................   (21,190)    (9,496)   (4,998)
                                                              --------   --------   -------
FINANCING ACTIVITIES:
  Intercompany, net.........................................     7,270      5,999      (943)
  Indebtedness
     Related party borrowings...............................        --     72,609     3,994
     Credit Facility
       Borrowings...........................................        --         --     2,000
       Repayments...........................................        --         --    (2,000)
  Dividends.................................................        --    (71,000)       (4)
                                                              --------   --------   -------
Net cash provided by financing activities...................     7,270      7,608     3,047
                                                              --------   --------   -------
Increase in cash and cash equivalents.......................        --      5,886     3,668
Cash and cash equivalents at beginning of year..............        --         --     5,886
                                                              --------   --------   -------
Cash and cash equivalents at end of year....................  $     --   $  5,886   $ 9,554
                                                              ========   ========   =======

                            See accompanying notes.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.  ACCOUNTING POLICIES

BASIS OF PRESENTATION


     The accompanying consolidated financial statements include the accounts and operations of AIH Inc. ("AIH") and its wholly owned subsidiaries, Alamac Knit Fabrics, Inc. and Alamac Enterprises Inc. (collectively "Alamac"). AIH is a wholly owned indirect subsidiary of Alamac Holdings Inc. ("Holdings"), which is an indirect subsidiary of WestPoint Stevens Inc. ("WestPoint"). All material intercompany accounts and transactions have been eliminated. AIH was incorporated in September 1995 and its primary asset is its investment in its wholly owned subsidiaries. Prior to becoming an AIH subsidiary in September 1995, Alamac Knit Fabrics, Inc. ("Knit Fabrics") was a wholly owned subsidiary of Alamac Holdings Inc., another WestPoint subsidiary company. Alamac Enterprises Inc. ("AE"), was incorporated in September 1995 and its primary assets are trademarks and patents used by Knit Fabrics. Prior to September 1995 such trademarks and patents were owned by another WestPoint subsidiary. Operating results in the accompanying consolidated financial statements for periods prior to September 1995 are based on the operating results of Knit Fabrics.


BUSINESS

     Alamac manufactures and sells knitted fabrics primarily to manufacturers of men's, women's and children's apparel. Alamac also supports a close working relationship with major retailers to provide fabric, fashion and color direction, quality standards specifications and customer service programs where required.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Alamac records revenues principally when products are shipped to customers. Consistent with recognized practice in the textile industry, Alamac also records revenues to a lesser extent (approximately 7%, 5% and 3% of total revenues for the years ended December 31, 1994, 1995 and 1996, respectively) on a bill and hold basis under which the goods are complete, packaged and ready for shipment. These goods are effectively segregated from inventory which is available for sale, the risks of ownership of the goods have passed to the customer, and the underlying customer orders are supported by contracts or written confirmations. The credit status of each customer is approved and monitored. Also see Note 4 "Indebtedness -- Accounts Receivable Securitization". Sales to one customer represented approximately 13%, 16% and 15% of net sales for the years ended December 31, 1994, 1995 and 1996, respectively.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject Alamac to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

     Alamac maintains cash and cash equivalents and certain other financial instruments with various financial institutions. Alamac performs periodic evaluations of the relative credit standing of those financial institutions that are considered in Alamac's investment strategy.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising Alamac's customer base. However, as of December 31, 1996, substantially all of Alamac's sales were to companies in the apparel industry.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on deposit with banks. Deposits with banks are generally insured in limited amounts. All liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. Short-term investments totaling approximately $5.9 million and $9.6 million are included in cash and cash equivalents at December 31, 1995 and 1996, respectively. These investments are carried at cost, which approximates market value.

INVENTORIES

     Inventory costs include material, labor and factory overhead. Inventories are stated at the lower of cost or market (net realizable value). At December 31, 1995 and 1996, approximately 85% of the Company's inventories are valued at the lower of cost or market using the "dollar value" last-in, first-out ("LIFO") method. The remainder of the inventories (approximately $4.5 million and $4.7 million at December 31, 1995 and 1996, respectively) are valued at the lower of cost (substantially first-in, first-out method) or market.

     Inventories consist of the following (in thousands of dollars):

                                                                 DECEMBER 31
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
Finished goods..............................................  $ 9,451    $ 7,967
Work in progress............................................    5,595      7,532
Raw materials and supplies..................................   17,262     16,901
                                                              -------    -------
                                                               32,308     32,400
LIFO reserve................................................   (3,041)    (2,277)
                                                              -------    -------
                                                              $29,267    $30,123
                                                              =======    =======

PROPERTY, PLANT AND EQUIPMENT

     As a result of WestPoint's adoption of Fresh Start reporting as of September 30, 1992, property, plant and equipment balances were adjusted to their estimated fair values and historical accumulated depreciation was eliminated. Additions since September 30, 1992 are stated at cost.

     Depreciation is computed over estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting. Depreciation expense was approximately $12.0 million, $11.1 million, and $8.1 million in the years ended December 31, 1994, 1995 and 1996, respectively. (See Note 2 "Change in Accounting Estimate".)

REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCATED TO IDENTIFIABLE ASSETS ("EXCESS REORGANIZATION VALUE")

     In September 1992, WestPoint completed a "prepackaged" plan of reorganization and, in accordance with SOP 90-7, WestPoint established a new basis of accounting ("Fresh Start"). In Fresh Start reporting, WestPoint's assets and liabilities were adjusted to their fair values as of September 30, 1992. The excess of the reorganization value over the value of identifiable assets was reported as Excess Reorganization Value at

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

September 30, 1992. Excess Reorganization Value of approximately $95 million was allocated to Alamac and has been amortized on a straight-line basis over three years and was fully amortized by September 1995.

HEDGING TRANSACTIONS

     All of Alamac's cotton purchases are handled by WestPoint and charged to Alamac at actual cost. WestPoint engages in hedging activities within the normal course of its business. Management has been authorized to manage exposure to price fluctuations relevant to the purchase of cotton through the use of a variety of derivative nonfinancial instruments. Derivative nonfinancial instruments require or permit settlement by the delivery of commodities and include exchange traded commodity futures contracts and options. Gains and losses on these hedges, which were not material at December 31, 1995 and 1996, are deferred and subsequently recognized in operations as cost of goods sold in the same period as the hedged item. WestPoint does not hold or issue derivative instruments for trading purposes.

PENSION PLANS

     WestPoint has a number of defined benefit pension plans covering essentially all employees. The benefits are based on years of service and compensation. WestPoint's practice is to fund amounts which are required by the Employee Retirement Income Security Act of 1974.

     WestPoint also sponsors an employee savings plan covering certain employees. Participants in this plan elect to make contributions as either a percent of earnings or a basic contribution. For the periods prior to December 31, 1994, there were no contributions by WestPoint for this plan. WestPoint amended the plan to provide for WestPoint contributions beginning in 1995 (see
Note 5 "Employee Benefit Plans -- Retirement Savings Plan").

OTHER EMPLOYEE BENEFITS

     WestPoint accounts for post-retirement and post-employment benefits in accordance with FAS 106, "Employer's Accounting for Post Retirement Benefits Other Than Pensions" and FAS 112, "Employer's Accounting for Post Employment Benefits."

STOCK BASED COMPENSATION

     WestPoint grants stock options for a fixed number of shares of its common stock in accordance with certain of its benefit plans. WestPoint accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees", and, accordingly, recognizes no compensation expense for the stock option grants if the exercise price is equal to or more than the fair value of the shares at the date of grant.

INCOME TAXES

     WestPoint accounts for income taxes under FAS 109, "Accounting for Income Taxes". Under the provisions of FAS 109, deferred income taxes are provided at the enacted marginal rates on the differences between the financial statement and income tax bases of assets and liabilities. WestPoint and its subsidiaries file a consolidated federal income tax return and separate, combined or unitary state and local income tax returns in accordance with the filing requirements and options applicable in the jurisdiction in which income tax returns are required. Income tax expense for AIH is presented in the accompanying financial statements on a separate return basis consistent with the terms of a tax sharing agreement between AIH and WestPoint.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

FAIR VALUES OF FINANCIAL INSTRUMENTS

     WestPoint has adopted FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments", which requires disclosure of fair value, to the extent practical, of certain of Alamac's financial instruments. The fair value amounts do not necessarily represent the amount that could be realized in a sale or settlement. Alamac's financial instruments are comprised principally of long-term subordinated debt. (See Note 4 "Credit Arrangements".)

     The estimated fair value of long-term subordinated debt at December 31, 1996 approximates book value since, in management's opinion, such obligations are at market rates of interest for unsecured debt. Alamac does not anticipate settlement of long-term subordinated debt at other than book value and currently intends to hold this financial instrument through maturity.

     The fair value of other financial instruments classified as current assets or liabilities approximate their carrying values due to the short-term maturities of these instruments.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     On January 1, 1996, WestPoint adopted Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("Statement 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairments are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of Statement 121 had no impact on WestPoint's or AIH's financial position.

2.  CHANGE IN ACCOUNTING ESTIMATE

     Effective January 1, 1996, Alamac extended its estimates of useful lives for its property, plant and equipment. The effect of this change in estimate was to reduce depreciation expense by approximately $3.9 million for the year ended December 31, 1996. A summary of average economic lives assigned to property and equipment is as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                        --------------------------------
                                                        1994 AND 1995          1996
                                                        --------------    --------------
Buildings and buildings improvements..................  10 to 40 years    10 to 40 years
Furniture and fixtures................................   5 to 10 years     6 to 12 years
Machinery and equipment -- used.......................         8 years          13 years
Machinery and equipment -- new........................   8 to 15 years    10 to 18 years

3.  SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION

     The composition of other accrued liabilities is as follows (in thousands of dollars):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
Reserve for customer returns................................  $2,500    $2,500
Property taxes payable......................................     788       479
Other.......................................................     239       249
                                                              ------    ------
                                                              $3,527    $3,228
                                                              ======    ======

     Components of "Other (income) expense, net" are principally interest income from cash equivalents.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Alamac made state income tax payments of $600,000, $100,000 and $-0- in the years ended December 31, 1994, 1995 and 1996, respectively. Alamac made interest payments of approximately $-0-, $3.9 million and $3.9 million in the years ended December 31, 1994, 1995, and 1996.


4.  CREDIT ARRANGEMENTS

BANK CREDIT AGREEMENT

     Alamac has a Credit Facility with certain lenders (collectively, the "Banks"), which consists of a $25.0 million revolving credit facility due May 23, 2001. At Alamac's option, interest under the Credit Facility will be payable either at the prime rate plus .25% or at LIBOR plus 1.5%. The loans under the Credit Facility are secured by the pledge of the inventories and certain other assets. Availability under the Credit Facility is determined by a borrowing calculation of 60% of FIFO inventory values, as defined. No amounts were outstanding under this facility at December 31, 1995 and 1996.

     All amounts outstanding under the Credit Facility reduce WestPoint's availability under its Senior Credit Facility. Additionally, the amounts outstanding under the WestPoint Senior Credit Facility are secured by the pledge of the stock of WestPoint's subsidiaries, including AIH.

     Alamac's credit agreement contains a number of customary covenants including, among others, restrictions on the incurrence of indebtedness, transactions with affiliates, and certain asset dispositions. Certain provisions require Alamac to maintain certain financial ratios, such as a minimum cash flow coverage ratio and minimum tangible net worth, as defined. Additionally, intercompany payables and receivables balances occurring subsequent to November 1995 between Alamac and its WestPoint affiliates must be settled within 30 days of each month-end.

ACCOUNTS RECEIVABLE SECURITIZATION

     WestPoint, through a "bankruptcy remote" receivables subsidiary ("Receivables Subsidiary") has a trade receivables program ("Trade Receivables Program") which provides for the sale of accounts receivable, on a revolving basis. Alamac's trade receivables are sold to an affiliate in connection with this program. Alamac recognizes in its operating results, the anticipated periodic costs for bad debts, returns and allowances and other customer accommodations impacting the collection of trade receivables. At December 31, 1995 and 1996, all of Alamac trade receivables outstanding, totaling approximately $37.4 million and $37.0 million, respectively, had been sold to WestPoint and were outstanding. The sale is reflected as a reduction of accounts receivable in the accompanying Consolidated Balance Sheets. The Trade Receivables Program was financed through the issuance of (a) $115 million of Floating Rate Class A Trade Receivables Participation Certificates ("Class A Certificates"); (b) $18 million of Floating Rate Class B Trade Receivables Participation Certificates ("Class B Certificates"), and (c) $27 million of Investor Revolving Certificates. The Class A Certificates and Class B Certificates bear interest at LIBOR plus .27% and LIBOR plus .57%, respectively, and the Investor Revolving Certificates bear interest at LIBOR plus .375%. The expected final payment date of amounts outstanding under the Trade Receivables Program is May 18, 1999, but earlier termination could occur upon the occurrence of certain defined events. The cost of the Trade Receivables Program allocated to Alamac, $1.1 million, $1.2 million and $1.0 million for the years ended December 31, 1994, 1995 and 1996, respectively, is charged to securitization expense in the accompanying Consolidated Statements of Operations.

     The Trade Receivables Program requires WestPoint and Receivables Subsidiary to perform certain servicing obligations with respect to the existing and future trade receivables sold by WestPoint. WestPoint is not subject to any financial covenants under the Trade Receivables Program, but the documentation for the

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Trade Receivables Program provides for early termination of the Trade Receivables Program and early payment of the securities issued thereunder upon certain events, which include the incurrence of losses or delinquencies on the receivables in excess of certain levels or the bankruptcy or insolvency of WestPoint.

RELATED PARTY INDEBTEDNESS


     In April 1995, Knit Fabrics, as payment of a $71.0 million dividend distribution, entered into an unsecured subordinated debt agreement with its parent company at that time, Holdings (the "Subordinated Agreement"). The Subordinated Agreement, with an original principal amount of $71 million at April 1995, bears interest at 11% payable semi-annually or, at the option of Knit Fabrics, can be converted to additional subordinated debt. Principal amounts outstanding under the Subordinated Agreement mature in April 1999. Accrued interest outstanding on the Subordinated Agreement at December 31, 1996 of approximately $1.7 million was converted to additional subordinated debt in April 1997 under the same terms as the Subordinated Agreement. Such interest has been classified as long-term related party debt in the accompanying Consolidated Balance Sheets. Additionally, during 1996 approximately $3.9 million of interest expense also was converted to additional related party debt.


5.  EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN

     WestPoint has a defined benefit pension plan that covers substantially all its full-time employees including substantially all Alamac employees. Benefits are based on years of service and compensation. Benefits become vested upon completion of five years of service. No vesting occurs until the employee has completed five years of service. WestPoint's practice is to fund amounts which are required by the Employee Retirement Income Security Act of 1974.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following summarizes information including the plan's funded status as of the plan's December 31 year end and assumptions used to develop the net periodic pension expense for all WestPoint operations (in thousands of dollars):

                                                                  DECEMBER 31,
                                                     ---------------------------------------
                                                        1995                 1996
                                                     -----------   -------------------------
                                                     ACCUMULATED     ASSETS      ACCUMULATED
                                                      BENEFITS       EXCEED       BENEFITS
                                                       EXCEED      ACCUMULATED     EXCEED
                                                       ASSETS       BENEFITS       ASSETS
                                                     -----------   -----------   -----------
Actuarial present value of accumulated benefit
  obligations:
  Vested...........................................   $ 312,899     $ 85,620      $200,902
  Nonvested........................................       3,696        3,835         5,706
                                                      ---------     --------      --------
Accumulated benefit obligations....................     316,595       89,455       206,608
Effect of future salary increases..................      23,633           --        16,918
                                                      ---------     --------      --------
Projected benefit obligation.......................     340,228       89,455       223,526
Plan assets at fair value..........................     281,443      102,718       197,174
                                                      ---------     --------      --------
Projected benefit obligation less than (in excess
  of) plan assets..................................     (58,785)      13,263       (26,352)
Unrecognized net actuarial losses..................      75,670       15,458        27,089
Minimum pension liability adjustment...............     (52,037)          --       (10,171)
                                                      ---------     --------      --------
Pension related asset (liability)..................   $ (35,152)    $ 28,721      $ (9,434)
                                                      =========     ========      ========
Actuarial assumptions for funded status
  information:
  Discount rate....................................        7.25%        8.25%         8.25%
  Average rate of increase in compensation
     levels........................................         4.0%          --           3.5%

     At December 31, 1995, WestPoint changed the discount rate to 7.25% from 8.5% which increased the projected benefit obligation by approximately $43.5 million. At December 31, 1996, WestPoint changed the discount rate to 8.25% from 7.25% which decreased the projected benefit obligation by approximately $38.5 million.

     The provisions of Financial Accounting Standards Board Statement No. 87 Employee Accounting for Pensions (SFAS No. 87) require recognition in the balance sheet of an additional minimum liability for pension plans with accumulated benefits in excess of plan assets. At December 31, 1995 and 1996, minimum pension liability adjustments of $52.0 million ($32.0 million after related income taxes) and $10.2 million ($6.4 million after related income taxes), respectively, were included in WestPoint's Consolidated Financial Statements.

     Plan assets are primarily invested in United States Government and corporate debt securities, equity securities and fixed income insurance contracts. At December 31, 1995 and 1996, WestPoint's pension plans held Notes and Debentures of WestPoint with a market value of $13.2 million and $17.0 million, respectively.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Pension expense included in WestPoint's Consolidated Financial Statements was calculated as follows (in thousands of dollars):

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1994        1995        1996
                                                     --------    --------    --------
Service costs -- benefits earned during the year...  $  7,428    $  6,174    $  8,244
Interest cost on projected benefit obligation......    22,731      23,757      24,255
Actual loss (return) on plan assets................     5,026     (49,969)    (22,276)
Deferred actuarial gains (losses)..................   (22,285)     33,038      (1,170)
                                                     --------    --------    --------
Net pension expense................................  $ 12,900    $ 13,000    $  9,053
                                                     ========    ========    ========

     Total pension expense allocated to AIH for benefits to Alamac employees under this plan was approximately $2.3 million, $2.0 million and $1.3 million for the years ended December 31, 1994, 1995 and 1996, respectively.

     The assumptions used to develop the plan's funded status and expenses were as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1994      1995      1996
                                                              ----      ----      -----
Assumptions:
  Discount rate.............................................   7.0%      8.5%      7.25%
  Expected long-term rate of return on plan assets..........   8.5%      8.5%      10.0%
  Average rate of increase in compensation levels...........   4.0%      4.0%       4.0%

RETIREMENT SAVINGS PLAN

     WestPoint amended its Retirement Savings Value Plan (the "401K Plan") effective January 1, 1995, to provide that WestPoint will match 50 percent of each employee's before-tax contributions up to two percent of the employee's compensation. WestPoint's contributions may be made either in cash or in shares of its common stock. During both 1995 and 1996, Alamac was allocated approximately $.4 million, of expense in connection with the 401K Plan.

OTHER POST-RETIREMENT BENEFIT PLANS

     In addition to sponsoring defined benefit pension plans, WestPoint sponsors various defined benefit post-retirement plans that provide health care and life insurance benefits to certain current and future retirees. All such post-retirement benefit plans are unfunded. Amounts allocated to Alamac under these plans during the three years ended December 31, 1996 were not material.

6.  INCOME TAXES

     Alamac accounts for income taxes under FAS 109. Under FAS 109, deferred income taxes are provided at the enacted marginal rates on the difference between the financial statement and income tax bases of assets and liabilities. Deferred income tax provisions or benefits are based on the change in the deferred tax assets and liabilities from period to period.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The total provision (benefit) for income taxes consisted of the following (in thousands of dollars):

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            1994      1995      1996
                                                           ------    -------    -----
Current..................................................  $   --    $    --    $  --
Deferred.................................................   2,835     (2,683)    (385)
                                                           ------    -------    -----
                                                           $2,835    $(2,683)   $(385)
                                                           ======    =======    =====

     Income tax expense (benefit) from operations differs from the statutory federal income tax rate of 35% for the following reasons (in thousands of dollars):

                                                              YEAR ENDED DECEMBER 31,
                                                             --------------------------
                                                              1994       1995     1996
                                                             -------   --------   -----
Income tax expense (benefit) at federal statutory income
  tax rate.................................................  $(9,231)  $(11,213)  $(235)
State income taxes (net of effect of federal income tax)...      311       (374)   (150)
Amortization of Excess Reorganization Value................   11,768      8,830      --
Other -- net...............................................      (13)        74      --
                                                             -------   --------   -----
Income tax expense (benefit)...............................  $ 2,835   $ (2,683)  $(385)
                                                             =======   ========   =====

     Components of the net deferred income tax liability are as follows (in thousands of dollars):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
Deferred tax liabilities:
  Property, plant and equipment.............................  $(21,978)  $(21,866)
  Inventories...............................................    (2,711)    (2,277)
  Other.....................................................        --       (427)
Deferred tax assets:
  Reserves for intercompany items, employee benefits and
     other..................................................     2,683      2,901
  Other.....................................................        36         84
                                                              --------   --------
                                                              $(21,970)  $(21,585)
                                                              ========   ========

7.  WESTPOINT CORPORATE ALLOCATIONS

     Corporate expenses of WestPoint, including corporate officers' salaries and related employee benefits, travel costs, and related support staff and operations (including cash management, accounting, tax and other corporate services) are allocated to the operating units of WestPoint. In addition, certain direct operating costs including pensions, property taxes, group health insurance, fire and other insurance, and workers compensation are recorded on a consolidated basis by WestPoint and allocated to the operating divisions. In the opinion of WestPoint's management, these charges have been made on a basis which is reasonable, however, they are not necessarily indicative of the level of expenses which might have been incurred by Alamac on a stand-alone basis.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Alamac was charged approximately $22.9 million, $22.9 million, and $19.4 million for these services and operating costs during the years ended December 31, 1994, 1995 and 1996, respectively, which was allocated between cost of goods sold and selling, general and administrative expenses as follows (in thousands of dollars):

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                             1994      1995      1996
                                                            -------   -------   -------
Cost of goods sold........................................  $11,153   $11,646   $10,397
Selling, general and administrative expenses..............   11,715    11,283     9,015
                                                            -------   -------   -------
                                                            $22,868   $22,929   $19,412
                                                            =======   =======   =======

8.  SUMMARY ACTIVITY WITH WESTPOINT AND AFFILIATES

     Upon incorporation, AIH authorized 1,000 shares of $1.00 par value common stock. At December 31, 1995 and 1996, 100 shares of AIH common stock were issued and outstanding. The cumulative net earnings of, and net intercompany advances between, Knit Fabrics, AIH, and WestPoint affiliates as of the date of AIH's incorporation were deemed by management to be additional paid-in capital of AIH and are included in owners' equity.

     WestPoint provides centralized cash management for Alamac. Substantially all cash receipts are remitted to WestPoint and substantially all disbursements are made by WestPoint. There are no terms of settlement for interest charges on these intercompany accounts. However, intercompany payables and receivables balances occurring subsequent to November 1995 between Alamac and its WestPoint affiliates must be settled within 30 days of each month-end. Components of the activity with WestPoint and affiliates as reflected in the accompanying Consolidated Balance Sheets are as follows (in thousands of dollars):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
Intercompany, net...........................................  $  1,583    $    626
Accrued interest............................................     1,609          --
Long-term related party debt................................    71,000      76,603
Owner's equity..............................................    34,961      34,670
                                                              --------    --------
                                                              $109,153    $111,899
                                                              ========    ========

     An analysis of the net transactions with WestPoint and affiliates are as follows (in thousands of dollars):

                                                           YEAR ENDED DECEMBER 31,
                                                      ---------------------------------
                                                        1994        1995        1996
                                                      ---------   ---------   ---------
Net balances at the beginning of year...............  $ 152,880   $ 131,096   $ 109,153
  Gross sales.......................................   (254,726)   (235,452)   (225,874)
  Payments of direct operating costs and purchases
     of raw materials...............................    233,356     215,723     211,551
  WestPoint allocations.............................     22,868      22,929      19,412
  Intercompany borrowings...........................         --      72,609       3,994
  Other.............................................      5,928       2,603      (6,046)
  Net loss..........................................    (29,210)    (29,355)       (287)
  Dividends.........................................         --     (71,000)         (4)
                                                      ---------   ---------   ---------
Net balances at the end of year.....................  $ 131,096   $ 109,153   $ 111,899
                                                      =========   =========   =========

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  LITIGATION AND CONTINGENT LIABILITIES

     Alamac is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and non-hazardous substances and wastes used in or resulting from its operations and potential remediation obligations thereunder. Certain of Alamac's facilities may occasionally experience permit violation under such laws and regulations. Alamac believes that it has adequately provided in its financial statements for any expenses and liabilities that may result from such matters. Alamac's operations are governed by laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace. Although Alamac does not expect that compliance with any such laws and regulations will adversely affect its operations, there can be no assurance such regulatory requirements will not become more stringent in the future or that Alamac will not incur significant costs in the future to comply with such requirements.

     Alamac is involved in various legal proceedings, as plaintiff, which are normal to its business. It is the opinion of management that the aforementioned actions and claims, if determined adversely to Alamac, will not have a material adverse effect on the financial condition or operations of Alamac taken as a whole.

10.  COMMITMENTS AND CONTINGENCIES


     Alamac has contracts to purchase steam, at a fixed price per thousand pounds through December 31, 2001, from electric power cogeneration plants located at two manufacturing facilities. The term of the steam purchase contracts are concurrent with ground leases between Alamac and the power supplier for the lease of land adjacent to its facilities on which the cogeneration plants are located. The steam purchase contracts and the ground leases have 15 year extension options subject to price renegotiation.


     In November 1992, WestPoint entered into an agreement with a textile waste purchaser. Under the terms of the agreement, WestPoint agreed to sell certain textile by-products generated by WestPoint's facilities, including the Alamac facilities, through November 1997. The pricing, delivery and scheduling of shipments are determined pursuant to negotiations. In April 1997, WestPoint extended the agreement through November 2002 under substantially the same terms.

     Alamac has an agreement to provide engineering and technology consulting and knowledge transfer to Arvind Mills ("Arvind"), an Indian company entering the knit fabric industry. During the year ended December 31, 1995, Alamac has received approximately $1.7 million for services to Arvind in establishing a manufacturing facility with additional fees of approximately $900,000 due upon satisfactory commencement of commercial production at the facility. The facility is scheduled to begin production in early 1998. Also, Alamac has an agreement with Arvind to receive royalties based on Arvind's domestic and export sales for a period of six years from the start of commercial production.

     Certain office space in New York and certain machinery are subleased, through verbal arrangements with WestPoint, at terms which mirror the original lease terms. Certain of these leases have payment terms which result in payment amounts exceeding the amount of lease expense recognized during the period. The difference is reflected as a prepaid lease asset in the accompanying Consolidated Balance Sheets. Alamac also leases from third parties certain sales office space. The operating leases have various renewal options. Rental

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

expense for operating leases, either directly charged or included in corporate allocations, was as follows (in thousands of dollars):

YEAR ENDED DECEMBER 31,                                   WESTPOINT    OTHER     TOTAL
-----------------------                                   ---------    -----    -------
1994....................................................   $ 4,191     $ 81     $ 4,272
1995....................................................     7,134       80       7,214
1996....................................................     7,056       80       7,136

     The minimum aggregate rentals under operating leases are payable to the lessors as follows (in thousands of dollars):

YEAR ENDED DECEMBER 31,                                   WESTPOINT    OTHER     TOTAL
-----------------------                                   ---------    -----    -------
1997....................................................   $ 2,974     $ 80     $ 3,054
1998....................................................     3,086       18       3,104
1999....................................................     2,284        6       2,290
2000....................................................     2,043       --       2,043
2001 and thereafter.....................................     1,464       --       1,464
                                                           -------     ----     -------
                                                           $11,851     $104     $11,955
                                                           =======     ====     =======

11.  SUBSEQUENT EVENT -- SALE OF YARN MILL (UNAUDITED)

     In May 1997, WestPoint's Board of Directors approved the purchase of Alamac's Whitmire yarn mill and related assets for a cash payment of approximately $25.0 million. Whitmire had a net book value of assets to be sold of approximately $21.7 million at December 31, 1996. WestPoint's Board of Directors has obtained a fairness opinion relative to this proposed transaction. The excess of cash proceeds over the net book value of assets to be sold will be treated as a capital transaction by AIH. The sale is expected to close in June 1997.

     The Whitmire yarn mill produced approximately 26.2 million pounds of yarn, of which, approximately 2.3 million pounds were sold to an affiliate for approximately $3.1 million during the year ended December 31, 1996. In the opinion of WestPoint's management, these related party sales are priced at the fair market value at the date of sale.

12.  SUBSEQUENT EVENT


     On July 15, 1997, WestPoint entered into a definitive agreement pursuant to which WestPoint sold its subsidiaries AIH Inc., Alamac Knit Fabrics, Inc. and Alamac Enterprises Inc., other than cash, accounts receivable and a yarn mill located in Whitmire, S.C., to Dyersburg Corporation ("Dyersburg") for approximately $126 million. Certain current liabilities and long-term debt on the accompanying balance sheets were not assumed by Dyersburg. Such liabilities were retained by WestPoint or retired at the closing date of the acquisition by Dyersburg. Dyersburg entered into contractual commitments, subject to normal closing conditions, for the necessary financing to conclude this transaction. The transaction was consummated in August 1997.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $  9,554      $  2,135
  Inventories...............................................      30,123        32,785
  Other current assets......................................       2,876         3,317
                                                                --------      --------
          Total current assets..............................      42,553        38,237
Property, plant and equipment, net..........................     104,194       102,233
                                                                --------      --------
          Total Assets......................................    $146,747      $140,470
                                                                ========      ========

                             LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Accounts payable..........................................    $  5,673      $  6,853
  Accrued employee related liabilities......................       4,362         3,200
  Deferred income taxes.....................................       2,192         2,456
  Intercompany, net.........................................         626        (1,529)
  Other accrued liabilities.................................       3,228         2,898
                                                                --------      --------
          Total current liabilities.........................      16,081        13,878
Long-term related party debt................................      76,603        80,735
Deferred income taxes.......................................      19,393        20,551
Owner's equity..............................................      34,670        25,306
                                                                --------      --------
          Total liabilities and owner's equity..............    $146,747      $140,470
                                                                ========      ========

     See accompanying notes to condensed consolidated financial statements.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)

                                                              SIX MONTHS ENDED JUNE 30
                                                              ------------------------
                                                                1996           1997
                                                              ---------      ---------
Net sales...................................................   $114,004       $127,793
Cost of goods sold..........................................    101,439        111,321
                                                               --------       --------
          Gross earnings....................................     12,565         16,472
Selling, general and administrative expenses................      9,473          8,012
                                                               --------       --------
          Operating earnings................................      3,092          8,460
Securitization expense on sale of accounts receivable.......        492            520
Interest expense............................................      3,861          4,132
Other (income) expense, net.................................       (101)          (257)
                                                               --------       --------
Net income (loss) before income tax expense (benefit).......     (1,161)         4,065
Income tax expense (benefit)................................       (495)         1,427
                                                               --------       --------
          Net income (loss).................................   $   (666)      $  2,638
                                                               ========       ========

     See accompanying notes to condensed consolidated financial statements.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)

                                                                 SIX MONTHS
                                                                ENDED JUNE 30
                                                              -----------------
                                                               1996      1997
                                                              ------    -------
OPERATING ACTIVITIES:
  Net income (loss).........................................  $ (666)   $ 2,638
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and other amortization....................   4,100      4,268
     Deferred income taxes..................................    (495)     1,422
     Changes in operating assets and liabilities:
       Inventories..........................................     325     (2,662)
       Other current assets.................................    (455)      (441)
       Accounts payable and other liabilities...............    (436)       850
       Employee related liabilities.........................  (1,389)    (1,162)
       Other................................................       7         (7)
                                                              ------    -------
Net cash provided by operating activities...................     991      4,906
INVESTING ACTIVITIES:
  Capital expenditures......................................  (2,665)    (2,300)
                                                              ------    -------
Net cash used for investing activities......................  (2,665)    (2,300)
FINANCING ACTIVITIES:
  Intercompany, net.........................................  (1,397)    (2,155)
  Indebtedness:
     Related party borrowings (repayments)..................     (51)     4,132
     Credit facility borrowings.............................   1,000         --
  Dividends.................................................      --    (12,002)
                                                              ------    -------
Net cash used for financing activities......................    (448)   (10,025)
                                                              ------    -------
Decrease in cash and cash equivalents.......................  (2,122)    (7,419)
Cash and cash equivalents at beginning of period............   5,886      9,554
                                                              ------    -------
Cash and cash equivalents at end of period..................  $3,764    $ 2,135
                                                              ======    =======

     See accompanying notes to condensed consolidated financial statements.

                                    AIH INC.
                                A SUBSIDIARY OF
                             WESTPOINT STEVENS INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 JUNE 30, 1997

1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of AIH Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ending June 30, 1997, are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. For further information, refer to the annual financial statements and footnotes thereto of AIH Inc. included herein.

2. SUBSEQUENT EVENT-SALE OF AIH INC.


     On July 15, 1997, WestPoint entered into a definitive agreement pursuant to which WestPoint sold its subsidiaries AIH Inc., Alamac Knit Fabrics, Inc. and Alamac Enterprises Inc., other than cash, accounts receivable and a yarn mill located in Whitmire, S.C., to Dyersburg Corporation ("Dyersburg") for approximately $126 million. Certain current liabilities and long-term debt on the accompanying balance sheets were not assumed by Dyersburg. Such liabilities were retained by WestPoint or retired at the closing date of the acquisition by Dyersburg. Also, see Note 11. "Subsequent Event-Sale of Yarn Mill" in the annual financial statements and footnotes thereto of AIH Inc. included herein. Dyersburg entered into contractual commitments, subject to normal closing conditions, for the necessary financing to conclude this transaction. The transaction was consummated in August 1997.


     The accompanying condensed consolidated financial statements are derived from the historical books and records of AIH Inc. and do not give effect to any purchase accounting adjustments which Dyersburg may record as a result of its acquisition.

             ======================================================

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------
                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    1
Risk Factors.........................   10
The Acquisition......................   17
The Exchange Offer...................   18
Certain Federal Income Tax
  Consequences of the Exchange
  Offer..............................   26
Use of Proceeds......................   27
Capitalization.......................   28
Selected Financial Data..............   29
Unaudited Pro Forma Condensed
  Consolidated Financial
  Statements.........................   30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   38
Business.............................   43
Management...........................   53
Principal Shareholders...............   57
Description of New Credit Facility...   58
Description of the Exchange Notes....   60
Description of Certain Federal Income
  Tax Consequences of an Investment
  in the Exchange Notes..............   86
Plan of Distribution.................   88
Legal Matters........................   88
Experts..............................   88
Index to Consolidated Financial
  Statements.........................  F-1

             ======================================================
             ======================================================


                          [DYERSBURG CORPORATION LOGO]

                               OFFER TO EXCHANGE
                                  $125,000,000

                           9 3/4% SENIOR SUBORDINATED
                            NOTES DUE 2007, SERIES B

                                      FOR

                           9 3/4% SENIOR SUBORDINATED
                                 NOTES DUE 2007

                    ----------------------------------------

                                   PROSPECTUS

                    ----------------------------------------

                                OCTOBER 24, 1997


             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Chapter 58 of the Tennessee Business Corporation Act (the "TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) such person acted in good faith; (ii) in the case of conduct in such person's official capacity with the corporation, he reasonably believed such conduct was in the corporation's best interests; (iii) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and
(iv) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

     Article 10 of the Company's Certificate of Incorporation provides for indemnification of officers, directors and employees of the Company against liabilities, including liabilities under the Act, in connection with the defense of any action, suit or proceeding to which such persons are made a party by reason of being an officer, director or employee of the Company, except in relation to matters as to which such persons are adjudged liable for negligence or misconduct in the performance of their duties.

     The Company maintains directors' and officers' liability insurance which may cover liabilities under the Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
   3.1      --  Amended and Restated Charter as of May 11,
                1992 -- Incorporated by reference to Registration Statement on Form S-1 (Registration No. 33-46331).
   3.2      --  Amended and Restated By-Laws of the Company -- Incorporated
                by reference to Form 8-K dated April 17, 1997.
   4.1      --  Indenture dated August 27, 1997 among the Company, the
                Guarantors and State Street Bank & Trust
                Company -- Incorporated by reference to Form 8-K dated
                September 2, 1997.
   4.2      --  Form of Notes -- (Included in Exhibit 4.1).
   4.3      --  Form of Guaranty -- (Included in Exhibit 4.1).
   4.4      --  Registration Rights Agreement dated August 27, 1997 among the Company, the Guarantors, Bear, Stearns & Co. Inc. and
                Prudential Securities Incorporated -- Incorporated by
                reference to Form 8-K dated September 2, 1997.
     5      --  Opinion of Bass, Berry & Sims PLC.*
  10.1      --  Stock Purchase Agreement, dated as of January 19, 1994, including certain exhibits, relating to the acquisition of the outstanding capital stock of United Knitting Acquisition
                Corp. -- Incorporated by reference to Form 8-K dated
                February 2, 1994.
  10.2      --  Agreement, dated as of April 8, 1997, among Polysindo Hong
                Kong Limited, PT. Texmaco Jaya and the
                Company -- Incorporated by reference to Form 8-K dated April
                17, 1997.
  10.3      --  Stock Purchase Agreement, dated as of July 15, 1997, among the Company, Alamac Sub Holdings Inc., AIH Inc. and
                WestPoint Stevens Inc. -- Incorporated by reference to Form
                8-K dated July 18, 1997.
  10.4      --  Loan Agreement between The Industrial Revenue Board of the
                City of Trenton, Tennessee and Dyersburg Fabrics Inc. dated as of July 1, 1990 -- Incorporated by reference to Form 10-K for the fiscal year ended September 29, 1990.

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
  10.5      --  Tax Sharing Agreement dated July 24, 1990 between Dyersburg
                Fabrics Inc. and the Company -- Incorporated by reference to
                Form 10-K for the fiscal year ended September 29, 1990.
  10.6      --  First Amendment to Amended and Restated Letter of Credit
                Agreement dated November 30, 1992 by and among Dyersburg
                Fabrics Inc., the Company and Trust Company Bank --
                Incorporated by reference to Form 10-K for the fiscal year ended October 3, 1992.
  10.7      --  Second amendment to Amended and Restated Letter of Credit
                Agreement dated October 29, 1993 by and among Dyersburg
                Fabrics Inc., the Company and Trust Company Bank --
                Incorporated by reference to Form 10-K for the fiscal year ended October 2, 1993.
  10.8      --  Dyersburg Corporation 1992 Stock Incentive Plan, as
                amended -- Incorporated by reference to Proxy Statement
                dated December 14, 1995.
  10.9      --  Dyersburg Fabrics Inc. Deferred Compensation Plan, as
                amended -- Incorporated by reference to Proxy Statement
                dated December 14, 1995.
 10.10      --  Form of Purchase Agreement dated March 4, 1992 between the
                Company and each of the holders of the Junior Term
                Notes -- Incorporated by reference to the Registration
                Statement on Form S-1 (Registration No. 33-46331).
 10.11      --  Form of Registration Rights Agreement dated as of April 30,
                1992 between the Company and each shareholder of the
                Company -- Incorporated by reference to the Registration
                Statement on Form S-1 (Registration No. 33-46331).
 10.12      --  Dyersburg Corporation Non-qualified Stock Option Plan for
                Employees of Acquired Companies, as amended, -- Incorporated by reference to Proxy Statement dated December 14, 1995.
 10.13      --  Second Amended and Restated Letter of Credit Agreement dated as of July 1, 1990, among Dyersburg Fabrics Limited
                Partnership, I, Dyersburg Fabrics Inc., the Company, DFIC,
                Inc., and SunTrust Bank, Atlanta, relating to $7,900,000 The
                Industrial Development Board of the City of Trenton,
                Tennessee Industrial Development Revenue Bonds (Dyersburg
                Fabrics Inc. Project) Series 1990 -- Incorporated by
                reference to Form 10-Q for the quarter ended March 30, 1996.
 10.14      --  Purchase Agreement dated August 20, 1997 among the Company,
                Dyersburg Fabrics Inc., Dyersburg Fabrics Limited
                Partnership, I, DFIC, Inc., IQUE, Inc., IQUEIC, Inc., IQUE
                Limited Partnership, I, United Knitting Inc., UKIC, Inc.,
                United Knitting Limited Partnership, I, Bear, Stearns & Co.
                Inc. and Prudential Securities Incorporated -- Incorporated
                by reference to Form 8-K dated September 2, 1997.
 10.15      --  Credit Agreement dated as of August 27, 1997 among the
                Company, Dyersburg Fabrics Limited Partnership, I, United
                Knitting Limited Partnership, I, IQUE Limited Partnership,
                I, Alamac Knit Fabrics, Inc., the Lenders listed therein,
                SunTrust Bank Atlanta, as Agent, and SunTrust Bank Altanta,
                as Collateral Agent -- Incorporated by reference to Form 8-K dated September 2, 1997.
    11      --  Statement regarding Computation of Earnings Per Share.*
    12      --  Statement regarding Computation of Ratios.*
    21      --  Subsidiaries of the Registrant.*
  23.1      --  Consent of Independent Auditors -- Dyersburg Corporation.
  23.2      --  Consent of Independent Auditors -- AIH Inc.
  23.3      --  Consent of Bass, Berry & Sims PLC (contained in their
                opinion filed as Exhibit 5).*
    24      --  Powers of Attorney (included on signature pages).*

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
    25      --  Form T-1 Statement of Eligibility under the Trust Indenture
                Act of 1939 of State Street Bank and Trust Company.*
  99.1      --  Form of Letter of Transmittal.*
  99.2      --  Form of Notice of Guaranteed Delivery.*
  99.3      --  Guidelines for Certification of Taxpayer Identification
                Number on Substitute Form W-9.*


     (b) Financial Statement Schedules

        II -- Valuation and Qualifying Accounts -- Incorporated by reference to
              Form 10-K for year ended September 28, 1996.
---------------

* Previously Filed


ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (d) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrants have duly caused this Amendment Number 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Dyersburg, State of Tennessee, on October 24, 1997.


                                          DYERSBURG CORPORATION

                                          By:/s/ WILLIAM S. SHROPSHIRE, JR.
                                            ------------------------------------
                                                 William S. Shropshire, Jr.
                                              Executive Vice President, Chief
                                                    Financial Officer,
                                                  Secretary and Treasurer

                                          DYERSBURG FABRICS INC.

                                          By:/s/ WILLIAM S. SHROPSHIRE, JR.
                                            ------------------------------------
                                                 William S. Shropshire, Jr.
                                              Executive Vice President, Chief
                                                     Financial Officer,
                                                  Secretary and Treasurer

                                          DYERSBURG FABRICS LIMITED
                                            PARTNERSHIP, I
                                          By: Dyersburg Fabrics Inc., its
                                          General Partner

                                          By:/s/ WILLIAM S. SHROPSHIRE, JR.
                                            ------------------------------------
                                                 William S. Shropshire, Jr.
                                              Executive Vice President, Chief
                                                    Financial Officer
                                                 Secretary and Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment Number 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                         SIGNATURE                                    TITLE                  DATE
                         ---------                                    -----                  ----

                             *                               Chairman and Chief        October 24, 1997
-----------------------------------------------------------  Executive Officer
                     T. Eugene McBride

                             *                               President and Chief       October 24, 1997
-----------------------------------------------------------  Operating Officer and
                     Jerome M. Wiggins                       Director

              /s/ WILLIAM S. SHROPSHIRE, JR.                 Executive Vice            October 24, 1997
-----------------------------------------------------------  President, Chief
                William S. Shropshire, Jr.                   Financial Officer,
                                                             Secretary and Treasurer

                             *                               Director                  October 24, 1997
-----------------------------------------------------------
                      Julius Lasnick

                             *                               Director                  October 24, 1997
-----------------------------------------------------------
                     L.R. Jalenak, Jr.

                         SIGNATURE                                    TITLE                  DATE
                         ---------                                    -----                  ----
                                                             Director                  October 24, 1997
                             *
-----------------------------------------------------------
                     Patricia Hilsberg

                             *                               Director                  October 24, 1997
-----------------------------------------------------------
                        Marvin Crow

                                                             Director                  , 1997
-----------------------------------------------------------
                        P. Manohar

                                                             Director                  , 1997
-----------------------------------------------------------
                       Ravi Shankar

                                                             Director                  , 1997
-----------------------------------------------------------
                       Mickey Ganot

            *By: /s/ WILLIAM S. SHROPSHIRE, JR.
-----------------------------------------------------------
                William S. Shropshire, Jr.
                     Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrants have duly caused this Amendment Number 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Dyersburg, State of Tennessee, on October 24, 1997.


                                          DFIC, INC.

                                          By:      /s/ PAUL L. HALLOCK
                                            ------------------------------------
                                                      Paul L. Hallock
                                               Vice President, Treasurer and
                                                          Assistant
                                                         Secretary

                                          UKIC, INC.

                                          By:      /s/ PAUL L. HALLOCK
                                            ------------------------------------
                                                      Paul L. Hallock
                                               Vice President, Treasurer and
                                                    Assistant Secretary

                                          IQUEIC, INC.

                                          By:      /s/ PAUL L. HALLOCK
                                            ------------------------------------
                                                      Paul L. Hallock
                                               Vice President, Treasurer and
                                                    Assistant Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment Number 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                         SIGNATURE                                    TITLE                  DATE
                         ---------                                    -----                  ----

                             *                               President and Director    October 24, 1997
-----------------------------------------------------------
                      Jerry W. Patton

                             *                               Vice President,           October 24, 1997
-----------------------------------------------------------  Treasurer and Assistant
                      Paul L. Hallock                        Secretary and Director

                             *                               Secretary, Assistant      October 24, 1997
-----------------------------------------------------------  Treasurer and Director
                     Barbara A. Steen

            *By: /s/ WILLIAM S. SHROPSHIRE, JR.
-----------------------------------------------------------
                William S. Shropshire, Jr.
                     Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrants have duly caused this Amendment Number 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Dyersburg, State of Tennessee, on October 24, 1997.


                                          UNITED KNITTING INC.

                                          By:/s/ WILLIAM S. SHROPSHIRE, JR.
                                            ------------------------------------
                                                 William S. Shropshire, Jr.
                                               Vice President, Secretary and
                                                         Treasurer

                                          UNITED KNITTING LIMITED
                                            PARTNERSHIP, I
                                          By: United Knitting Inc., its General
                                          Partner

                                          By:/s/ WILLIAM S. SHROPSHIRE, JR.
                                            ------------------------------------
                                                 William S. Shropshire, Jr.
                                               Vice President, Secretary and
                                                         Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment Number 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                         SIGNATURE                                    TITLE                  DATE
                         ---------                                    -----                  ----

                             *                               President                 October 24, 1997
-----------------------------------------------------------
                      Jerry W. Miller

              /s/ WILLIAM S. SHROPSHIRE, JR.                 Vice President,           October 24, 1997
-----------------------------------------------------------  Secretary and Treasurer
                William S. Shropshire, Jr.

                             *                               Vice President and        October 24, 1997
-----------------------------------------------------------  Director
                     T. Eugene McBride

                             *                               Director                  October 24, 1997
-----------------------------------------------------------
                      Julius Lasnick

                             *                               Director                  October 24, 1997
-----------------------------------------------------------
                     Jerome M. Wiggins

                             *                               Director                  October 24, 1997
-----------------------------------------------------------
                    L. R. Jalenak, Jr.

                             *                               Director                  October 24, 1997
-----------------------------------------------------------
                     Patricia Hilsberg

                             *                               Director                  October 24, 1997
-----------------------------------------------------------
                        Marvin Crow

                                                             Director                  , 1997
-----------------------------------------------------------
                        P. Manohar

                         SIGNATURE                                    TITLE                  DATE
                         ---------                                    -----                  ----
                                                             Director                  , 1997
-----------------------------------------------------------
                       Ravi Shankar

                                                             Director                  , 1997
-----------------------------------------------------------
                       Mickey Ganot

            *By: /s/ WILLIAM S. SHROPSHIRE, JR.
-----------------------------------------------------------
                William S. Shropshire, Jr.
                     Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrants have duly caused this Amendment Number 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Dyersburg, State of Tennessee, on October 24, 1997.


                                          IQUE, INC.

                                          By:/s/ WILLIAM S. SHROPSHIRE, JR.
                                            ------------------------------------
                                                 William S. Shropshire, Jr.
                                              Executive Vice President, Chief
                                                          Financial
                                              Officer, Secretary and Treasurer

                                          IQUE LIMITED PARTNERSHIP, I
                                          By: IQUE, Inc., its General Partner

                                          By:/s/ WILLIAM S. SHROPSHIRE, JR.
                                            ------------------------------------
                                                 William S. Shropshire, Jr.
                                              Executive Vice President, Chief
                                                          Financial
                                              Officer, Secretary and Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment Number 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                         SIGNATURE                                   TITLE                  DATE
                         ---------                                   -----                  ----

                             *                               Vice President          October 24, 1997
-----------------------------------------------------------  (Principal Executive
                     T. Eugene McBride                       Officer) and Director

              /s/ WILLIAM S. SHROPSHIRE, JR.                 Executive Vice          October 24, 1997
-----------------------------------------------------------  President, Chief
                William S. Shropshire, Jr.                   Financial Officer,
                                                             Secretary and
                                                             Treasurer

                             *                               Director                October 24, 1997
-----------------------------------------------------------
                      Julius Lasnick

                             *                               Director                October 24, 1997
-----------------------------------------------------------
                     Jerome M. Wiggins

                             *                               Director                October 24, 1997
-----------------------------------------------------------
                    L. R. Jalenak, Jr.

                             *                               Director                October 24, 1997
-----------------------------------------------------------
                     Patricia Hilsberg

                             *                               Director                October 24, 1997
-----------------------------------------------------------
                        Marvin Crow

                                                             Director                , 1997
-----------------------------------------------------------
                        P. Manohar

                         SIGNATURE                                   TITLE                  DATE
                         ---------                                   -----                  ----
                                                             Director                , 1997
-----------------------------------------------------------
                       Ravi Shankar

                                                             Director                , 1997
-----------------------------------------------------------
                       Mickey Ganot

            *By: /s/ WILLIAM S. SHROPSHIRE, JR.
-----------------------------------------------------------
                William S. Shropshire, Jr.
                     Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrants have duly caused this Amendment Number 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Dyersburg, State of Tennessee, on October 24, 1997.


                                          AIH INC.

                                          By:/s/ WILLIAM S. SHROPSHIRE, JR.
                                            ------------------------------------
                                                 William S. Shropshire, Jr.
                                                Vice President and Secretary

                                          ALAMAC KNIT FABRICS INC.

                                          By:/s/ WILLIAM S. SHROPSHIRE, JR.
                                            ------------------------------------
                                                 William S. Shropshire, Jr.
                                                Vice President and Secretary

                                          ALAMAC ENTERPRISES INC.

                                          By:/s/ WILLIAM S. SHROPSHIRE, JR.
                                            ------------------------------------
                                                 William S. Shropshire, Jr.
                                                Vice President and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment Number 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                         SIGNATURE                                   TITLE                  DATE
                         ---------                                   -----                  ----

                             *                               President               October 24, 1997
-----------------------------------------------------------
                     T. Eugene McBride

              /s/ WILLIAM S. SHROPSHIRE, JR.                 Vice President,         October 24, 1997
-----------------------------------------------------------  Secretary (Principal
                William S. Shropshire, Jr.                   Financial Officer) and
                                                             Director

            *By: /s/ WILLIAM S. SHROPSHIRE, JR.
-----------------------------------------------------------
                William S. Shropshire, Jr.
                     Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                            SEQUENTIALLY
EXHIBIT                                                                       NUMBERED
NUMBER                                DESCRIPTION                               PAGE
-------                               -----------                           ------------
3.1      --   Amended and Restated Charter as of May 11,
              1992 -- Incorporated by reference to Registration Statement on Form S-1 (Registration No. 33-46331).
3.2      --   Amended and Restated By-Laws of the Company -- Incorporated
              by reference to Form 8-K dated April 17, 1997.
4.1      --   Indenture dated August 27, 1997 among the Company, the
              Guarantors and State Street Bank & Trust
              Company -- Incorporated by reference to Form 8-K dated
              September 2, 1997.
4.2      --   Form of Notes -- (Included in Exhibit 4.1).
4.3      --   Form of Guaranty -- (Included in Exhibit 4.1).
4.4      --   Registration Rights Agreement dated August 27, 1997 among
              the Company, the Guarantors, Bear, Stearns & Co. Inc. and
              Prudential Securities Incorporated -- Incorporated by
              reference to Form 8-K dated September 2, 1997.
5        --   Opinion of Bass, Berry & Sims PLC.*
10.1     --   Stock Purchase Agreement, dated as of January 19, 1994,
              including certain exhibits, relating to the acquisition of the outstanding capital stock of United Knitting Acquisition
              Corp. -- Incorporated by reference to Form 8-K dated
              February 2, 1994.
10.2     --   Agreement, dated as of April 8, 1997, among Polysindo Hong
              Kong Limited, PT. Texmaco Jaya and the
              Company -- Incorporated by reference to Form 8-K dated April
              17, 1997.
10.3     --   Stock Purchase Agreement, dated as of July 15, 1997, among the Company, Alamac Sub Holdings Inc., AIH Inc. and
              WestPoint Stevens Inc. -- Incorporated by reference to Form
              8-K dated July 18, 1997.
10.4     --   Loan Agreement between The Industrial Revenue Board of the
              City of Trenton, Tennessee and Dyersburg Fabrics Inc. dated as of July 1, 1990 -- Incorporated by reference to Form 10-K for the fiscal year ended September 29, 1990.
10.5     --   Tax Sharing Agreement dated July 24, 1990 between Dyersburg
              Fabrics Inc. and the Company -- Incorporated by reference to
              Form 10-K for the fiscal year ended September 29, 1990.
10.6     --   First Amendment to Amended and Restated Letter of Credit
              Agreement dated November 30, 1992 by and among Dyersburg
              Fabrics Inc., the Company and Trust Company
              Bank -- Incorporated by reference to Form 10-K for the
              fiscal year ended October 3, 1992.
10.7     --   Second amendment to Amended and Restated Letter of Credit
              Agreement dated October 29, 1993 by and among Dyersburg
              Fabrics Inc., the Company and Trust Company
              Bank -- Incorporated by reference to Form 10-K for the
              fiscal year ended October 2, 1993.
10.8     --   Dyersburg Corporation 1992 Stock Incentive Plan, as
              amended -- Incorporated by reference to Proxy Statement
              dated December 14, 1995.
10.9     --   Dyersburg Fabrics Inc. Deferred Compensation Plan, as
              amended -- Incorporated by reference to Proxy Statement
              dated December 14, 1995.
10.10    --   Form of Purchase Agreement dated March 4, 1992 between the
              Company and each of the holders of the Junior Term
              Notes -- Incorporated by reference to the Registration
              Statement on Form S-1 (Registration No. 33-46331).

                                                                            SEQUENTIALLY
EXHIBIT                                                                       NUMBERED
NUMBER                                DESCRIPTION                               PAGE
-------                               -----------                           ------------
10.11    --   Form of Registration Rights Agreement dated as of April 30,
              1992 between the Company and each shareholder of the
              Company -- Incorporated by reference to the Registration
              Statement on Form S-1 (Registration No. 33-46331).
10.12    --   Dyersburg Corporation Non-qualified Stock Option Plan for
              Employees of Acquired Companies, as amended, -- Incorporated by reference to Proxy Statement dated December 14, 1995.
10.13    --   Second Amended and Restated Letter of Credit Agreement dated as of July 1, 1990, among Dyersburg Fabrics Limited
              Partnership, I, Dyersburg Fabrics Inc., the Company, DFIC,
              Inc., and SunTrust Bank, Atlanta, relating to $7,900,000 The
              Industrial Development Board of the City of Trenton,
              Tennessee Industrial Development Revenue Bonds (Dyersburg
              Fabrics Inc. Project) Series 1990 -- Incorporated by
              reference to Form 10-Q for the quarter ended March 30, 1996.
10.14    --   Purchase Agreement dated August 20, 1997 among the Company,
              Dyersburg Fabrics Inc., Dyersburg Fabrics Limited
              Partnership, I, DFIC, Inc., IQUE, Inc., IQUEIC, Inc., IQUE
              Limited Partnership, I, United Knitting Inc., UKIC, Inc.,
              United Knitting Limited Partnership, I, Bear, Stearns & Co.
              Inc. and Prudential Securities Incorporated -- Incorporated
              by reference to Form 8-K dated September 2, 1997.
10.15    --   Credit Agreement dated as of August 27, 1997 among the
              Company, Dyersburg Fabrics Limited Partnership, I, United
              Knitting Limited Partnership, I, IQUE Limited Partnership,
              I, Alamac Knit Fabrics, Inc., the Lenders listed therein,
              SunTrust Bank Atlanta, as Agent, and SunTrust Bank Altanta,
              as Collateral Agent -- Incorporated by reference to Form 8-K dated September 2, 1997.
11       --   Statement regarding Computation of Earnings Per Share.*
12       --   Statement regarding Computation of Ratios.*
21       --   Subsidiaries of the Registrant.*
23.1     --   Consent of Independent Auditors -- Dyersburg Corporation.
23.2     --   Consent of Independent Auditors -- AIH Inc.
23.3     --   Consent of Bass, Berry & Sims PLC (contained in their
              opinion filed as Exhibit 5).*
24       --   Powers of Attorney (included on signature pages).*
25       --   Form T-1 Statement of Eligibility under the Trust Indenture
              Act of 1939 of State Street Bank and Trust Company.*
99.1     --   Form of Letter of Transmittal.*
99.2     --   Form of Notice of Guaranteed Delivery.*
99.3     --   Guidelines for Certification of Taxpayer Identification
              Number on Substitute Form W-9.*


     (b) Financial Statement Schedules

        II -- Valuation and Qualifying Accounts -- Incorporated by reference to
              Form 10-K for year ended September 28, 1996.
---------------

* Previously Filed